Exhibit 4.7

Dated                       2011

THE MINISTER FOR FINANCE

and

THE NATIONAL PENSIONS RESERVE FUND COMMISSION

and

THE NATIONAL TREASURY MANAGEMENT AGENCY

and

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

and

THE SPONSORS

and

THE JOINT BOOKRUNNERS

TRANSACTION AND UNDERWRITING AGREEMENT

Contents		Page

1	INTERPRETATION	6
2	PAYMENT OF EMPLOYMENT BONUSES	22
3	CONDITIONS	23
4	CONDUCT BETWEEN EXECUTION AND ADMISSION	26
5	COURT AND STOCKHOLDER AUTHORISATIONS	27
6	APPLICATION FOR ADMISSION	29
7	APPOINTMENT OF THE MANAGERS	29
8	RELEASE AND DELIVERY OF DOCUMENTS	31
9	COMMISSION PLACING SUBSCRIPTION	33
10	ALLOTMENT OF THE RIGHTS ISSUE STOCK	34
11	PLACING OF FRACTIONAL ENTITLEMENTS	35
12	RUMP PLACING	36
13	THE COMMISSION RIGHTS ISSUE SUBSCRIPTION	39
14	BOI TRANSACTION UNDERTAKINGS	40
15	FEES, COMMISSIONS, COSTS AND EXPENSES	40
16	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	43
17	INDEMNITIES	45
18	TAX	51
19	CONTRIBUTION	53
20	EXCLUSIONS OF LIABILITY	54
21	THE TRANSACTION	55
22	BOI COVENANTS TO STATE ENTITIES	57
23	REQUIREMENT TO PUBLISH SUPPLEMENTARY PROSPECTUS OR OFFER DOCUMENT	58
24	TERMINATION	59
25	RECEIVING AGENT	61
26	ACKNOWLEDGEMENT OF NO DUTY	62
27	GENERAL	63
28	ASSIGNMENT, NOVATION	65
29	SUB-UNDERWRITING	65
30	STATE SELLING RESTRICTIONS	65
31	NOTICES	66
32	GOVERNING LAW AND SUBMISSION TO JURISDICTION	68

SCHEDULE 1
SPONSORS AND JOINT BOOKRUNNERS		70

SCHEDULE 2
DEBT FOR EQUITY OFFERS		72

SCHEDULE 3
RIGHTS ISSUE MEMORANDUM		74

SCHEDULE 4
COMMISSION WARRANTIES		75

SCHEDULE 5
AGREED FORM DOCUMENTS		96

SCHEDULE 6
DOCUMENTS TO BE DELIVERED		100

SCHEDULE 7
RIGHTS ISSUE STOCK TAKEN UP	116

SCHEDULE 8
BOI TRANSACTION UNDERTAKINGS	119

SCHEDULE 9
FORM OF CERTIFICATE FROM BOI	124

SCHEDULE 10
COVENANTS BY BANK TO STATE ENTITIES	126

SCHEDULE 11
SELLING RESTRICTIONS	130

SCHEDULE 12
MANAGER WARRANTIES	134

SCHEDULE 13
PLACING AND ALLOCATION COMMITMENTS	153

ANNEX
DRAFT CONTINGENT CAPITAL TERMSHEET	162

THIS AGREEMENT is made on        2011 among:

1.             THE MINISTER FOR FINANCE OF IRELAND of Upper Merrion Street, Dublin 2, Ireland (the “Minister”);

2.             THE NATIONAL PENSIONS RESERVE FUND COMMISSION, acting in its capacity as controller and manager of the National Pensions Reserve Fund of Treasury Building, Grand Canal Street, Dublin 2, Ireland (the “Commission”);

3.             THE NATIONAL TREASURY MANAGEMENT AGENCY of Treasury Building, Grand Canal Street, Dublin 2, Ireland (the “NTMA”);

4.             THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, a chartered corporation registered in Ireland with registered no. C-1, whose registered office is at 40 Mespil Road, Dublin 4, Ireland (“BoI”);

5.             THE PERSONS whose names are set out in Part A of Schedule 1 (the “Sponsors”); and

6.             THE PERSONS whose names are set out in Part B of Schedule 1 (the “Joint Bookrunners”).

WHEREAS:

(A)          On 8 June 2011, BoI offered Debt for Equity Holders the right to exchange their Debt for Equity Securities for cash or, subject to stockholder approval, units of new Ordinary Stock on the terms of the Debt for Equity Offer Document (the “Debt for Equity Offers”).

(B)           Subject, amongst other things, to the passing of the Resolutions and the satisfaction of the Conditions, BoI proposes to carry out the Debt for Equity Offers, the Commission Placing, the Rights Issue, the Renominalisation and the Contingent Capital Notes Issue as described in the Offer Documents, in order to meet its current and expected long term capital requirements (the “Proposals”).

(C)           BoI is also continuing to explore other Capital Raising Initiatives in addition to, and in conjunction with, the Proposals.

(D)          Under the Commission Placing, if the Commission so elects, the Commission Placing Stock will be issued to the Commission. Under the Rights Issue, Rights Issue Stock will be offered to Qualifying Stockholders, where eligible to participate, at the Rights Issue Price.

(E)           The aggregate number of units of Rights Issue Stock to be issued and the basis on which units of Rights Issue Stock are to be issued according to the number of units of Ordinary Stock held by Qualifying Stockholders will be set out in the Rights Issue Memorandum, to be entered into on the Rights Issue Memorandum Date and published in the Rights Issue Statement on the Rights Issue Statement Announcement Date in accordance with the terms of this Agreement.

(F)           The size of the Rights Issue will be a maximum of €4,200,000,000 (four billion, two hundred million euro) plus expenses (estimated to be €150,000,000 (one hundred and fifty million euro)), reduced to reflect any capital gain upon completion of the Debt for Equity Offers and the exercise of Call Options, the Commission Placing (if this occurs) and in accordance with any other capital generated, or to be generated, from Capital Raising Initiatives provided that, with regard to any Ministerial Capital Raising Initiatives, any capital expected to be generated after the Rights Issue Memorandum Date will be excluded unless the Minister and BoI have obtained confirmation in writing from the Central Bank by the Rights Issue Memorandum Date that such expected capital may be taken into account by BoI for the purpose of complying with the Central Bank’s requirement to generate Core Tier 1 Capital by 31 July 2011.

(G)           Subject, amongst other things, to the passing of the Resolutions and the satisfaction of the Conditions, BoI proposes: (i) to renominalise its Ordinary Stock by subdividing each existing unit of Ordinary Stock in issue at the close of business on the EGC Date into one unit of ordinary stock of €0.05 (five cent) each and five units of deferred stock of €0.01 (one cent) each in the capital of BoI, (ii) to make the Commission Placing (if the Commission so elects), (iii) to offer the Rights Issue Stock by way of rights to each eligible Qualifying Stockholder on the terms and conditions to be set out in the Prospectus and, in respect of Qualifying Non-CREST Stockholders, to be set out in the Provisional Allotment Letters, (iv) to issue and allot the New Ordinary Stock and (v) to issue the Contingent Capital Notes.

(H)          Upon the Resolutions becoming effective, BoI will have sufficient authorised but unissued stock capital and the Directors will have the authority and will be empowered under the Companies Acts and the Bye-Laws to allot the New Ordinary Stock.

(I)            BoI is seeking approval from the Central Bank for the Prospectus and from the ISE and the UKLA for the Circular and is applying to the ISE and to the UKLA for the admission of the Debt for Equity Stock, the Commission Placing Stock (if any) and the Rights Issue Stock to the Official Lists and to the ISE and the LSE for the admission of the Debt for Equity Stock, the Commission Placing Stock (if any) and the Rights Issue Stock to trading on the main markets for listed securities of the ISE and the LSE. Furthermore, BoI has requested that the Central Bank provide the UKLA, the competent authority for the purpose of the relevant implementing measures of the Prospectus Directive in the United Kingdom, with a certificate of approval attesting that the Prospectus has been drawn up in accordance with Irish Prospectus Law, together with a copy of the Prospectus.

(J)            The Minister is party to this Agreement so that the Minister may have the benefit of, and entitlement to enforce, the rights, covenants and undertakings given to the Minister, the Department or the Commission set out in this Agreement, and the other parties to this Agreement hereby agree that the Minister will be so entitled.

(K)          Pursuant to Section 19A of the National Pensions Reserve Fund Act 2000, and on the terms and subject to the conditions set out in this Agreement, the Minister has directed the Commission, subject to the provisions of this Agreement, to underwrite the Rights Issue at the Rights Issue Price.

(L)           The NTMA is a party to this Agreement for the purpose of performing the functions delegated by the Minister in the National Treasury Management Agency Act 1990 (Delegation of Banking System Functions) Order 2010, and any other delegations of functions or directions by the Minister to the NTMA from time to time (together the “Delegated Functions”). References to the NTMA in this Agreement should be construed accordingly.

(M)         For the avoidance of doubt the NTMA, as the manager of the NPRF, also acts as the agent of the Commission in the performance of the functions of the Commission under the NPRF Act.

(N)          Davy has agreed to act as sponsor in relation to the admission of the Debt for Equity Stock, the Commission Placing Stock (if any) and the Rights Issue Stock to the Official List of the ISE on the terms and subject to the conditions referred to in this Agreement. UBS and Davy have agreed to act as sponsors in relation to the admission of the Debt for Equity Stock, the Commission Placing Stock (if any) and the Rights Issue Stock to the Official List of the UKLA on the terms and subject to the conditions referred to in this Agreement.

(O)          The Joint Bookrunners have agreed to act as placing agents in connection with the Rights Issue.

(P)           Each of the Rights Issue and the Rump Placing is to be made (i) outside the United States to persons who are not US persons (“US Persons”), as defined in Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”) and in accordance with the provisions of Rule 903 or Rule 904 within the meaning of and pursuant to Regulation S and (ii) within the United States or to US Persons outside the United States only to persons reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act (“Rule 144A”), in each case pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(Q)          The Directors intend either to take up in full their rights under the Rights Issue or to subscribe for not less than the number of units of Rights Issue Stock as can be funded by the sale of certain of their Nil Paid Rights.

NOW THEREFORE IT IS AGREED as follows:

1.             INTERPRETATION

1.1           Definitions

“1992 Preference Stock” has the meaning given to that term in the Circular;

“2005 Act” means the Investment Funds, Companies and Miscellaneous Provisions Act 2005;

“2009 Preference Stock” means the 3,500,000,000 units of Perpetual Non-Cumulative Redeemable Preference Stock of EUR0.01 each issued, credited as fully paid, on 31 March 2009 by BoI to the Commission for a subscription price of EUR1.00 each, 1,837,041,304 units of which remain in issue;

“2009 Subscription Agreement” means the agreement among the Minister, the Commission and BoI concerning the Commission’s subscription for the 2009 Preference Stock;

“2010 Transaction Agreement” means the transaction agreement among the Minister, the Commission and BoI dated 26 April 2010;

“Acceptance Account” means the account in the name of the Receiving Agent to be opened by the Receiving Agent in relation to the subject matter of the Offer Documents;

“Acceptance Date” means 26 July 2011 the last date for acceptance and payment under the terms of the Rights Issue as set out in Part III of the Prospectus, or such later date as BoI and the Joint Bookrunners may agree with the NTMA in writing;

“Accounts” means the audited consolidated accounts of the Group for the year ended 31 December 2010, for the nine month period ended 31 December 2009 and the two years ended 31 March 2009 and 31 March 2008 (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated statement of financial position (balance sheet), the statement of financial position of BoI, the consolidated statement of cash flows, the consolidated statement of comprehensive income, and the consolidated statement of changes in equity, the statement of changes in equity for BoI, the accounting policies and the notes to the accounts) (whether set out, or incorporated by reference, therein);

“Accounts Date” means 31 December 2010;

“Admission” means the admission of the units of Rights Issue Stock in nil paid form to the Official Lists becoming effective in accordance with the Listing Rules and the admission of such stock to trading on the ISE’s and LSE’s markets for listed securities becoming effective in accordance with the Irish Listing Rules and Admission to Trading Rules and the Admission and Disclosure Standards respectively;

“Admission and Disclosure Standards” means the requirements contained in the “Admission and Disclosure Standards” published by the LSE containing, amongst other things, the admission requirements to be observed by companies seeking admission to trading on the LSE’s main market for listed securities;

“Admission to Trading Rules” means the requirements contained in the “Admission to Trading Rules” published by the ISE containing, amongst other things, the admission requirements to be observed by companies seeking admission to trading on the ISE’s main securities market;

“Affiliate” has the meaning set out in Rule 501(b) of Regulation D or Rule 405 under the Securities Act, as applicable;

“Agreement” means this Agreement and the schedules;

“Allotment Instruments” means the allotment instruments of BoI to be offered in connection with the Debt for Equity Offers;

“Announcements” means the Press Announcement and the Rights Issue Statement Announcement and all other announcements made by or on behalf of BoI or any Group Member to the public or the press in connection with the Transaction on or after the date of this Agreement;

“Annual Report” means the annual report and accounts of BoI for the year ended 31 December 2010;

“Arrangements” has the meaning given to it in Clause 21.3(a);

“Auditors” means PricewaterhouseCoopers of One Spencer Dock, North Wall Quay, Dublin 1;

“BoI Capital Raising Initiatives” means any capital generating initiatives in relation to BoI (other than the Ministerial Capital Raising Initiatives), as are agreed by BoI with the Minister and the NTMA, to be completed by the Rights Issue Memorandum Date;

“BoI’s Solicitors” means Arthur Cox (acting for BoI), Allen & Overy LLP and Sullivan & Cromwell LLP;

“Bondholder Meetings” means the meetings of Debt for Equity Holders to be convened by the Group pursuant to the Debt for Equity Offers at which amendments to each class of Debt for Equity Securities will be proposed that, if approved, would grant to the Group a call option to acquire all outstanding Debt for Equity Securities of the relevant class(es) for cash;

“Bookbuilding Process” means the process to be carried out by the Joint Bookrunners under this Agreement for determining the price and volume of Nil Paid Rights and Fully Paid Rights to be placed under Clauses 11 and 12 respectively;

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the City of Dublin and London;

“Bye-Laws” means the bye-laws of BoI, as amended from time to time;

“CA 1990” means the Companies Act 1990;

“Call Options” means the rights, if any, acquired by the Group pursuant to the Bondholder Meetings to acquire any outstanding Debt for Equity Securities for cash at €0.01 (one cent) for €1,000 (one thousand euro) (or equivalent in other currencies);

“Capital Raising Initiatives” means the BoI Capital Raising Initiatives and the Ministerial Capital Raising Initiatives;

“Central Bank” means the Central Bank of Ireland;

“Circular” means the circular, including the EGC Notice, in the agreed form addressed and to be sent to Stockholders no later than 17 June 2011 convening the EGC;

“CISA” means the Credit Institutions (Stabilisation) Act 2010;

“CJA” means the United Kingdom Criminal Justice Act 1993;

“Claims” means any and all claims, actions, liabilities, demands, proceedings, investigations, judgments or awards whatsoever (and in each case whether or not successful, compromised or settled and whether joint or several) brought, made, threatened, alleged, asserted, established or instituted against or otherwise involving any person and “Claim” will be construed accordingly;

“Commission Placing” has the meaning given to it in Clause 9.1;

“Commission Placing Admission” means the admission of the Commission Placing Stock to listing on the Official Lists becoming effective in accordance with the Listing Rules and the admission of such stock to trading on the ISE’s and the LSE’s main market for listed securities becoming effective in accordance with the Listing Rules of the ISE and Admission to Trading Rules and the Admission and Disclosure Standards respectively;

“Commission Placing Completion Time” has the meaning given to it in Clause 9.5;

“Commission Placing Stock” has the meaning given to it in Clause 9.2;

“Commission Placing Stock Issue Price” means €0.10 (ten cent) per unit of Commission Placing Stock;

“Commission Warranties” means the representations, warranties and undertakings contained in Schedule 4, each a “Commission Warranty”;

“Companies Acts” means the Companies Acts, 1963 to 2009 (as amended) of Ireland and insofar as they apply to BoI having regard to the Ninth Schedule to the Companies Act 1963;

“Conditions” means the conditions listed in Clause 3.1;

“Consent Party” has the meaning given in Clause 21.4;

“Contingent Capital Agency Agreement” means the agency agreement to be entered into in the form specified by the Minister and pursuant to which the Contingent Capital Notes will be constituted;

“Contingent Capital Notes” means the €1,000,000,000 (one billion euro) contingent capital notes of BoI to be issued by BoI, or a subsidiary of BoI, pursuant to the Contingent Capital Agency Agreement;

“Contingent Capital Notes Issue” means the issue of Contingent Capital Notes to the Minister pursuant to the Contingent Capital Notes Purchase Agreement and the Contingent Capital Agency Agreement;

“Contingent Capital Notes Purchase Agreement” means the note purchase agreement to be entered into by BoI and the Minister, and any other State Entity the Minister considers appropriate, prior to the date of Admission;

“Conversion Stock” means the units of Ordinary Stock in the capital of BoI into which the Contingent Capital Notes will convert in certain circumstances, as provided for in the terms and conditions of the Contingent Capital Notes;

“Core Tier 1 Capital” means any obligations or instruments or shares or stock or other securities which, under the regulatory capital framework or requirements then applicable to BoI, are treated, or will upon issue be treated, as core tier 1 capital (as determined by the Central Bank’s requirements at such time or equivalent);

“Court” or “Court of Directors” means the Court of Directors of BoI or a duly constituted and authorised committee thereof;

“CREST” means the relevant system (as defined in the CREST Regulations) in respect of which Euroclear is the operator (as defined in the CREST Regulations);

“CREST Regulations” means the Companies Act 1990 (Uncertified Securities) Regulations 1996 (SI No. 68/1996) of Ireland (as amended in 2003) and the Uncertified Securities Regulations 2001 (SI 2001/3755) of the United Kingdom;

“CS” means Credit Suisse Securities (Europe) Limited of One Cabot Square, London E14 4QJ;

“Davy” means J&E Davy of Davy House, 49 Dawson Street, Dublin 2, Ireland;

“Dealer Managers” means CS, Deutsche and UBS;

“Dealing Day” means a day on which dealings in domestic equity market securities may take place on the ISE and the LSE;

“Debt for Equity Dealer Manager Agreement” means the agreement entered into between BoI and the Dealer Managers on 8 June 2011 in relation to the Debt for Equity Offers;

“Debt for Equity Holders” means holders of Debt for Equity Securities to whom the Debt for Equity Offers have been made;

“Debt for Equity Offer Document” means the consent and exchange offer memorandum (and related annexes) published on 8 June 2011 in connection with the Debt for Equity Offers;

“Debt for Equity Offers” has the meaning set out in Recital (A);

“Debt for Equity Securities” means those securities listed in Schedule 2 which are the subject of the Debt for Equity Offers;

“Debt for Equity Stock” means the units of Ordinary Stock to be issued by BoI pursuant to the Debt for Equity Offers;

“Delegated Functions” has the meaning given to it in Recital (L);

“Deutsche” means Deutsche Bank AG, London Branch of 1 Great Winchester Street, London EC2N 2DB;

“Department” means the Department of Finance, Upper Merrion Street, Dublin 2;

“Directors” means the Executive Directors and Non-Executive Directors of BoI;

“Directors’ Responsibility Statements” means the letters, in the agreed form, completed by each of the Directors and addressed to BoI and the Sponsors accepting responsibility for the information contained in the Circular, the Prospectus and any Supplementary Prospectus duly signed by or on behalf of each Director on or prior to the date of this Agreement;

“Disclosure and Transparency Rules” means the Disclosure and Transparency Rules made by the FSA under section 73A(3) of the FSMA;

“EGC” means the extraordinary general court of BoI to be held on the EGC Date at which, amongst other things, the Resolutions will be proposed;

“EGC Date” means 11 July 2011 (or, if adjourned, such later date as agreed with the NTMA);

“EGC Notice” means the notice of the EGC forming part of the Circular;

“Employee” means any person employed by BoI or any Group Member under a contract of service;

“Encumbrance” means any pledge, lien, option, security interest, claim, equity, trust, mortgage, charge, encumbrance or third party right or interest of any nature whatsoever and including for the avoidance of doubt any pre-emptive or similar right;

“Engagement Letters” means the engagements letters between BoI and each of IBI Corporate Finance, CS, Deutsche, Davy, UBS and the Reporting Accountants in connection with the Transaction, copies of which are to be provided by BoI to the Minister, the Commission and/or the NTMA on or before execution of this Agreement and not, for the avoidance of doubt, to the other parties to this Agreement;

“Environmental Laws” has the meaning given in paragraph 15(b) of Schedule 4;

“EU” means the European Union;

“Euro”, “cent” or “€”or means the lawful currency of Ireland;

“Euroclear” means Euroclear UK & Ireland Limited, the operator of CREST;

“European Economic Area” means the EU, Iceland, Norway and Liechtenstein;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Excluded Territories Stockholder” means holders of Ordinary Stock with registered addresses in the United States, Japan, Canada, South Africa, Switzerland, New Zealand or Australia;

“Executive Directors” means the executive directors of BoI;

“Force Majeure Event” has the meaning given to it in Clause 24.1(i);

“Foreign Proceedings” has the meaning given to it in Clause 32.4;

“Foreign Jurisdiction” has the meaning given to it in Clause 32.4;

“Form of Proxy” means the form of proxy relating to the EGC;

“FSA” means the Financial Services Authority of the United Kingdom;

“FSA Handbook” means the Financial Services Authority Handbook of Rules and Guidance;

“FSMA” means the United Kingdom Financial Services and Markets Act 2000, and all regulations made pursuant thereto including, but not limited to, the Financial Services and Markets Act (Financial Promotion) Order 2005;

“Fully Paid Rights” means rights which are provisionally allotted to Qualifying Stockholders, where eligible to participate, pursuant to the Rights Issue and which are recorded in the register of BoI as having been paid up at the Rights Issue Price;

“Government Appointees” means Mr Tom Considine and Mr Joe Walsh;

“Government Parties” means the Minister, the Commission and the NTMA, and “Government Party” shall be construed accordingly;

“Group” means, from time to time, BoI and its subsidiaries (within the meaning of Section 155 of the Companies Act 1963), subsidiary undertakings, Affiliates and any other entity in respect of which financial information is included in the Accounts (including ICS Building Society) but for the avoidance of doubt shall not include Midasgrange Limited and First Rate Exchange Services Limited and “Group Member” means any one of them;

“Hazardous Materials” has the meaning given to it in paragraph 15(a) of Schedule 4;

“IFRS” means International Financial Reporting Standards as adopted for use in the European Union;

“Incentive Schemes” means any stock or stock option or incentive scheme conducted or operated by any Group Member relating to the issuance of stock to, or the purchase of stock for, officers or employees of the Group or any incentive scheme or arrangement that may involve the receipt of any asset (including cash or any security) by a director or employee of any Group Member;

“Indemnified Persons” means each and any Indemnified Government Person and each and any Indemnified CS Person, Indemnified Deutsche Person, Indemnified Davy Person and Indemnified UBS Person and “Indemnified Person” shall be construed accordingly;

“Indemnified CS Persons” means CS, its selling agents, each person, if any, who controls CS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Affiliate of CS, and each of such respective person’s respective directors, officers and employees and “Indemnified CS Person” will be construed accordingly;

“Indemnified Davy Persons” means Davy, its selling agents, each person, if any, who controls Davy within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Affiliate of Davy, and each of such respective person’s respective directors, officers and employees and “Indemnified Davy Person” will be construed accordingly;

“Indemnified Deutsche Persons” means Deutsche, its selling agents, each person, if any, who controls Deutsche within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Affiliate of Deutsche, and each of such respective person’s respective directors, officers and employees and “Indemnified Deutsche Person” will be construed accordingly;

“Indemnified Government Persons” means:

(a)                                  the Minister, the Commission and the NTMA and any subsidiaries, associates, agencies or Affiliates of the foregoing persons;

(b)                                 any entity to which the Minister, the Commission or the NTMA transfers his/her rights and obligations under this Agreement pursuant to Clause 28;

(c)                                  any State Entity other than the NTMA designated to perform the functions and/or exercise the powers of the NTMA under this Agreement in accordance with Clause 21.9;

(d)                                 any director, commissioner, officer, official, partner, agent or employee of any person specified in paragraph (a), (b) or (c) above,

and “Indemnified Government Person” will be construed accordingly;

“Indemnified UBS Persons” means UBS, its selling agents, each person, if any, who controls UBS within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Affiliate of UBS, and each of such respective person’s respective directors, officers and employees and “Indemnified UBS Person” will be construed accordingly;

“Innovative Tier 1 Instruments” means an instrument meeting the requirements of the Central Bank’s paper entitled “Credit Institutions Alternative Capital Instruments Eligibility as Tier 1 Capital (BSD 1/04)” dated 7 September 2004”;

“Intellectual Property Rights” means patents (including supplementary protection certificates), trade marks, service marks, logos, get-up, trade names, rights in designs, registered designs, design rights, copyright (including rights in computer software), Internet domain names, moral rights, utility models, rights in know how, rights in databases and all other intellectual property rights and neighbouring rights and rights of a similar or corresponding character (including all associated goodwill), in each case whether registered or unregistered or capable of registration and including applications for the grant or protection of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Investment Company Act” means the United States Investment Company Act of 1940, as amended;

“Irish Central Bank Acts” means the Central Bank Acts 1942 to 2001 (as amended by the Central Bank and Financial Services Authority of Ireland Act 2003 and 2004 of Ireland (as amended from time to time);

“Irish Listing Rules” means the Listing Rules of the ISE;

“Irish Prospectus Law” means Part 5 of the 2005 Act, the Irish Prospectus Regulations and the Prospectus Rules;

“Irish Prospectus Regulations” means the Prospectus (Directive 2003/71/EC) Regulations 2005 (SI No. 324 of 2005) of Ireland;

“ISE” or “Irish Stock Exchange” means the Irish Stock Exchange Limited;

“Irish Sponsor” means the person set out in Part A (i) of Schedule 1;

“Listing Rules” means the Irish Listing Rules and/or where appropriate the UK Listing Rules;

“LSE” or “London Stock Exchange” means London Stock Exchange plc;

“Losses” means any and all losses, damages, costs, liabilities, demands, charges, duties or expenses (including legal fees) and Taxation, in each case whether joint or several, which any person may suffer or incur (including, but not limited to all Losses suffered or incurred in investigating, preparing for or disputing or defending or providing evidence in connection with, or settling any Claim and/or in establishing its right to be indemnified pursuant to Clause 17 and/or in seeking advice regarding any Claim or in any way related to or in connection with the indemnity contained in Clause 17) and “Loss” will be construed accordingly;

“Managers” means each of CS, Davy, Deutsche and UBS (and excludes the Dealer Managers) and “Manager” means any one of them;

“Managers’ Solicitors” means A&L Goodbody and Herbert Smith LLP;

“Manager Warranties” means the representations, warranties and undertakings contained in Schedule 12, each a “Manager Warranty”;

“Market Abuse Regulations” means the Market Abuse (Directive 2003/6/EC) Regulations 2005 (SI 342 of 2005) of Ireland;

“Market Abuse Rules” means the market abuse rules published by the Central Bank under section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland;

“Material Adverse Effect” means any material adverse effect, or any event or development occurring or reasonably likely to occur which results in or may result in a material adverse effect or is reasonably likely to involve a prospective material adverse effect, in or affecting the condition (financial, operational, legal or otherwise), earnings, profitability, prospects, solvency, liquidity, credit rating, management, business affairs, financial affairs, or operations of the Group, taken as a whole, whether or not arising in the ordinary course of business;

“Ministerial Capital Raising Initiatives” means any initiatives of the Minister intended to create capital for BoI by the Rights Issue Memorandum Date resulting from steps taken by the Minister under CISA or otherwise and any capital expected to be generated by BoI from steps taken, or anticipated to be taken, by the Minister under CISA or otherwise PROVIDED HOWEVER that capital expected to be generated after the Rights Issue Memorandum Date will be excluded from the Ministerial Capital Raising Initiatives unless the Minister and BoI have obtained confirmation in writing from the Central Bank by the Rights Issue Memorandum Date that such expected capital may be taken into account by BoI for the purpose of complying with the Central Bank’s requirement to generate Core Tier 1 Capital by 31 July 2011;

“Minister’s Letter” means the letter of that name from the Minister to BoI (to be agreed by BoI), as the letter may be amended, supplemented or replaced from time to time by notice in writing from the Minister, or on his behalf, to BoI and with the agreement of BoI, a copy of which is not, for the avoidance of doubt, to be provided to the other parties to this Agreement;

“Money Laundering Laws” has the meaning given in paragraph 19(e) of Schedule 4;

“MTM Instruction” has the meaning given to it in paragraph 1 of Schedule 7;

“NAMA” means the National Asset Management Agency and, where the context permits, other members of NAMA’s group including subsidiary undertakings and associated companies;

“New Ordinary Stock” means the Commission Placing Stock, the Rights Issue Stock, the Debt for Equity Stock and the Conversion Stock;

“Nil Paid Rights” means the rights to acquire Rights Issue Stock, nil paid;

“Non-Executive Directors” means the non-executive directors of BoI on the date of issue of the Circular and on the date of issue of the Prospectus;

“NPRF” means the National Pensions Reserve Fund established under the National Pensions Reserve Fund Act 2000;

“NPRFC Coupon” means the annual discretionary cash dividend payable to the Commission under the terms of the 2009 Preference Stock;

“Offer Documents” means the Prospectus, the Circular, any Supplementary Prospectus, the Provisional Allotment Letters, the Announcements, the Presentation Materials, Shareholder Guides, Form of Proxy, the Debt for Equity Offer Document, the US Wrap and any supplements or amendments to any of the foregoing and any other document published or issued after the date hereof by or on behalf of BoI in connection with the Rights Issue, the Debt for Equity Offers and Admission and any website pages on which any such documents are made available by or on behalf of BoI;

“Official Lists” means the official list of the ISE and/or, as appropriate, the official list maintained by the UKLA pursuant to Part VI of FSMA;

“Ordinary Stock” or “units of Ordinary Stock” means units of ordinary stock of €0.10 (ten cent) each prior to the Renominalisation, and of €0.05 (five cent) each following the Renominalisation (including, if the context requires, the New Ordinary Stock);

“Ordinary Stockholders” means the holders of Ordinary Stock;

“Overseas Stockholders” means Stockholders with registered addresses outside Ireland or the United Kingdom;

“Payee” has the meaning given to it in Clause 18.3;

“Payer” has the meaning give to it in Clause 18.3;

“Placing and Allocation Commitments” means those placing and allotment commitments set out in Schedule 13;

“Presentation Materials” means the presentation materials prepared by BoI, in the agreed form, and used by BoI in meetings with or otherwise made available to potential investors in connection with the Rights Issue or the Debt for Equity Offers prior to, on or after the date of the Agreement;

“Press Announcement” means the press announcement, in the agreed form, to be dated the date of this Agreement giving details of, amongst other things, the Renominalisation, the Commission Placing, the Rights Issue and the Contingent Capital Notes Issue;

“Previous Announcements” means all documents issued and announcements made by or on behalf of BoI or any member of the Group through a Regulatory Information Service or by way of a public regulatory filing since the Accounts Date and before the date of this Agreement;

“Proceedings” has, save as otherwise specified in this Agreement, the meaning given to it in Clause 32.2;

“Proposals” has the meaning given in Recital (B);

“Prospectus” means the prospectus to be published by BoI in connection with the Rights Issue in the agreed form, together with the documents and information incorporated by reference therein;

“Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 9 November 2003;

“Prospectus Rules” means the prospectus rules published by the Central Bank under section 51 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005;

“Provisional Allotment Letters” means the renounceable provisional allotment letters in relation to the Rights Issue Stock to be issued or made available by BoI, subject to Clause 8.11(d), to Qualifying Non-CREST Stockholders pursuant to the Rights Issue;

“Publication Date” means the date on which the Prospectus is published, being the date of this Agreement;

“QIB Letter” means the letter, to be delivered by QIBs who are US Persons or in the United States who participate in the Rights Issue and by QIBs who are US Persons or

in the United States who participate in the Rump Placing, substantially in the form as attached to the US Wrap;

“QIBs” means “qualified institutional buyers” as defined in Rule 144A under the Securities Act;

“Qualifying CREST Stockholders” means Qualifying Stockholders who hold Ordinary Stock in uncertificated form in CREST;

“Qualifying Non-CREST Stockholders” means Qualifying Stockholders who hold Ordinary Stock in certificated form;

“Qualifying Stockholders” means holders of Ordinary Stock on the register of members of BoI in the Rights Issue at the Record Date;

“Receiving Agent Agreement” means the agreement, in the agreed form, between the Receiving Agent and BoI in connection with, amongst other things, the New Ordinary Stock;

“Record Date” means 8.00 a.m. on 12 July 2011;

“Registrar” or “Receiving Agent” means Computershare Investor Services (Ireland) Limited or such other registrar or receiving agent as BoI may appoint from time to time;

“Registration Rights Agreement” means the registration rights agreement, in the agreed form, between BoI, the Commission and the Minister to be entered into on the date of this Agreement;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” has the meaning set out in the Recital (P);

“Regulatory Analysis” has the meaning set out in Clause 13.8;

“Regulatory Information Service” means one of the regulatory information services authorised by the ISE and/or UKLA, as applicable, to receive, process and disseminate regulatory information in respect of listed companies;

“Relationship Framework” means a relationship framework regulating the relationship between the Minister (or the NTMA as agent for the Minister) and BoI;

“Relevant Cost” has the meaning given to it in Clause 18.4;

“Relevant Documents” has the meaning given to it in Clause 21.2(a);

“Relevant Period” has the meaning given to it in Clause 4.1;

“Renominalisation” means the reduction of the nominal value of units of Ordinary Stock at the close of business on the EGC Date into one unit of ordinary stock of €0.05 (five cent) each and one unit of deferred stock of €0.01 (one cent) each in the capital of BoI;

“Reporting Accountants” means PricewaterhouseCoopers of One Spencer Dock, North Wall Quay, Dublin 1, Ireland;

“Residual Stock” has the meaning given to it in Clause 13.3;

“Resolutions” means the resolutions, in the agreed form, to be proposed at the EGC pursuant to Clause 5.3 of this Agreement, and as set out in the EGC Notice;

“Restricted Period” means the period from and including the date of this Agreement to the day that is 60 (sixty) days from the date of the subscription by the Commission for Residual Stock in accordance with Clause 13;

“Rights Issue” means the offer of up to €4,200,000,000 (four billion, two hundred million euro) plus expenses (estimated to be €150,000,000 (one hundred and fifty million euro)), reduced in accordance with Clause 10.1, by way of rights to Qualifying Stockholders, where eligible to participate, to acquire Rights Issue Stock on the terms and subject to the conditions in the Prospectus and also, where relevant, the Provisional Allotment Letters;

“Rights Issue Memorandum” means the memorandum in the form set out in Schedule 3 to be entered into on and dated the Rights Issue Memorandum Date;

“Rights Issue Memorandum Date” means the date falling one clear Dealing Day prior to the EGC Date;

“Rights Issue Notification” has the meaning set out in Clause 8.12;

“Rights Issue Price” means €0.10 (ten cent) per unit of Rights Issue Stock;

“Rights Issue Statement” means a statement, in the agreed form, published by BoI on the Rights Issue Statement Announcement Date;

“Rights Issue Statement Announcement” means the press announcement, to be in agreed form, to be issued in connection with the publication of the Rights Issue Statement on the Rights Issue Statement Announcement Date;

“Rights Issue Statement Announcement Date” means the Dealing Day immediately following the Rights Issue Memorandum Date;

“Rights Issue Stock” means up to 43,500,000,000 units of new Ordinary Stock to be allotted and issued by BoI pursuant to the Rights Issue;

“Rule 144A” has the meaning set out in Recital (P);

“Rump Placees” means persons with whom Rump Placing Stock is to be placed under the Rump Placing;

“Rump Placing” means the proposed placing by the Joint Bookrunners of any units of Right Issue Stock which are not (or are deemed not to be or are otherwise treated as not having been) taken up under the Rights Issue in accordance with the terms and conditions of this Agreement;

“Rump Placing Stock” means the number of Fully Paid Rights which are not taken up in accordance with Schedule 7 or such lesser number of Fully Paid Rights agreed by BoI and the NTMA, and as notified to the Joint Bookrunners and the NTMA under Clause 12.3;

“Rump Settlement Date” means the date of the closing of the Rump Placing as notified by the Joint Bookrunners to BoI in accordance with Clause 12.9;

“Sanctions” has the meaning given in paragraph 19(g) of Schedule 4;

“Schedule of Expenses” means the letter from BoI to the NTMA dated the same date of the Agreement and enclosing a schedule of all estimated fees, costs and expenses payable by BoI in respect of the Transaction, in the agreed form, a copy of which is not, for the avoidance of doubt, to be provided to the other parties to this Agreement;

“SEC” means the United States Securities and Exchange Commission;

“Secretary” means the secretary of BoI from time to time;

“Securities” means the Nil Paid Rights, the Fully Paid Rights, the New Ordinary Stock and/or the Provisional Allotment Letters and any rights under any of the foregoing;

“Securities Act” has the meaning set out in Recital (P);

“Selling Restrictions” means the selling restrictions set out in Schedule 11;

“Senior Executives” means every person who holds the position from time to time of the Group Chief Executive (or equivalent of such person from time to time), or who is a member of the Group Executive Committee (“GEC”) or who holds an executive grade and reports directly to a member of the GEC (or, in each case, the equivalent of the GEC from time to time) being a total of forty-four (44) persons on the date of this Agreement;

“Service Provider” means any person (not being an Employee) who provides services to the Group under a contract for services that are analogous to services being provided or that have been provided by Employees or former Employees of the Group;

“Shareholder Guides” means the documents, in the agreed form, to be sent to Qualifying Stockholders containing information relating to action to be taken by Qualifying Stockholders in relation to the Rights Issue;

“Sponsors” means the Irish Sponsor and the UK Sponsors;

“Stamp Taxes” means all stamp, documentary, registration or capital duty or tax (including without limitation, stamp duty and any other similar duty or similar tax), stamp duty reserve tax, companies capital duty or any other levy or fiscal imposition whether of Ireland, the United Kingdom or elsewhere and in each case any interest, fines or penalties thereon;

“State Entities” means the Minister or any person nominated by the Minister, the Commission, the NTMA, the National Asset Management Agency, or any other entity or agency of or related to the Government of Ireland, and “State Entity” shall be construed accordingly;

“Stg £” means pounds sterling, the lawful currency of the United Kingdom;

“Stockholders” means holders of capital stock of BoI;

“Supplementary Prospectus” means any prospectus supplementary to the Prospectus published by BoI in accordance with Regulation 51 of the Irish Prospectus Regulations;

“Tax” and “Taxation” means all forms of taxation, rates, fines, duties, imposts, charges, contributions, withholdings and levies and includes (without limiting the generality of the foregoing) corporation tax, income tax, dividend withholding tax, capital gains tax, development land tax, advance corporation tax, capital acquisitions tax, corporation profits tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, estate duty, residential property tax, value added tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, any stamp, documentary, registration or capital duty or tax (including, without limitation, stamp duty, and any other similar duty or similar tax), stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding or similar thereto and all other taxes, rates, fines, duties, imposts, charges, contributions, withholdings, levies or other fiscal impositions of any kind whatsoever imposed by a Tax Authority, together with any or other sums paid in respect of any of them (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, additional taxation, surcharge or penalty) whether arising under the laws of Ireland, the United Kingdom or those of any other jurisdiction or territory and whether incurred as principal, agent, trustee, indemnitor, warrantor or otherwise, and regardless of whether such taxes, penalties, rates, levies, fines, duties, imports, charges, contributions, withholdings, levies, impositions, interest, fine, charge, additional taxation, surcharge or penalty are directly or primarily chargeable against or attributable to the relevant taxpayer or any other person, firm or company and whether or not the relevant taxpayer is or may be entitled to claim reimbursement thereof from any other person or persons and “Taxable” will be construed accordingly;

“Tax Authority” and “Taxation Authority” means any local, municipal, governmental, State, federal, or other fiscal, customs or excise authority, body or officials (including, without limiting the generality of the foregoing, the Revenue Commissioners in Ireland and HM Revenue & Customs in the UK) anywhere in the world (or any entity or individual acting on behalf of such authority, body or officials) with responsibility for or competence to impose, collect or administer any form of Tax;

“Time of Sale” means the earlier of (i) 7.00 a.m. on the fourth Dealing Day following the Acceptance Date or (ii) such time, falling within the period commencing on the first Dealing Day following the Acceptance Date and ending on the third Dealing Day following the Acceptance Date, as is notified to BoI and the NTMA by the Joint Bookrunners as the “time of sale” with respect to their endeavours to procure subscribers for the units of Rump Placing Stock;

“Transaction” means the Debt for Equity Offers, the Commission Placing, the Rights Issue, the Renominalisation, the Contingent Capital Notes Issue and any other transactions contemplated by or referred to in this Agreement (including any Capital Raising Initiatives);

“Transaction Documents” means this Agreement (or any amendment or supplement to it), any document or agreement (as amended or supplemented from time to time) referred to herein or therein, and any other document or agreement relating to the Transaction;

“Transparency Regulations” means the Transparency (Directive 2004/109/EC) Regulations 2007 (SI 277 of 2007) of Ireland;

“Transparency Rules” means the transparency rules published by the Central Bank under section 22 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 of Ireland;

“UBS” means UBS Limited of 1 Finsbury Avenue, London EC2M 2PP;

“UK Listing Rules” means the United Kingdom listing rules made under section 73A of FSMA;

“UK Market Abuse Rules” means section 397 and Part VIII of FSMA and the “Code of Market Conduct” issued by the FSA in accordance with section 119 of FSMA, as amended from time to time;

“UK Sponsors” means the persons set out in Part A (ii) of Schedule 1;

“UKLA” means the FSA acting in its capacity as the competent authority in the United Kingdom for the purposes of Part VI of FSMA and in the exercise of its functions in respect of the admission to the Official List otherwise than in accordance with Part VI of FSMA;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“Upper Tier 2 Instruments” means instruments issued by BoI that fall within the scope of Regulation 8(2) of (S.I. No. 661 of 2006) the European Communities (Capital Adequacy of Credit Institutions) Regulations 2006;

“US Persons” has the meaning set out in Recital (P);

“US Wrap” means the offering memorandum to be issued by BoI in connection with the Rights Issue and the Rump Placing which, together with the Prospectus, is to be used in the United States in connection with any offer or sale of Securities to existing Ordinary Stockholders, who are reasonably believed to be QIBs, by way of rights thereto;

“VAT” means any tax imposed in conformity with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and any other tax of a similar nature (whether imposed in a member state of the European Union in substitution for or in addition to the tax referred to above or imposed elsewhere), and when construing any provision relating to VAT, any reference in this Agreement to any person will (where appropriate) be deemed, at any time when such person is a member of a group of companies for VAT purposes, to include a reference to the representative member of such group at such time;

“VATA” means the Value-Added Tax Consolidation Act 2010 of Ireland as amended from time to time;

“Verification Notes” means the questions prepared by BoI’s Solicitors and answered by BoI in relation to the Prospectus and the Circular in order to verify material statements and information contained in the Offer Documents;

“Warranties” means the Commission Warranties and the Manager Warranties and the term “Warranty” shall be construed accordingly;

“Working Capital Report” means the working capital report on the Group’s working capital, in the agreed form, prepared by the Reporting Accountants and addressed to the Directors, the Minister, the Commission, the NTMA and the Managers and dated the date of the Prospectus (in relation to the Rights Issue carried out outside of the United States) and Circular; and

“Working Hours” means 9.00 am to 5.00 pm on a Business Day.

1.2           In this Agreement, unless the context otherwise requires:

(a)           any reference to a document being “in the agreed form” or “agreed form” means in the form of the draft or proof thereof signed or initialled for the purpose of identification by, as appropriate, Arthur Cox (on behalf of the Minister, the Commission and the NTMA) and Arthur Cox (on behalf of BoI), Allen & Overy LLP (on behalf of BoI) and Herbert Smith LLP or A&L Goodbody (on behalf of the Managers), or as otherwise evidenced as being in the agreed form by communications between the parties to this Agreement or their legal advisers. No such initialling shall imply approval for all or any part of its contents by or on behalf of the person initialling it or any of the parties to this Agreement. A complete list of agreed form documents as at the date of this Agreement is set out in Schedule 5 (other than those documents marked with an asterisk);

(b)           a reference to:

(i)            any party includes its successors in title and permitted assigns;

(ii)           a “person” includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns;

(iii)          a “company” will be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(iv)          a recital, Clause, paragraph, or Schedule, unless otherwise specified, is a reference to a recital, Clause, paragraph of or Schedule to this Agreement;

(v)           writing or similar expressions includes, unless otherwise specified, transmission by facsimile but excludes e-mail;

(vi)          the singular includes the plural and vice versa and references to one gender includes all genders;

(vii)         “day” or a “Business Day” will mean a period of 24 (twenty-four) hours running from midnight to midnight;

(viii)        a “month” will mean a calendar month;

(ix)           times are to time in Ireland;

(x)            expressions defined or used in the Regulations will have the same meaning in this Agreement;

(xi)           a reference to a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland and a “subsidiary” or “holding company” is to be construed in accordance with Section 155 of the Companies Act 1963 of Ireland;

(xii)          any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time; and

(xiii)         a reference to the NTMA includes reference to any assignee or other successor of the NTMA pursuant to Clause 28, or other delegate of the Minister appointed in accordance with Clause 21.9;

(c)           a reference to a statute or statutory provision will be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)            any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)           any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)          any statute or statutory provision which modifies, consolidates, re- enacts or supersedes it,

in each case, prior to the date of this Agreement;

(d)           any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms;

(e)           any reference to the Sponsors approving or agreeing the form of the Offer Documents, shall be a reference to such approval or agreement being given solely for the purposes of this Agreement;

(f)            expressions defined or used in the CREST Regulations shall have the same meanings in this Agreement (except where the context otherwise requires).

1.3           The table of contents and headings in this Agreement are inserted for convenience only, and they are to be ignored in the interpretation of this Agreement.

1.4           For the avoidance of doubt any reference in this Agreement to the agreement or consent of, or any notice or waiver by, the Minister, the Commission or the NTMA will be construed as the agreement or consent of, or any notice or waiver by (as the case may be), each of them, except where expressly provided to the contrary.

1.5           Each reference in this Agreement to any Manager, Sponsor or Joint Bookrunner or by any description or in any capacity includes a reference to it in each other capacity in which it may act pursuant to this Agreement or otherwise with the agreement of BoI in connection with the Transactions.

2.             PAYMENT OF EMPLOYMENT BONUSES

Without prejudice to the generality of Clause 1 of Schedule 10, BoI acknowledges and agrees that the provision of further State funding or other support to BoI pursuant to this Agreement or otherwise will be conditional, inter alia, on BoI’s compliance and continuing compliance with the Minister’s Letter. BoI acknowledges and agrees that the Minister’s Letter will contain inter alia provisions in respect of prohibiting and curtailing payment of remuneration including without limitation variable pay and other forms of bonus payments and comprehensive employment warranties in each case consistent with the provisions and warranties discussed between the Government Parties and BoI up to the date of this Agreement.

3.             CONDITIONS

3.1           The respective obligations under this Agreement of the Minister, the Commission and the NTMA, the Sponsors and each of the Joint Bookrunners are conditional on:

(a)           BoI having complied with all of its obligations and undertakings under this Agreement, the Offer Documents, the Debt for Equity Dealer Manager Agreement and the terms or conditions of the Rights Issue and the Debt for Equity Offers;

(b)           the Contingent Capital Notes Purchase Agreement and the Contingent Capital Agency Agreement having been executed by all parties thereto;

(c)           each of the Warranties being true and accurate in all respects and not misleading as of the date of this Agreement and remaining true and accurate in all respects and not misleading as of the EGC Date, the date of any Supplementary Prospectus (whether before or after Admission), the date of passing of the Resolutions and immediately prior to Admission in each case by reference to the facts and circumstances then existing;

(d)           the Press Announcement having been published through a Regulatory Information Service no later than 5.00 p.m. on the date of this Agreement;

(e)           the Rights Issue Statement Announcement having been published through a Regulatory Information Service no later than 5.00 p.m. on the Rights Issue Announcement Date;

(f)            the Circular having been approved by the ISE and being filed with the ISE in accordance with the Irish Listing Rules and having been approved by the UKLA and being filed with the UKLA in accordance with the UK Listing Rules not later than 5.00 p.m. on the date of this Agreement (or such later time or date as the NTMA may agree with BoI);

(g)           the Circular containing an opinion from CS in accordance with the related party requirements of the Listing Rules, and a unanimous recommendation from the Directors (excluding the Government Appointees) to vote in favour of all Resolutions;

(h)           the posting of the Circular and the Form of Proxy;

(i)            the Prospectus having been approved by the Central Bank pursuant to the Irish Prospectus Regulations and the Prospectus Rules not later than 5.00 p.m. on the date of this Agreement (or such later time or date as the NTMA may agree with BoI);

(j)            the UK Listing Authority having received both the certificate of approval of the Prospectus from the Central Bank and having included details of the Prospectus on the “notification of receipt of prospectuses passported from other EU jurisdictions” section of its website;

(k)           the Prospectus being published and made available to the public in accordance with Regulations 44 and 45 of the Irish Prospectus Regulations not later than 5.00 p.m. on the date of this Agreement;

(l)            the US Wrap being made available to QIBs;

(m)          no event or matter referred to in Regulation 51 of the Irish Prospectus Regulations arising between the Publication Date and Admission and no Supplementary Prospectus being published by or on behalf of BoI.

(n)           the EGC being duly convened and held on the EGC Date;

(o)           the passing of the Resolutions (without amendment) at the EGC on the EGC Date;

(p)           the New Ordinary Stock being validly created under applicable law and forming part of BoI’s authorised but unissued stock capital, the Directors being duly authorised under applicable law to allot and issue the New Ordinary Stock in accordance with the terms of this Agreement, the Rights Issue and, as appropriate, the Contingent Capital Notes and BoI allotting, subject only to admission of the new Ordinary Stock to the Official Lists becoming effective, the Debt for Equity Stock, the Commission Placing Stock and the Rights Issue Stock;

(q)           delivery to Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):

(i)            on or prior to the date of this Agreement, the release of the Press Announcement, publication of the Prospectus and publication and despatch of the Circular the documents listed in Part A of Schedule 6;

(ii)           on or prior to the date of publication of any Supplementary Prospectus, of the documents listed in Part B of Schedule 6;

(iii)          before publication of the Rights Issue Statement Announcement, of the documents listed in Part C of Schedule 6; and

(iv)          immediately prior to Admission, of the documents listed in Part D of Schedule 6,

in each case to the extent not already delivered;

(r)            BoI and Government Parties having obtained such approvals, authorisations, permits, consents and waivers as may be required in relation to the Transaction from any government, state or other regulatory body and all necessary filings having been made and all necessary waiting periods having expired, in each case in any part of the world in relation to the Transaction;

(s)           no matter having arisen prior to Admission which might reasonably be expected to give rise to a Claim under Clause 17;

(t)            there not having occurred in the sole opinion of the Minister, acting in good faith, any Material Adverse Effect since entering into this Agreement (whether or not foreseeable);

(u)           each of the Debt for Equity Offers not having been withdrawn or terminated and BoI complying with all of its obligations and undertakings thereunder, and the Debt for Equity Dealer Manager Agreement not having been terminated in accordance with its terms and none of the conditions to the Debt for Equity Dealer Manager Agreement having become incapable of satisfaction in accordance with the terms of that agreement;

(v)           Admission occurring not later than 8.00 a.m. on the first Dealing Day after the EGC Date (or such later time or date as the NTMA may agree with BoI);

(w)          each condition to enable each of the Rights Issue Stock, the Nil Paid Rights and the Fully Paid Rights to be admitted as a participating security (as defined in the CREST Regulations) in CREST (other than Admission) being satisfied on or before the EGC Date;

(x)            there being no contracts or arrangements to which BoI or any member of the Group (including any member of the Group that BoI may have agreed to sell) are party which would become capable of being terminated by a party thereto (other than a Group Member), or would permit such a party to exercise a right against a member of the Group, or may otherwise give rise to adverse consequences for the Group, in each case as a result of the Transaction where each of the forgoing consequences would be reasonably likely to be material in the context of the business of the Group or the Transaction, or post-Admission dealings;

(y)           BoI having obtained waivers of all change of control provisions set out in the service contracts of officers, Employees and Service Providers of any Group Member, or contained in any Incentive Schemes, which would otherwise be or have been triggered as a result of the Transaction;

(z)            the European Commission granting approval in relation to the Transaction under Article 108 of the Treaty on the Functioning of the European Union or the services within the Directorate-General for Competition confirming to the Department and/or the NTMA that they do not have an objection in principle to the terms under which State aid would be granted to BoI under the Transaction;

(aa)         the Minister’s Letter being issued by the Minister, in a form satisfactory to the Minister, and the Bank having acknowledged receipt of and countersigned the Minister’s Letter; and

(bb)         BoI executing or causing to be executed all such documents, providing or causing to be provided all such information, and doing or causing to be done all such things as may be required by or necessary to comply with the requirements of the Central Bank, the UK Listing Authority, the Irish Stock Exchange, the London Stock Exchange, Euroclear and all other applicable legislation and regulation, in each case in connection with such applications and the Transaction.

3.2           BoI will use all reasonable endeavours to procure the fulfilment of the conditions set out in Clause 3.1 by the times and dates stated therein (if any) or (if none is specified) by 8.00 a.m. on the date of Admission. BoI will notify the NTMA and the Sponsors forthwith in the event that BoI or any of the Directors becomes aware that any of the conditions set out in Clause 3.1 has become or might reasonably be expected to become incapable of fulfilment by the specified time and/or date or at all, and will provide the NTMA and the Sponsors with such information, documents and access to personnel as the NTMA and the Sponsors may reasonably require from time to time to enable it to ascertain whether any condition in Clause 3.1 can be satisfied by the specified time and/or date.

3.3           Subject to Clause 3.4, the NTMA will be entitled, in its absolute discretion for itself and on behalf of the Minister and the Commission and upon such terms as it thinks fit, to waive fulfilment of all or any of the conditions set out in Clause 3.1 (other than

Clauses 3.1(f), 3.1(h), 3.1(i), 3.1(j), 3.1(k), 3.1(p), 3.1(v), 3.1(w), and 3.1(z)) or to extend the time provided for fulfilment of any of the conditions set out in Clause 3.1 in respect of all or any part of the performance thereof.

3.4           If:

(a)           any of the conditions set out in Clause 3.1 is not fulfilled or, if capable of waiver, waived in accordance with Clause 3.3 by the specified time and/or date; and

(b)           if the Minister does not consider it to be necessary in the public interest in order to maintain the stability of the financial system in Ireland that the arrangements contemplated by this Agreement proceed to completion, then on notice from the NTMA to BoI (with a copy to the Managers), the Agreement will cease and determine, any application made to the Central Bank and/or FSA and/or the Irish Stock Exchange and/or the London Stock Exchange in connection with Admission will be withdrawn by BoI (or on its behalf) and no party to this Agreement will have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except as provided in Clause 3.5.

3.5           Where this Agreement has terminated pursuant to Clause 3.4:

(a)           such termination will be without prejudice to any accrued rights or obligations under this Agreement;

(b)           BoI will pay any fees and expenses as are payable in such circumstance under and in accordance with Clause 15; and

(c)           the provisions of this Clause 3.5 and Clauses 1, 15, 16, 17, 18, 19, 20, 21.2, 21.9, 27, 28, 31 and 32 will remain in full force and effect.

3.6           Upon Admission, each of the conditions set out in Clause 3.1 will, to the extent not fulfilled, be deemed to have been fulfilled or waived.

4.             CONDUCT BETWEEN EXECUTION AND ADMISSION

4.1           BoI shall procure between the date of this Agreement and the later of (i) Admission, (ii) the settlement of any Rump Placing in accordance with 12.9 and (iii) any subscription for the Residual Stock by the Commission in accordance with Clause 13 (the “Relevant Period”) that the business of BoI shall be carried out in its ordinary and usual course and in a reasonable and prudent manner.

4.2           Without prejudice to Schedule 8, BoI shall not during the Relevant Period:

(a)           without the prior consent of the Minister, the Commission and the NTMA do anything outside the ordinary and usual course of its business either as to its nature, scope or manner, or enter into any onerous agreement or arrangement that would, or would be reasonably likely to be (singly or in the aggregate) material in the context of any component of the Transaction or have a significant effect on the price of or dealings in the Ordinary Stock;

(b)           issue any announcement via a Regulatory Information Service that refers to the capital, liquidity or funding position of the Bank the text of which has not been approved in advance by the NTMA (such approval not to be unreasonably withheld or delayed following consultation with the NTMA, and having regard to applicable regulatory requirements of which the NTMA is informed by BoI); and

(c)           take any decision, issue any communication or make any payment to any Employee, class of Employees or Service Provider that would breach, or could give rise to a breach, of Clause 2.

4.3           BoI covenants and undertakes that BoI shall not at any time during the Relevant Period, without the prior consent of the Minister, the Commission and the NTMA, insofar as it is within its power allow or procure any act or omission which would cause, constitute or result in a breach of the Warranties.

4.4           BoI shall ensure that no binding agreement or arrangements are entered into by any Group Member during the Relevant Period to give effect to a Capital Raising Initiative without the prior written consent of the NTMA.

5.             COURT AND STOCKHOLDER AUTHORISATIONS

5.1           BoI hereby agrees to invite Qualifying Stockholders, where eligible to participate, to participate in the Rights Issue on the terms and conditions set out in the Prospectus.

5.2           BoI confirms to each of the Minister, the Commission, the NTMA and the Managers that a meeting / meetings of the Court or a duly constituted committee of the Court has been held which has:

(a)           approved, subject to the passing of the Resolutions, the Transaction, including the Debt for Equity Offers, the Commission Placing, the Rights Issue, the Renominalisation, the Minister’s Letter and the Contingent Capital Notes Issue and any BoI Capital Raising Initiatives;

(b)           authorised BoI to make the Debt for Equity Offers;

(c)           authorised BoI to enter into and perform its obligations under the Debt for Equity Dealer Manager Agreement;

(d)           approved, subject to Stockholder approval, the Commission Placing;

(e)           approved, subject to Stockholder approval, the Bank making the Rights Issue;

(f)            authorised BoI to enter into and perform its obligations under this Agreement;

(g)           authorised BoI to enter into and perform its obligations under the Contingent Capital Notes Purchase Agreement and the Contingent Capital Notes Agreement;

(h)           subject to Stockholder approval, approved the Contingent Capital Notes Issue and approved the issue of Conversion Stock to the Minister under and subject to the terms and conditions of the Contingent Capital Notes;

(i)            approved the form and release of the Press Announcement;

(j)            approved the form of the Presentation Materials;

(k)           approved the form of the Debt for Equity Offer Document, Circular, Prospectus, Form of Proxy, the US Wrap and authorised and approved the publication of the Circular and the Prospectus and each of the other Offer

Documents which BoI is required by the Listing Rules and/or the Prospectus Rules to take responsibility for and to authorise and approve;

(l)            subject to Stockholder approval where required, approved all other documents connected with the Transaction, as appropriate;

(m)          approved the making of the applications for Admission;

(n)           approved the making of the application to Euroclear for admission of the Nil paid Rights and the Fully Paid Rights as participating securities (as defined in the CREST Regulations) in CREST; and

(o)           subject to Stockholder approval, authorised all necessary steps to be taken by BoI in connection with, or incidental to, each of the above matters.

5.3           BoI will procure that the EGC is held on the EGC Date and that the Resolutions are proposed at it, and BoI will not take any steps to adjourn or postpone the EGC, or to amend the terms of the Resolutions, without obtaining the prior written consent of the NTMA.

5.4           The Minister hereby consents to the inclusion of the Resolutions that constitute Capital Resolutions (as defined in the Bye-Laws) in the Circular, provided that any use of the authorities granted by the Resolutions, other than for the sole purpose of implementing the Transaction, will itself be subject to the prior written consent of the Minister.

5.5           To the extent it is permitted to vote on the Resolutions, the Commission irrevocably commits to vote in favour of the Resolutions in respect of the Ordinary Stock in BoI it holds at the date of this Agreement.

5.6           To enable the Bank to comply with its regulatory requirements, in the event that BoI’s percentage of stock in public hands falls below the percentage required by the ISE Listing Rules and/or the UK Listing Rules and BoI proposes a resolution to cancel its listing on, as applicable, the main markets of the ISE and / or the UKLA, as applicable, the NPRF confirms that it will, at the request of BoI, vote in favour of any such resolution.

5.7           BoI acknowledges and agrees that the Minister, the Department, the Commission and the NTMA are acting pursuant to a contractual relationship with BoI with respect to the Transaction (including in connection with determining the terms of the Debt for Equity Offers and/or the Rights Issue) and not as financial advisers or fiduciaries to BoI or any other person. Additionally, BoI acknowledges that neither the Minister, the Department, the Commission nor the NTMA are advising BoI or any other person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Neither the Minister, the Department, the Commission nor the NTMA owe any duties or obligations to BoI of any nature whatsoever, save as expressly set out in this Agreement. BoI will consult with its own advisers concerning such matters and will be responsible for making its own independent investigation and appraisal of this Agreement and the transactions and documents contemplated by this Agreement and the Offer Documents and neither the Minister, the Department, the Commission nor the NTMA will have any responsibility or liability to BoI or any other person with respect thereto. BoI further acknowledges and agrees that any review by the Minister, the Department, the Commission and/or the NTMA of this Agreement, or any documents contemplated by this Agreement or the Transaction or other matters relating thereto will be performed solely for the benefit of the Minister, the

Department, the Commission and the NTMA (as the case may be) and will not be on behalf of BoI or any other person.

6.             APPLICATION FOR ADMISSION

6.1           BoI undertakes to apply to:

(a)           each of the ISE and UKLA for admission of the Debt for Equity Stock, the Commission Placing Stock and the Rights Issue Stock to the Official Lists;

(b)           the ISE and LSE for admission of the Debt for Equity Stock, the Commission Placing Stock and the Rights Issue Stock to trading on the main markets for listed securities of the ISE and the LSE; and

(c)           Euroclear for admission of the Nil Paid Rights and the Fully Paid Rights as participating securities (as defined in the CREST Regulations) in CREST.

6.2           BoI undertakes that it shall use all reasonable endeavours to execute or cause to be executed all such documents, provide or cause to be provided all such information, and do or cause to be done all such things as may be required by or necessary to comply with the requirements of the Central Bank, the ISE, the UKLA, the LSE, Euroclear and all other applicable legislation and regulation, in each case in connection with the applications referred to in Clause 6.1.

6.3           BoI undertakes to apply for formal approval of the Prospectus and the Circular for the purposes of, and in accordance with, Irish Prospectus Law and the Listing Rules respectively and shall use all reasonable endeavours to obtain such approval on or around the date of this Agreement and in any event shall obtain such approval before publishing the Prospectus and the Circular.

6.4           The Sponsors agree to give such assistance to BoI as it may reasonably require in relation to the obligations of BoI set out in Clauses 6.1, 6.2 and 6.3.

6.5           BoI undertakes to use all reasonable endeavours to secure Admission and the Commission Placing Admission as soon as practicable and, in any event, to take effect from the first Dealing Day after the EGC Date.

6.6           BoI acknowledges and agrees that:

(a)           none of the Minister, the Commission and the NTMA are responsible for, have authorised or will authorise the contents of any of the Offer Documents; and

(b)           none of the Minister, the Commission and the NTMA have been requested to verify, are, or shall be, responsible for verifying the accuracy, completeness or fairness of any information in any of the Offer Documents.

7.             APPOINTMENT OF THE MANAGERS

7.1           BoI confirms its appointment of:

(a)           Davy as a sponsor in connection with the proposed admission of the Debt for Equity Stock, the Commission Placing Stock and the Rights Issue Stock to the Official List of the ISE;

(b)           each of Davy and UBS as a sponsor in connection with the proposed admission of the Debt for Equity Stock, the Commission Placing Stock and Rights Issue Stock to the Official List of the UKLA; and

(c)           each of the Joint Bookrunners as the placing agents to the Rump Placing.

7.2           The appointments under Clause 7.1 confer on each of the Managers all powers, authorities and discretions which are necessary for, or incidental to, the performance by each Manager of the roles to which it has been appointed. BoI agrees to ratify and confirm unconditionally all actions which each Manager and its respective delegates lawfully take pursuant to its appointments.

7.3           Each Manager confirms its acceptance of its respective appointments in Clause 7.1, subject to the terms of this Agreement.

7.4           BoI undertakes to each Sponsor (for itself and on behalf of the other Managers) that it will at all times provide to each Sponsor all information and assistance and take all actions (including paying all relevant fees to the ISE, LSE or UKLA) that may be required by it in its capacity as Sponsor to satisfy its obligations under, or in connection with, the Transaction, the Listing Rules, Irish Prospectus Law, the Transparency Regulations, the Transparency Rules, the Disclosure and Transparency Rules, the Admission to Trading Rules and the Admission and Disclosure Standards including to provide to the ISE or FSA (as relevant) any information or explanation as the ISE or FSA (as relevant) may require for the purpose of verifying whether the Listing Rules and Irish Prospectus Law are being and have been complied with by each of the Sponsors or by BoI.

7.5           BoI consents to each UK Sponsor disclosing to the FSA, and to the Irish Sponsor disclosing to the ISE or the Central Bank (as relevant) at any time before or after Admission, any information which the relevant Sponsor in its absolute discretion deems to relate to BoI and to address non-compliance with the Listing Rules, Prospectus Rules, Transparency Regulations, Transparency Rules, Disclosure and Transparency Rules, the Market Abuse Regulations, the Market Abuse Rules or the UK Market Abuse Rules provided in each case that, where legally permitted and reasonably practicable to do so, the relevant Sponsor notifies BoI of the requirement to disclose and only makes such disclosure after such consultation with BoI as is reasonable in the circumstances.

7.6           BoI acknowledges and agrees that:

(a)           none of the Managers are responsible for, have authorised or will authorise the contents of any of the Offer Documents;

(b)           none of the Managers have been requested to verify, are, or shall be, responsible for verifying, the accuracy, completeness or fairness of any information in any of the Offer Documents; and

(c)           the responsibilities, duties and obligations of UBS and Davy as sponsors pursuant to the UK Listing Rules are owed solely to the FSA and the responsibilities, duties and obligations of Davy as sponsor pursuant to the Irish Listing Rules are owed solely to the ISE and, in each case, agreeing to act as sponsor does not of itself extend any such responsibilities, duties or obligations to any other person, including BoI.

8.             RELEASE AND DELIVERY OF DOCUMENTS

8.1           BoI shall procure delivery of the Press Announcement to a Regulatory Information Service for release not later than 5.00 p.m. on the date of this Agreement;

8.2           Subject to the ISE having formally approved the Circular for the purpose of the Irish Listing Rules, and the UKLA having formally approved the Circular for the purpose of the UK Listing Rules, BoI shall despatch the Circular and Form of Proxy to Qualifying Stockholders, where eligible to participate, on the date of this Agreement.

8.3           Subject to the Central Bank having formally approved the Prospectus for the purpose of the Irish Prospectus Regulations, BoI shall as soon as practicable thereafter, on the date of such approval, make the Prospectus available in accordance with Regulation 44 of the Irish Prospectus Regulations.

8.4           BoI shall make available to the Minister, the Commission, the NTMA and the Managers (at BoI’s expense) such number of copies of the Prospectus, the Circular and the US Wrap and any supplements or amendments thereto together with any other documentation relating to the Transaction, as they may reasonably require.

8.5           Before releasing the Press Announcement, publishing the Prospectus or publishing and despatching the Circular, BoI shall deliver the documents referred to in Part A of Schedule 6 to Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

8.6           Before publishing any Supplementary Prospectus, BoI shall deliver the documents referred to in Part B of Schedule 6 to Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

8.7           Before releasing the Rights Issue Statement Announcement or publishing the Rights Issue Statement, BoI shall deliver the documents referred to in Part C of Schedule 6 to Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

8.8           Before Admission, BoI shall deliver the documents referred to in Part D of Schedule 6 to Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

8.9           As soon as practicable the relevant announcements referred to in paragraphs 6.5.5 and 6.6.4 of the Irish Listing Rules and referred to in paragraphs 9.5.5R and 9.6.4R of the UK Listing Rules shall be lodged with a Regulatory Information Service as required by such paragraphs.

8.10         If the Joint Bookrunners have notified a Time of Sale to BoI, BoI shall deliver the documents referred to in:

(a)           Part E of Schedule 6 on the date of any such Time of Sale; and

(b)           Part F of Schedule 6 on the date of the Rump Settlement Date,

to Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers).

8.11         BoI shall procure that:

(a)           subject to Clause 8.11(d), the Shareholder Guides are despatched to Qualifying Stockholders (except as provided in the Prospectus), where eligible to participate, by the last post on the date of Admission (or such later date as may be agreed with the NTMA and the Sponsors in writing);

(b)           subject to Clause 8.11(d) and the passing of the Resolutions, the Provisional Allotment Letters are despatched to Qualifying Non-CREST Stockholders by the last post on the date of Admission (or such later date as may be agreed with the NTMA and the Sponsors in writing);

(c)           subject to Clause 8.11(d) and the passing of the Resolutions, the Registrar instructs Euroclear to credit the stock accounts in CREST of Qualifying CREST Stockholders with their entitlements to Nil Paid Rights so that they are credited at 9.00 a.m. on the first Dealing Day after the date the Resolutions are passed (or such later date as may be agreed with the NTMA and the Sponsors in writing);

(d)           except for persons in the United States reasonably believed to be QIBs, neither the Circular, the Prospectus or any Supplementary Prospectus, the Announcements, the Shareholder Guides, Form of Proxy nor the Presentation Materials nor any Provisional Allotment Letters (in the case of Qualifying Non-CREST Stockholders) are sent to Excluded Territories Stockholders, nor (in the case of stockholders who hold their Ordinary Stock in uncertificated form) are the stock accounts of such Excluded Territories Stockholders or any agent or intermediary of an Excluded Territories Stockholder credited with Nil Paid Rights;

(e)           the Prospectus shall be published in accordance with Irish Prospectus Law; and

(f)            no later than two Dealing Days prior to the EGC Date, BoI shall give to the Sponsors (with a copy to the NTMA), to be held to the express order of BoI pending Admission, an undated letter from BoI to Euroclear confirming that each condition to enable each of the Nil Paid Rights and the Fully Paid Rights to be admitted as participating securities in CREST has been satisfied. Immediately after Admission, the Sponsors shall date the letter and deliver it to Euroclear.

8.12         At or around 9.30 p.m. on the Rights Issue Memorandum Date, BoI will notify the Commission and the NTMA, and provide all such information that the Commission and the NTMA shall require, in writing of its estimate of the number of units of Rights Issue Stock to be issued under the Rights Issue in accordance with the formula set out in Clause 10.1 (the “Rights Issue Notification”) and shall seek the agreement of the Commission and the NTMA to such estimation.

8.13         Immediately following the agreement of the number of units of Rights Issue Stock to be issued under the Rights Issue in accordance with Clauses 10.1 and 8.12, BoI and the Commission shall execute the Rights Issue Memorandum and BoI shall, as soon as practicable thereafter, provide a copy of the Rights Issue Memorandum to the Managers.

8.14         BoI shall approve and publish the Rights Issue Statement Announcement, in the agreed form, through a Regulatory Information Service by no later than 7.00 a.m. on the Rights Issue Statement Announcement Date and shall publish the Rights Issue Statement on the Rights Issue Statement Announcement Date.

8.15         Nothing in this Agreement, including Clauses 10.1 and 8.12, shall increase in any respect the Commission’s obligation to subscribe for Rights Issue Stock pursuant to Clause 13.

9.             COMMISSION PLACING SUBSCRIPTION

9.1           At any time before close of business on 8 July 2011, the Commission may by written notice to BoI elect that BoI make a direct placing to the Commission of up to 794,912,043 units of new Ordinary Stock (the “Commission Placing”)

9.2           The number of units of Ordinary Stock comprised in any notice issued pursuant to Clause 9.1 is herein referred to as the “Commission Placing Stock”.

9.3           In the event of receipt of notice pursuant to Clause 9.1, and upon the terms of this Agreement, the Commission agrees to subscribe in full for, and BoI agrees to allot to the Commission, the Commission Placing Stock on the terms, subject to the conditions, and on the basis of the information, contained in this Agreement and the Prospectus and in reliance on the Commission Warranties and the other covenants and undertakings given by the Company in this Agreement.

9.4           The consideration for any subscription for the Commission Placing Stock by the Commission pursuant to Clause 9.1 will be the payment of an amount equal to the Commission Placing Stock Issue Price multiplied by the number of Commission Placing Stock in cash, up to an aggregate cash amount of €79,500,000 (seventy-nine million, five hundred thousand euro), to an account nominated by BoI.

9.5           Any Commission Placing Stock to be issued to the Commission pursuant to this Clause 9 shall be issued as soon as possible following completion of the EGC (the “Commission Placing Completion Time”).

9.6           At the Commission Placing Completion Time, BoI shall:

(a)           deliver to the Commission a copy of the minutes of a duly held meeting of the court of directors of the Bank (or a duly constituted committee thereof) authorising the allotment and issue of the Commission Placing Stock (where such actions are authorised by a committee of the court of directors of BoI, a copy of the minutes of a duly held meeting of the court of directors constituting such committee shall also be delivered);

(b)           enter the Commission in its register of members as a stockholder of the Bank in respect of the Commission Placing Stock;

(c)           credit the CREST Account specified in advance by the Commission with the Commission Placing Stock or issue the Commission with a stock certificate for the Placing Ordinary Stock (at the election of the Commission);

(d)           deliver written confirmation to the Commission that the Commission Placing Stock will be eligible for participation in the Rights Issue;

(e)           deliver written confirmation to the Commission that Admission of the Commission Placing Stock will take place not later than 12 July 2011; and

(f)            deliver a certificate in the form set out in Schedule 9 in accordance with Clause 16.11.

10.           ALLOTMENT OF THE RIGHTS ISSUE STOCK

10.1         The number of units of Rights Issue Stock to be issued under the Rights Issue will be such number as is equal to the nominal aggregate value of EUR €4,200,000,000 (four billion, two hundred million euro) plus expenses (estimated to be €150,000,000 (one hundred and fifty million euro) less the aggregate amount of any capital gain arising from capital generating initiatives including:

(a)           the capital gain arising on the Debt for Equity Offers;

(b)           the value of New Ordinary Stock to be issued pursuant to the Debt for Equity Offers;

(c)           the capital gain arising, or which would arise, from exercise of the Call Options;

(d)           the value of any Commission Placing Stock to be issued pursuant to the Commission Placing; and

(e)           the capital gain generated, or expected to be generated, from any other Capital Raising Initiatives,

in each case as agreed by the Bank and the NTMA prior to execution of the Rights Issue Memorandum in accordance with Clause 8.13.

10.2         Subject to the passing of the Resolutions, BoI shall provisionally allot the Rights Issue Stock (nil paid) on the EGC Date (or such later date as may be agreed between the NTMA and BoI) to all Qualifying Stockholders (including, for the avoidance of doubt, to Overseas Stockholders) pursuant to a resolution of the Court of Directors. The allotment of the Rights Issue Stock shall be made upon the terms and subject to the conditions to be set out in the Prospectus and, in the case of Qualifying Non-CREST Stockholders, the Provisional Allotment Letters and on the basis referred to in Clause 10.4 for acceptance and payment in full by not later than 11.00 a.m. on the Acceptance Date. No provisional allotment of Rights Issue Stock in nil paid or fully paid form shall be made to BoI as holder of treasury shares. Rights Issue Stock representing the aggregate of fractions of Rights Issue Stock shall be provisionally allotted as directed by BoI and dealt with in accordance with Clause 11.

10.3         BoI represents, warrants and undertakes that, notwithstanding that provisional allotment is made to all Qualifying Stockholders, the Provisional Allotment Letters will not be sent to, and Nil Paid Rights will not be credited to CREST accounts of, subject to certain exceptions, any Excluded Territories Stockholder or to their agent or intermediary, except in any such case where BoI determines, with the prior written consent of the NTMA, that such action would not result in a contravention of applicable registration or other legal or regulatory requirement in the relevant jurisdiction.

10.4         As soon as practicable after 11.00 a.m. on the Acceptance Date and, in any event, by no later than 8.00 a.m. on the Dealing Day after the Acceptance Date, BoI will confirm to the Commission and the NTMA the provisional allotment of the units of Rights Issue Stock and cancel the provisional allotments of the units of Rights Issue Stock which have not been taken up. By not later than the third Dealing Day after the Acceptance Date, BoI will allot a number of units of Rights Issue Stock equal to the number of units of Rights Issue Stock for which provisional allotments were not taken up in favour of the persons who, pursuant to Clauses 12 and 13, are to subscribe for such Rights Issue Stock pursuant to a resolution of the Court of Directors.

11.           PLACING OF FRACTIONAL ENTITLEMENTS

11.1         The Minister, the Commission and the NTMA may, by notice to the other parties, elect not to proceed with the placing of fractional entitlements in accordance with Clause 11.2 at any time up to 2.00 p.m. on the Acceptance Date. Upon receipt of any such notice in accordance with this Clause 11.1, the obligations of the parties under this Clause 11 shall immediately cease.

11.2         As soon as reasonably practicable following the close of business on the EGC Date, BoI shall inform the NTMA and each of the Joint Bookrunners of the number of Nil Paid Rights representing the aggregate of fractional entitlements. The Joint Bookrunners shall (acting as agents for BoI) use their reasonable endeavours to procure that all or as many as is reasonably practicable of those Nil Paid Rights are placed through the ISE or the LSE at a premium in excess of the expenses of placing (including, any amounts in respect of VAT which are not recoverable) no later than the Acceptance Date. The Joint Bookrunners acknowledge their duty to use their best endeavours to obtain the best price for the largest volume of Nil Paid Rights, by reference to the market price on the day of the Bookbuilding Process in respect of the Nil Paid Rights, for any Nil Paid Rights placed pursuant to this Clause 11.2, taking into account the provisions of this Clause 11 and Schedule 13.

11.3         Each Joint Bookrunner severally undertakes and agrees to BoI, the Minister, the Commission and the NTMA to:

(a)           comply with the terms of the Selling Restrictions (i) in seeking to procure subscribers for the purpose of Clause 11.2 and (ii) in the offer and sale of any New Ordinary Stock which it acquires pursuant to this Agreement; and

(b)           keep BoI and the NTMA informed of the status of its endeavours to procure the placement of Nil Paid Rights pursuant to Clause 11.2, including in relation to the identity and location of the proposed placees procured and the number of Nil Paid Rights each prospective placee has indicated willingness to take placement of, to the extent permissible and practicable in the circumstances.

11.4         The Joint Bookrunners shall consult with BoI on the identity and location of prospective placees procured in accordance with Clause 11.2.

11.5         The Joint Bookrunners hereby agree and undertake in favour of the Minister, the Commission and the NTMA to abide by the Placing and Allocation Commitments.

11.6         Subject to Clause 11.4, the Joint Bookrunners shall as soon as practicable following the placement of the Nil Paid Rights in accordance with Clause 11.2 and in any event, by no later than 2.00 p.m. on the Acceptance Date, provide BoI, the Commission, the NTMA and the Receiving Agent of the number of Nil Paid Rights to be issued to placees procured pursuant to Clause 11.2 (and specifying the number requested to be issued in certificated form and the number requested to be issued in uncertificated form). As soon as reasonably practicable after the Joint Bookrunners shall have so notified BoI, the NTMA and the Receiving Agent:

(a)           BoI shall deliver to the Joint Bookrunners, or as they shall direct, nil-paid split Provisional Allotment Letters in respect of the Nil Paid Rights so placed which placees have requested to receive in certificated form, in the names and denominations required by them; and

(b)           BoI shall procure that the Receiving Agent instructs Euroclear to credit the stock accounts in CREST (notified by the Managers) with the number of Nil Paid Rights that they require in respect of those Nil Paid Rights so placed which placees have requested to receive in uncertificated form, and after BoI has complied with its obligations in clauses (a) and (b), the net proceeds of the placing of those Nil Paid Rights shall (subject to deductions made pursuant to Clause 15.5(c)) be paid to the Acceptance Account.

11.7         If the Nil Paid Rights referred to in Clause 11.2 have not been placed by the Acceptance Date, they shall be dealt with in accordance with Clause 12 and Clause 13 (to the extent relevant) as if they were units of Rump Placing Stock.

11.8         In the event of a default by any conditional placee procured pursuant to Clause 11.2 to acquire Nil Paid Rights, the Joint Bookrunners severally agree to subscribe for or procure subscribers for the Nil Paid Rights of the defaulting placee.

12.           RUMP PLACING

12.1         If, by 11.00 a.m. on the Acceptance Date, all the units of Rights Issue Stock shall have been taken up, or are subsequently deemed to have been taken up pursuant to Schedule 7, the obligations of the parties under this Clause 12 shall cease.

12.2         Whether or not any units of Rights Issue Stock shall have been taken up shall be determined in accordance with the provisions of Schedule 7 and the parties agree to give effect to the provisions of Schedule 7.

12.3         As soon as practicable after 11.00 a.m. on the Acceptance Date and, in any event, by not later than 5.00 p.m. on the Acceptance Date, BoI will (or will procure that the Receiving Agent will) notify the NTMA and the Joint Bookrunners in writing of the number of units of Rump Placing Stock.

12.4         The Joint Bookrunners will severally use reasonable endeavours (as agents of BoI) to procure subscribers for Fully Paid Rights equivalent to the number of units of Rump Placing Stock (or, at their absolute discretion, for as many as can be so procured) upon the terms (in so far as the same are applicable) of the Prospectus and the Provisional Allotment Letters as soon as reasonably practicable and in any event by not later than 4.30 p.m. on the first Dealing Day after the Acceptance Date if an amount which is not less than the total of the Rights Issue Price multiplied by the number of such Fully Paid Rights for which subscribers are so procured and the expenses of procurement (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) can be obtained. Any subscribers so procured by the Joint Bookrunners shall subscribe for the Fully Paid Rights at the Rights Issue Price and any amount in excess of the Rights Issue Price shall be paid by the subscribers and received by the Joint Bookrunners, on the basis that the same shall be applied in meeting the Joint Bookrunners’ expenses of procuring such subscription (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) and that any balance remaining shall be received as agent, and held on trust for, and payable to non-accepting Qualifying Stockholders in accordance with Clause 12.10. The Joint Bookrunners acknowledge their duty to use their best endeavours to obtain the best price for the largest volume of Fully Paid Rights, by reference to the market price on the day of the Bookbuilding Process in respect of the Fully Paid Rights, for any Fully Paid Rights placed pursuant to this Clause 12.4, taking into account the provisions of this Clause 12 and Schedule 13.

12.5         The NTMA and the Joint Bookrunners, with the prior written consent of the NTMA (not to be unreasonably withheld or delayed), may at any time on or after the Acceptance Date, cease or decline to endeavour to procure any such subscribers if, following consultation with the other parties, it is agreed between the Joint Bookrunners and the NTMA and BoI that it is unlikely that any such subscribers can be so procured by such time and on the terms referred to above, whereupon the Joint Bookrunners shall not be under any obligation to endeavour to procure any such subscribers.

12.6         Each Joint Bookrunner severally undertakes and agrees with BoI, the Minister, the Commission and the NTMA to:

(a)           comply with the terms of the Selling Restrictions (i) in seeking to procure subscribers for the purpose of Clause 12.4 and (ii) in the offer and sale of any New Ordinary Stock which it acquires pursuant to this Agreement; and

(b)           keep BoI and the NTMA informed of the status of its endeavours to procure the placement of Fully Paid Rights pursuant to Clause 12.4, including in relation to the identity and location of the proposed placees procured and the number of Fully Paid Rights each prospective placee has indicated willingness to take placement of, to the extent permissible and practicable in the circumstances.

12.7         The Joint Bookrunners shall consult with BoI on the identity and location of prospective placees procured in accordance with Clause 12.4.

12.8         The Joint Bookrunners hereby agree and undertake in favour of the Minister, the Commission and the NTMA to abide by the Placing and Allocation Commitments.

12.9         Subject to Clause 12.7, the Joint Bookrunners shall:

(a)           by not later than 5.00 p.m. on the first Dealing Day after the Acceptance Date inform BoI and the NTMA of the number of units of Rights Issue Stock to be issued in each of certificated form and uncertificated form to subscribers procured pursuant to Clause 12.4; and

(b)           subject to deductions made pursuant to Clause 15.5(c) and Clause 15.6(d), in respect of the amounts received by the Joint Bookrunners in accordance with Clause 12.4 (and after deduction of the expenses of procuring subscribers, including amounts in respect of VAT which are not recoverable), by not later than the third Dealing Day after the Acceptance Date procure payment to:

(i)            the Acceptance Account of the Rights Issue Price in respect of the Rights Issue Stock for which subscribers are procured pursuant to Clause 12.4; and

(ii)           the Acceptance Account (on behalf of the persons, and in the proportions, referred to in Clause 12.10) of the balance,

by payment to the Acceptance Account in immediately available funds or by procuring the creation of an assured payment obligation by means of the CREST system in favour of a CREST payment bank of the Receiving Agent or its agent as appropriate, (such Receiving Agent account details or CREST payment bank details (as the case may be) shall be notified by BoI to the Managers at least three days before the date due for payment) against the issue of (a) Rights Issue Stock in certificated form in such names and denominations as specified by the Joint Bookrunners pursuant to Clause 12.9(a) above in respect of the Rights Issue Stock to be issued in certificated form and (b) Rights Issue Stock in uncertificated form by Euroclear crediting the Joint Bookrunners’ (or their nominees’) stock accounts in CREST (notified by the Joint Bookrunners) with the number of units of Rights Issue Stock specified by the Joint Bookrunners pursuant to Clause 12.9(a) above in respect of the Rights Issue Stock to be issued in uncertificated form. The parties acknowledge that the creation of an assured payment obligation in favour of a CREST payment bank of the Receiving Agent or its agent in respect of the Rights Issue Price for any Rights Issue Stock shall discharge any obligation of the Joint Bookrunners to account for such monies to BoI or the Receiving Agent.

12.10       BoI shall procure that the Receiving Agent makes payment of the amount received by the Receiving Agent pursuant to Clause 12.9(b)(ii) to the non-accepting Qualifying Stockholders to whom units of Rights Issue Stock were provisionally allotted pro rata to their lapsed provisional entitlements as soon as practicable after receipt. If the Nil Paid Rights were in certificated form when they lapsed, such payment shall be made to the person whose name and address appears on page one of the Provisional Allotment Letter relating to those Nil Paid Rights. If the Nil Paid Rights were in uncertificated form when they lapsed, such payment shall be made to the person registered as the holder of those Nil Paid Rights when they were disabled in CREST.

12.11       Subject to Clause 12.14, the Joint Bookrunners shall not be responsible, whether to BoI, any Qualifying Stockholder, any other stockholder, any other person or otherwise, for any loss or damage to any person arising from any such transactions as are mentioned in this Clause 12 or for any insufficiency or alleged insufficiency of any dealing price at which subscribers for Rights Issue Stock may be procured or for the timing of any such acquisition or for any determination by a Joint Bookrunner to cease to endeavour to procure such subscribers, except to the extent a court of competent jurisdiction renders a judgment which is not subject to further appeal that such loss or damage resulted from the fraud, gross negligence or wilful default of that Joint Bookrunner.

12.12       If by virtue of local securities laws, a Qualifying Stockholder is not able to take up Rights Issue Stock provisionally allotted to him, such Rights Issue Stock shall be subject to the provisions of this Clause 12.

12.13       Subject to the provisions of Clause 12.14, if and to the extent that the Joint Bookrunners are unable to procure subscribers in accordance with Clause 12.4 for those units of Rump Placing Stock, the Joint Bookrunners shall not be obliged to procure subscribers for, or failing which, themselves subscribe for any Rump Placing Stock not otherwise taken-up or for which subscribers are not procured under Clause 12.4.

12.14       In the event of a default by any conditional placee procured pursuant to Clause 12.4 to acquire Fully Paid Rights, the Joint Bookrunners severally agree to subscribe for or procure subscribers for the Fully Paid Rights of the defaulting conditional placee.

12.15       If, at any time after the date of this Agreement but prior to the settlement of the Rump Placing on the Rump Settlement Date, there is in the opinion of a Joint Bookrunner either (i) a Material Adverse Effect (whether or not foreseeable at the date of this Agreement) or (ii) a Force Majeure Event such as to make it, in the judgment of such Joint Bookrunner, acting in good faith, impracticable or inadvisable by reference to market standards to market the Rump Placing Stock or impracticable or inadvisable by reference to market standards to enforce contracts for the subscription or sale of such Rump Placing Stock, such Joint Bookrunner may elect to give notice in writing to BoI, the Minister, the Commission and the NTMA terminating all of its rights and obligations as a joint bookrunner under the terms of this Agreement, without prejudice to the continuation of this Agreement among the other parties.

12.16       In the event that one or more of the Joint Bookrunners gives notice pursuant to Clause 12.15 (in each case a “Notifying Joint Bookrunner”) then:

(a)           such termination of the rights and obligations of the Notifying Joint Bookrunner will be without prejudice to any accrued rights or obligations under this Agreement;

(b)           all references in this Agreement to any of the parties will be deemed to be references to the parties other than the Notifying Joint Bookrunner; and

(c)           no Notifying Joint Bookrunner shall have any claim whatsoever against any party to this Agreement for fees in respect of such resignation.

13.           THE COMMISSION RIGHTS ISSUE SUBSCRIPTION

13.1         For the purposes of this Clause 13:

(a)           “Accepted Stock” will mean any Rights Issue Stock taken up in accordance with the provisions of Schedule 7; and

(b)           “Non-Accepted Stock” will mean any Rights Issue Stock which are treated as not having been taken up in accordance with paragraph 9 of Schedule 7.

13.2         As soon as practicable after 11.00 a.m. on the Acceptance Date and, in any event, by not later than 5.00 p.m. on the Acceptance Date, BoI will (or will procure that the Receiving Agent will) notify the Commission and the NTMA in writing of the number of units of Rights Issue Stock which have not been taken up. Whether or not any units of Rights Issue Stock shall have been taken up shall be determined in accordance with the provisions of Schedule 7.

13.3         If by 5.00 p.m. on the first Dealing Day after the Acceptance Date:

(a)           there is no Non-Accepted Stock, the Commission’s obligations with regards to Non-Accepted Stock under this Clause 13 will cease without prejudice to Clause 15; and

(b)           there is Non-Accepted Stock that has not been subscribed for (the “Residual Stock”) then the Commission will itself subscribe for such Residual Stock at the Rights Issue Price on the terms and subject to the conditions, and on the basis of the information, contained in the Offer Documents and this Agreement, and in reliance on the Commission Warranties and the other covenants and undertakings given by BoI in this Agreement.

13.4         BoI shall:

(a)           by not later than 7.00 p.m. on the first Dealing Day after the Acceptance Date inform the Commission and the NTMA of the number of Residual Stock; and

(b)           subject to deductions made pursuant to Clause 15, the Commission shall, not later than the close of business on the third Dealing Day after the Acceptance Date pay, or procure payment of, the Rights Issue Price for the Residual

Stock subscribed by it to the Acceptance Account against credit of fully paid securities representing that Residual Stock issued in accordance with Clause 13.5.

13.5         On the second Dealing Day after the Acceptance Date, BoI will:

(a)           allot and issue a number of New Ordinary Stock equal to the number of Residual Stock agreed to be issued to the Commission under Clause 13.3(b) (the “Commission Stock”) fully paid and free from Encumbrances;

(b)           enter the Commission in its register of members as a stockholder of BoI in respect of the Commission Stock; and

(c)           at the election of the Commission, credit the CREST account specified in advance by the Commission with the Commission Stock and/or issue the Commission with a stock certificate for the Commission Stock.

13.6         If the Commission acquires Rights Issue Stock pursuant to this Clause 13, it has, in addition to any other rights and remedies it may have, the rights and remedies of a person acquiring Rights Issue Stock on the basis of the Offer Documents.

13.7         BoI and the Commission agree that they will, on the date of this Agreement, enter into the Registration Rights Agreement in respect of Ordinary Stock held by the Commission.

13.8         BoI undertakes to carry out an analysis of the law and regulation in those jurisdictions where it conducts banking, insurance and/or other regulated operations to determine if there are or might be any restrictions (including the requirement to seek regulatory approvals or consents) or prohibitions on the acquisition or potential acquisition of Commission Stock by the Commission (the “Regulatory Analysis”) and to inform the NTMA of the results of that analysis. To the extent that the Regulatory Analysis identifies any jurisdiction where regulatory approvals or consents may be required in connection with the acquisition or potential acquisition of Commission Stock by the Commission, BoI undertakes to take all such steps required in order to obtain such regulatory approvals or consents prior to issue of any Commission Stock (save to the extent such requirement is waived by the Minister, the Commission and the NTMA).

14.           BOI TRANSACTION UNDERTAKINGS

14.1         The provisions of Schedule 8 shall have effect as undertakings by BoI to the Minister, the Commission, the NTMA and/or the Managers (as appropriate).

15.           FEES, COMMISSIONS, COSTS AND EXPENSES

15.1         State Transaction Fee

BoI shall pay to the Commission a transaction fee of €3,000,000 (three million euro), to accrue in its entirety on the date of this Agreement.

15.2         State Commission

Subject to the Commission’s obligations under this Agreement having become unconditional and to this Agreement not having been terminated, BoI shall pay to the Commission a fee of four per cent. (4%) of the gross proceeds of the Rights Issue to accrue in its entirety upon the date all of the Conditions are satisfied or waived in accordance with Clause 3.3.

15.3         Placing Fee

In the event of a subscription by the Commission for Commission Placing Stock pursuant to Clause 9, BoI shall pay to the Commission a fee of one and a half per cent. (1.5%) of the gross proceeds of the Commission Placing, to accrue in its entirety upon the date of the Commission Placing Admission.

15.4         Rump Placing Commission and Incentive Fee

Subject to the Joint Bookrunners’ obligations under this Agreement having become unconditional and to this Agreement, or the Joint Bookrunners rights’ hereunder, not having been terminated:

(a)                                  BoI shall pay to the Joint Bookrunners in consideration for their services under this Agreement a commission of 0.4% of an amount equal to the Rights Issue Price multiplied by the total number of units of Rights Issue Stock (excluding, for the avoidance of doubt, any Rights Issue Stock representing the pro-rata entitlement of the Commission to participate in the Rights Issue) under the Rights Issue in accordance with this Agreement to be allocated equally between the Joint Bookrunners; and

(b)                                 BoI may, in its sole discretion (as to allocation) pay to the Joint Bookrunners in consideration for their services under this Agreement, a discretionary incentive fee of, in aggregate, 1% (one per cent) of the Rights Issue Price multiplied by the aggregate number of units of Rights Issue Stock (excluding, for the avoidance of doubt, any Rights Issue Stock that is subscribed for by the Commission) and the number of units of Rump Placing Stock placed by the Joint Bookrunner under the Rights Issue in accordance with this Agreement.

The commissions payable pursuant to Clause 15.4(a) and any incentive fee that becomes payable in Clause 15.4(b) will accrue in their entirety on the Rump Settlement Date.

15.5         Payment and set-off

(a)                                  In the event that this Agreement is terminated prior to Admission in accordance with its terms no fees (other than the fee payable to the State pursuant to Clause 15.1) or commissions shall be payable by BoI to the Commission or the Managers or to any advisers to the Commission or the Managers.

(b)                                 Subject to the provisions of Clause 15.7:

(i)            BoI shall pay the fees, commissions, costs and/or expenses payable to the Commission by not later than the fourth Dealing Day following the Acceptance Date; and

(ii)           and the fees and commissions payable to the Joint Bookrunners and the Sponsors by not later than the fourth Dealing Day following the Acceptance Date (with costs and expenses being paid in accordance with Clause 15.6(a)).

(c)                                  Without prejudice to the right to receive payment directly from BoI pursuant to this Clause 15.5, and subject to the provisions of Clause 15.7, the Commission, the Joint Bookrunners and the Sponsors shall be entitled and are authorised to deduct some or all of such commissions and fees and any other commissions and fees which are payable by BoI to the Commission, the Joint Bookrunners and the Sponsors from any amount otherwise payable by the Commission, the Joint Bookrunners or the Sponsors to BoI under this Agreement provided that if and to the extent that, following any such deduction, BoI pays the Commission, the Joint Bookrunners or the Sponsors any such fees and expenses in a manner other than by way of deduction pursuant to this Clause 15.3, the Commission, the Joint Bookrunners or the Sponsors (as appropriate) shall remit such deducted fees and expenses to BoI in accordance with this Agreement.

15.6         Costs and Expenses

(a)                                  BoI will bear (whether or not the obligations of the Managers under this Agreement become unconditional or are terminated) all costs and expenses of, in connection with or incidental to the Transaction, such expenses including, without limitation, the fees and expenses of the professional advisers of the Minister, the Commission and the NTMA and the professional advisers of the Managers, the Joint Bookrunners and the Sponsors, the cost of preparation, advertising, printing and distribution of the Offer Documents and all other documents connected with the Transaction, the fees of the Central Bank, ISE, LSE, UKLA, all Stamp Taxes arising in respect of the allotment, issue and delivery of the Securities in connection with the Rights Issue, Admission and the arrangements referred to or described in this Agreement and the Offer Documents and any charges by CREST etc. BoI will forthwith (and, in relation to VAT that is payable, in accordance with Clause 18.3 and 18.4) upon demand by any other party to this Agreement (accompanied by the relevant receipt therefor) pay to or reimburse such person the amount of any such expenses.

(b)                                 BoI acknowledges and agrees that the costs and expenses of the Minister, the Commission and the NTMA hereunder, totalling €4,000,000 (four million euro), shall accrue in their entirety at the date of this Agreement.

(c)                                  Subject to the provisions of Clause 15.7, BoI undertakes upon request by the any of the other parties from time to time to promptly pay to or reimburse to them the amount of any such costs, charges, fees and expenses referred to in Clause 15.6(a) which any of them may have properly paid or incurred.

(d)                                 Without prejudice to their right to receive payment directly from BoI pursuant to this Clause 15.6 and subject to the provisions of Clause 15.7, the Minister, the Commission, the NTMA, the Joint Bookrunners and the Sponsors shall be entitled and are authorised to deduct some or all of such costs, charges, fees and expenses referred to in this Clause 15.6 which have been paid by any such party from any amount otherwise payable by such party to BoI under this Agreement.

(e)                                  BoI warrants and undertakes to the Minister, the Commission and the NTMA that, save as specifically set out in this Clause 15, or in the Schedule of Expenses, no fees (including commissions, charges or other payments by whatever name called) will be payable to any person in connection with the Transaction.

15.7         Fees, Costs and Expenses of the Sponsors and Joint Bookrunners

(a)                                  BoI agrees that any fees (including commissions, charges or other payments by whatever name called) payable by BoI to the Sponsors and Joint Bookrunners in connection with the Transaction shall not be paid by BoI prior to the payment of the commissions payable to the Commission in accordance with Clause 15.1.

(b)                                 BoI agrees and undertakes to the Minister, the Commission and the NTMA that:

(i)            BoI shall fully disclose to the NTMA the details and basis of fees (including commissions, costs and expenses or other payments by whatever name called) to the Sponsors and Joint Bookrunners in writing in advance of their payment;

(ii)           fees (including commissions, costs and expenses or other payments by whatever name called) to be paid to the Sponsors and Joint Bookrunners shall only be paid with the prior written consent of the NTMA; and

(iii)          no fees (including commissions, costs and expenses or other payments by whatever name called) will be payable to the Joint Bookrunners in connection with participation in the Rights Issue on more favourable terms than any fees payable to the Commission pursuant to Clause 15.1.

16.           REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

16.1         BoI represents, warrants and undertakes to each of the Minister, the Commission and the NTMA that each of the Commission Warranties is true, accurate and not misleading. BoI acknowledges that each of the Minister, the Commission and the NTMA are entering into this Agreement in reliance on the Commission Warranties and each such Commission Warranty will be construed separately and will not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other term of this Agreement.

16.2         BoI represents, warrants and undertakes to each of the Managers that each of the Manager Warranties is true, accurate and not misleading. BoI acknowledges that the Managers are entering into this Agreement in reliance on the Manager Warranties and each such Manager Warranty will be construed separately and will not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other term of this Agreement.

16.3         The Commission Warranties given to the Minister, the Commission and the NTMA pursuant to Clause 16.1 and the Manager Warranties given to the Managers pursuant to Clause 16.2 are given as of the date of this Agreement, and will be deemed to be repeated and given as at the EGC Date, at the Commission Placing Completion Time (if different from the EGC Date), the date of any Supplementary Prospectus (whether before or after Admission), immediately prior to Admission, on the Acceptance Date, at the Time of Sale, on the Rump Settlement Date and on the third Dealing Day following the Acceptance Date (or such earlier date as notified to BoI as being the date on which amounts are payable under Clause 12.9) in each case by reference to the facts and circumstances then existing, and will be treated as Warranties given and/or repeated on such dates.

16.4         The Commission Warranties given to the Minister, the Commission and the NTMA pursuant to Clause 16.1 will be deemed to be repeated and given as at any date of issue of Conversion Stock within eighteen (18) months from the date of this Agreement in each case by reference to the facts and circumstances then existing, and will be treated as Warranties given and/or repeated on such dates provided that BoI shall be afforded the opportunity to amend the warranties to reflect matters arising between the Rump Settlement Date and the date of issue of such Conversion Stock.

16.5         Warranties shall be deemed to be repeated under this Clause 16 in relation to the relevant document, announcement or event on the basis that any reference in any such Warranty to something being done or something being the case in relation to such document, announcement or event which is expressed in the future tense shall be regarded as being expressed in the present tense.

16.6         BoI undertakes to each of the Minister, the Commission, the NTMA and each Manager:

(a)                                  that it will not cause or permit, and will procure (insofar as it is within its power that none of the Group Members, or the officers, employees and agents of any such Group Member (including the Directors and Senior Executives and the officers, employees and agents of BoI) cause or permit any event to occur, or omit to do, anything that would, or would be reasonably likely to cause:

(i)                                     any Warranty to become untrue, inaccurate, misleading or breached; or

(ii)                                  a breach of this Agreement to occur,

in each case, before the date which is five Dealing Days after the Acceptance Date.

(b)                                 immediately to give notice and reasonable details to each of the other parties to this Agreement if BoI or a Director becomes aware of a fact or circumstance that:

(i)                                     constitutes a breach of the Warranties given by it or has caused or would or would be reasonably likely to cause any Warranty given by it to become untrue, inaccurate or misleading if it were to be repeated by reference to the facts and circumstances (or the knowledge, opinions, intentions or expectations of any of the Directors) existing at any time before the date which is five Dealing Days after the Acceptance Date; or

(ii)                                  would cause any breach of this Agreement by BoI.

16.7        For the purpose of Clauses 4.3 and 16.6(b), BoI will make reasonable enquiries to ascertain whether any of the Warranties was, or if so repeated would be, breached or untrue or inaccurate or whether a breach of the Agreement has occurred.

16.8         All representations, warranties and undertakings given or deemed to be given under this Agreement or any document delivered under it will remain in full force and effect notwithstanding the completion of this Agreement and all other matters and arrangements referred to or contemplated by this Agreement.

16.9         For the purposes of this Clause 16 and Schedules 4 and 12, references to the knowledge, awareness or belief of the Directors or BoI in respect of matters relating to the Group will be read and construed as references to such knowledge, awareness or belief after having made all due and careful enquiries.

16.10       Compliance by BoI with the covenants referred to in Clause 22 and set out in Schedule 10 shall be deemed to not constitute a breach of the Warranties to the extent of such compliance with those covenants.

16.11       BoI will deliver to the Commission and the Managers a certificate in the form set out in Schedule 9 prior to and with effect on the Commission Placing Completion Time, the date of any Supplementary Prospectus (whether before or after Admission), immediately prior to Admission, on the date of any Time of Sale and on the Rump Settlement Date.

16.12       Each of the certificates to be delivered pursuant to Clause 16.11 shall have effect as a representation and warranty, as of their date, by BoI to the addressees as to the matters contained therein.

17.           INDEMNITIES

17.1         BoI agrees to fully and effectively indemnify and hold harmless each Indemnified Person from and against any and all Losses or Claims whatsoever, as incurred (and whether or not the relevant Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the date of this Agreement, or is suffered or incurred or arises in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims (whether or not the Indemnified Person is an actual or potential party to such Claims) or Losses or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this Clause 17, and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred) if such Losses or Claims, arise, directly or indirectly, out of, or are attributable to, or connected with, anything done or omitted to be done by any person (including by the relevant Indemnified Person) in connection with the Transaction, or this Agreement (or any amendment or supplement to it), or any other agreement relating to the Transaction including but not limited to:

(a)                                  any and all Losses or Claims whatsoever, as incurred, arising out of the Offer Documents, or any of them (or any amendment or supplement to any of them) not containing or fairly presenting, or being alleged not to contain or not to fairly present, all information required to be contained therein, or arising out of any actual or alleged untrue, misleading, incomplete or inaccurate statement contained in the Offer Documents, or any of them (or any amendment or supplement to any of them), or the omission or alleged omission therefrom of a fact necessary in order to make the statements therein not misleading, or any statement therein being or being alleged to be in any respect untrue, inaccurate, incomplete, misleading, not based on reasonable grounds, in the light of the circumstances in which they were made; and/or

(b)                                 any and all Losses or Claims whatsoever, as incurred, arising out of any breach or alleged breach by BoI of any of its obligations, including any of the Warranties, or the representations, covenants and undertakings set out in this Agreement or out of the arrangements contemplated by the Offer Documents, or any of them (or any amendment or supplement to any of them) or this Agreement or any other agreement relating to the Transaction, or the arrangements contemplated by the Offer Documents or any of them (or any amendment or supplement to any of them), or this Agreement (or any amendment or supplement to it) or any other agreement relating to the Transaction; and/or

(c)                                  any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of the issue, publication or distribution of the Offer Documents, or any of them (or any amendment or supplement to any of them) and/or any other documents or materials relating to the application for Admission; and/or

(d)                                 any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of any failure or alleged failure by BoI or any of the Directors or any of its or his agents, employees or advisers to comply with the Companies Acts, FSMA, the Listing Rules, Prospectus Law, Irish Market Abuse Law, Irish Transparency Law, the Disclosure and Transparency Rules, the rules and regulations of the Irish Stock Exchange and the London Stock Exchange, the Admission to Trading Rules and the Admission and Disclosure Standards or any other requirement or statute or regulation in any jurisdiction in relation to the application for Admission, the Transaction, or the arrangements contemplated by the Offer Documents (including, without limitation, the issue and allotment of the New Ordinary Stock), or any of them (or any amendment or supplement to any of them), or this Agreement (or any amendment or supplement to it) or any other agreement relating to the Transaction; and/or

(e)                                  without prejudice to Clause 21.1, any and all Losses or Claims whatsoever, as incurred, suffered or incurred by such Indemnified Person:

(i)            as a person who has authorised the contents of the Offering Documents, or any of them (or any amendment or supplement to any of them) or any part thereof for the purposes of Part 6 and Schedule 1 of the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland;

(ii)           as a person who has communicated or approved the contents of any financial promotion made in connection with the Transaction or the application for Admission for the purpose of section 21 of FSMA; or

(iii)          (in the case of the Sponsors only) in their capacity as a Sponsor to the Bank’s applications for Admission and as Sponsor in relation to the publication of the Circular; and/or

(f)                                    any and all Losses or Claims in connection with or arising out of the carrying out or performance (whether as an agent to BoI or otherwise) by an Indemnified Person of any of its duties and obligations under or in connection with this Agreement either before, on or after the date of this Agreement,

PROVIDED THAT, the indemnity contained in this Clause 17.1 will not apply to any Losses or Claims:

(g)                                     in respect of the Minister, the Commission and the NTMA, otherwise than in connection with the matters referred to in Clauses 17.1(a), 17.1(b), 17.1(c), 17.1(d), 17.1(e) and 17.1(f), to the extent finally and judicially determined to have arisen primarily as a result of the gross negligence, fraud, bad faith or wilful default of an Indemnified Government Person;

(h)                                     in respect of CS, otherwise than in connection with the matters referred to in Clauses 17.1(a), 17.1(b), 17.1(c), 17.1(d), 17.1(e) and 17.1(f), to the extent finally and judicially determined to have arisen primarily as a result of the gross negligence, fraud, bad faith or wilful default of an Indemnified CS Person;

(i)                                         in respect of Deutsche, otherwise than in connection with the matters referred to in Clauses 17.1(a), 17.1(b), 17.1(c), 17.1(d), 17.1(e) and 17.1(f), to the extent finally and judicially determined to have arisen primarily as a result of the gross negligence, fraud, bad faith or wilful default of an Indemnified Deutsche Person;

(j)                                         in respect of Davy, otherwise than in connection with the matters referred to in Clauses 17.1(a), 17.1(b), 17.1(c), 17.1(d), 17.1(e) and 17.1(f), to the extent finally and judicially determined to have arisen primarily as a result of the gross negligence, fraud, bad faith or wilful default of an Indemnified Davy Person;

(k)                                      in respect of UBS, otherwise than in connection with the matters referred to in Clauses 17,1(a), 17.1(b), 17.1(c), 17.1(d), 17.1(e) and 17.1(f), to the extent finally and judicially determined to have arisen primarily as a result of the gross negligence, fraud, bad faith or wilful default of an Indemnified UBS Person;

(l)                                     if and to the extent that such Losses or Claims have already been recovered by such Indemnified Person.

This Clause 17.1 will not apply to any Loss or Claim in respect of Tax that an Indemnified Person is compensated for under Clause 18 (or would have been so compensated but was not compensated because of the application of any exclusion contained therein).

17.2         The conduct of any Claim will be entirely at the discretion of the relevant Indemnified Person. Notwithstanding this, each Indemnified Person will:

(a)                                  give notice as promptly as reasonably practicable to BoI of any action commenced against it after receipt of a written notice of any Claim or the commencement of any action, claim, suit, investigation or proceeding in respect of which a Claim for indemnification may be sought under this Clause 17; and

(b)                                 as promptly as reasonably practicable notify BoI after any such action is formally commenced (by way of service with a summons or other legal process giving Information as to the nature and basis of the claim), and will keep BoI informed of, and, to the extent reasonably practicable, consult with BoI in relation to, all material developments in respect thereof, but in each case, only insofar as may be consistent with the terms of any relevant insurance policy and provided (in each case) that to do so would not, in such Indemnified Person’s view (acting in good faith), be prejudicial to it (or to any Indemnified Person connected to it) or to any obligation of confidentiality or other legal or regulatory obligation which that Indemnified Person owes to any third party or to any regulatory request that has been made of it. However, the failure to so notify BoI and keep BoI informed will not relieve BoI from any liability set out in this Clause 17 or otherwise.

17.3         Legal advisers for Indemnified Persons will be selected by the Department and/or the NTMA in respect of the Indemnified Government Persons, CS in respect of Indemnified CS Persons, Deutsche in respect of Indemnified Deutsche Persons, Davy in respect of Indemnified Davy Persons and UBS in respect of the Indemnified UBS Persons. Subject to Clause 17.4, BoI will be liable for the full fees and expenses of all such legal advisers.

17.4         BoI will not be liable for fees and expenses for more than one firm of legal advisers (in addition to BoI’s own separate firm of legal advisers) in each jurisdiction relating to or connected with any Claim for each of:

(a)                                  the Indemnified Government Persons;

(b)                                 the Indemnified CS Persons;

(c)                                  the Indemnified Deutsche Persons;

(d)                                 the Indemnified Davy Persons; and

(e)                                  the Indemnified UBS Persons,

in connection with any one action, or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, except where, in the opinion of the Indemnified Person, there arises for a firm of legal advisers a conflict of interest, in which case the relevant instructing party may instruct alternative counsel in that jurisdiction and BoI will be liable for the fees of all firms instructed.

17.5         BoI agrees that if it becomes aware of any Claim (including but not limited to a Claim which would or would be reasonably likely to give rise to a claim under any of the indemnities as contained in, or given pursuant to Clause 17 or any other provision of this Agreement) or any matter which may give rise to a Claim, it will promptly notify and provide reasonable details to each of the Indemnified Persons thereof, save where to do so would:

(a)                                  breach any statutory or regulatory obligation which BoI owes to any third party; or

(b)                                 be inconsistent with any regulatory request that has been made of it.

17.6         BoI will not, without the prior written consent of the relevant Indemnified Government Persons, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 17 or Clause 19 (whether or not the Indemnified Government Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(a)                                  includes an unconditional release of each Indemnified Government Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(b)                                 does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Government Person.

17.7         BoI will not, without the prior written consent of the relevant Indemnified CS Persons, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 17 or Clause 19

(whether or not the Indemnified CS Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(a)                                  includes an unconditional release of each Indemnified CS Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(b)                                 does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified CS Person.

17.8         BoI will not, without the prior written consent of the relevant Indemnified Deutsche Persons, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 17 or Clause 19 (whether or not the Indemnified Deutsche Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(a)                                  includes an unconditional release of each Indemnified Deutsche Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(b)                                 does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Deutsche Person.

17.9         BoI will not, without the prior written consent of the relevant Indemnified Davy Persons, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 17 or Clause 19 (whether or not the Indemnified Davy Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(a)                                  includes an unconditional release of each Indemnified Davy Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(b)                                 does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Davy Person.

17.10       BoI will not, without the prior written consent of the relevant Indemnified UBS Persons, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Clause 17 or Clause 19 (whether or not the Indemnified UBS Persons are actual or potential parties thereto), unless such settlement, compromise or consent:

(a)                                  includes an unconditional release of each Indemnified UBS Person from all liability arising out of such litigation, investigation, proceeding or claim; and

(b)                                 does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified UBS Person.

17.11       If BoI or any of its Group Members enters into any agreement or arrangement with any adviser or any other person for the purpose of or in connection with the Transaction or this Agreement (or any amendment or supplement to any of them) or any other agreement relating to the Transaction, the terms of which provide that the liability of the adviser or such other person to BoI or any other person, or the liability of BoI or any of its Group Members to any other person, is excluded or limited in any manner, and any Indemnified Person may have joint or joint and several liability with such adviser or such other person to BoI or any of its Group Members or to any other person arising out of the performance of its duties under this Agreement, BoI or any of its Group Members will:

(a)                                  not be entitled to recover any amount from an Indemnified Person in respect of any Loss suffered by BoI, in excess of the amount that would have been recoverable had such agreement or arrangement not been entered into;

(b)                                 indemnify the Indemnified Person in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

(c)                                  take such other action as the Indemnified Person may require to ensure that the Indemnified Person is not prejudiced as a consequence of such agreement or arrangement.

To the extent that (a) any adviser has agreed that an Indemnified Person may rely on its advice to BoI or (b) a Government Person may do so as a matter of law, the degree to which any Indemnified Person may rely on the work of any adviser to BoI or any of its Group Members or any other third party will be unaffected by any limitation which BoI or any of its Group Members may have agreed with any third party, unless agreed otherwise in writing by such Indemnified Person.

17.12       If BoI, or any Group Member, receives a request from the Indemnified Government Person to make, dispute, resist, appeal, compromise, defend, remedy or mitigate any claim against any other person, BoI will, and shall procure that any Group Member will, (at the Group’s expense) take any action and institute any proceedings so requested.

17.13       The provisions of this Clause 17 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement or any termination of this Agreement.

17.14       Each Indemnified Person will have the right to enforce its rights against BoI under this Clause 17, Clause 19, Clause 27 or Clause 32; provided that:

(a)                                  the Minister and/or the NTMA will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Government Persons;

(b)                                 CS will have the sole conduct of any action to enforce such rights on behalf of the Indemnified CS Persons;

(c)                                  Deutsche will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Deutsche Persons;

(d)                                 Davy will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Davy Persons; and

(e)                                  UBS will have the sole conduct of any action to enforce such rights on behalf of the Indemnified UBS Persons.

The parties may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person or any other third party.

17.15                     None of the Minister, the Commission or the NTMA, will have any responsibility to any Indemnified Person or any other third party under or as a result of this Agreement.

17.16                     The indemnities contained in this Clause 17 are in addition to any rights which any Indemnified Person may have at common law or otherwise, including any right of contribution.

17.17                     Nothing in this Agreement will exclude or restrict any duty or liability of any Indemnified Person which it has under FSMA or under the regulatory system (as defined in the FSA Handbook) or under any equivalent Irish legislation, regulations or guidance applicable to it to the extent such exclusion or restriction is prohibited by the FSA Handbook or the European Communities (Market in Financial Instruments) Regulations 2007 (as amended). The parties agree that the terms of this Agreement, including this Clause 17, are reasonable.

17.18                     Each of the Indemnified Persons will have an absolute discretion whether or not to exercise or enforce any right under this Agreement, will be free to deal with its rights under this Agreement without regard to the interests of any other Indemnified Person and will not be required to account to any other Indemnified Person in respect of any amount which it receives under this Agreement and will not be liable to any Indemnified Person for any Losses arising from any act or omission with respect to this Agreement.

17.19                     The Indemnified Persons will be entitled to take, at their absolute discretion, any and all steps (including instituting proceedings) against BoI in relation to any Claims and Losses that may arise under this Agreement.

18.           TAX

18.1                           BoI will pay within seven (7) days of receiving a demand an amount equal to any Stamp Taxes which are payable or paid by or on behalf of any of the parties to this agreement (whether by the Minister, the Commission, the NTMA, the Joint Bookrunners or otherwise) in connection with the allotment and issue of the Securities, the delivery of the Securities and/or the acquisition of the Securities in the manner contemplated by this Agreement and the Offer Documents and/or the execution, delivery, performance or enforcement of this Agreement and shall indemnify and hold harmless each Indemnified Person from and against any such Stamp Taxes. References in this Clause 18.1 to Securities include any interest in or rights to allotment of Securities.

18.2                           If any Indemnified Person is subject to Tax (or brings an amount into any computation of income profits or gains for the purposes of Taxation) or would do so but for the utilisation of any Tax relief in respect of any sum payable under this Agreement, other than any fees or commission payable under Clause 15, or if any such sum is taken into account in computing the taxable profits or income of any Indemnified Person, the sum payable will be increased to such amount as will ensure that (after payment of such Tax or such Tax that would have been payable but for the Utilisation of any Tax relief, including, for the avoidance of doubt, any additional Tax payable as a result of such increase) each Indemnified Person retains a sum equal to the sum that it would have received and retained in the absence of such Tax. This Clause 18.2 shall apply in respect of any additional amounts paid pursuant to Clause 18.5 as it applies to other amounts paid to an Indemnified Person.

18.3                           All sums (including, for the avoidance of doubt, any fees or commission or expenses payable under Clause 15) payable by BoI (the “Payer”) to any Indemnified Person

(the “Payee”) pursuant to this Agreement are expressed exclusive of any amount in respect of VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) is or are the whole or part of the consideration for VAT purposes. If any Payee makes (or is deemed for VAT purposes to make) any supply to the Payer pursuant to this Agreement and VAT is or becomes chargeable in respect of such supply, the Payer will pay to the Payee (within fourteen (14) days of the receipt of a valid VAT invoice) an additional sum equal to the amount of such VAT.

18.4                           In any case where BoI is obliged to pay a sum to any Indemnified Person under this Agreement by way of indemnity, reimbursement, damages or compensation for or in respect of any fee, liability, cost, charge or expense (the “Relevant Cost”), BoI will pay to the Indemnified Person at the same time an additional amount determined as follows:

(a)                                  if the Relevant Cost is for VAT purposes the consideration for a supply of goods or services made to the Indemnified Person (including, for the avoidance of doubt, where such supply is made to the Indemnified Government Person acting as agent for BoI within the terms of Section 28(1) VATA or any equivalent provision in another jurisdiction), such additional amount will be equal to any input VAT which was incurred by the Indemnified Person in respect of that supply and which the Indemnified Person certifies it is not able to recover from the relevant Tax Authority (such certificate to be conclusive in the absence of manifest error); and

(b)                                 if the Relevant Cost is for VAT purposes a disbursement incurred by any Indemnified Person as agent on behalf of BoI and the relevant supply is made to BoI for VAT purposes, such additional amount will be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by any Indemnified Person, and the relevant Indemnified Person will use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to BoI.

18.5                           All payments by BoI under this Agreement will be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of Tax, unless required by law. If any Tax is required by law to be deducted or withheld from or in connection with any such payment, BoI will:

(a)                                  promptly upon becoming aware thereof, notify the Commission and the NTMA or the Sponsors or other party (as applicable) thereof;

(b)                                 make that deduction or withholding and any payment of Tax required in connection with that deduction or withholding within the time allowed and in the minimum amount required by law;

(c)                                  deliver to the payee such receipts, statements or other documents as the payee may reasonably request by way of evidence that the deduction or withholding has been made and any appropriate payment of Tax made to the relevant Tax Authority; and

(d)                                 increase the amount payable so that the amount received by the payee (after such deduction or withholding, including for the avoidance of doubt any additional deduction or withholding required as a result of such increase) is equal to the amount that the payee would have received if no such deduction or withholding had been made.

19.           CONTRIBUTION

19.1                           If and to the extent that the indemnification provided for in Clauses 15.6, 17, and 18.1 is unavailable to or insufficient to hold harmless (to the extent specified in Clause 17) an Indemnified Person in respect of any Loss or Claim referred to therein, then BoI, in lieu of indemnifying such Indemnified Person thereunder, will contribute to the amount paid or payable by such Indemnified Person as a result of such Loss or Claim:

(a)                                  in such proportion as is appropriate to reflect the relative benefits received by BoI on the one hand and the relevant Indemnified Person(s) on the other hand from the Transaction; or

(b)                                 if the allocation provided by Clause 19.1(a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Clause 19.1(a) but also the relative fault of BoI on the one hand and the relevant Indemnified Person(s) on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

The relative benefits received by BoI on the one hand and an Indemnified Government Person on the other in connection with the Transaction will be deemed to be in the same respective proportions respectively as the total fees received by the Commission pursuant to Clause 15.1 of this Agreement bears to the amount which is equal to the gross proceeds of the Transaction.

The relative benefits received by BoI on the one hand and the Indemnified CS Person on the other in connection with the Transaction will be deemed to be in the same respective proportions as the total fees received by CS pursuant to this Agreement bears to the amount that is equal to gross proceeds of the Transaction.

The relative benefits received by BoI on the one hand and the Indemnified Deutsche Person on the other in connection with the Transaction will be deemed to be in the same respective proportions as the total fees received by the Deutsche pursuant to this Agreement bears to the amount that is equal to gross proceeds of the Transaction.

The relative benefits received by BoI on the one hand and the Indemnified Davy Person on the other in connection with the Transaction will be deemed to be in the same respective proportions as the total fees received by Davy pursuant to this Agreement bears to the amount that is equal to gross proceeds of the Transaction.

The relative benefits received by BoI on the one hand and the Indemnified UBS Person on the other in connection with the Transaction will be deemed to be in the same respective proportions as the total fees received by UBS pursuant to this Agreement bears to the amount that is equal to gross proceeds of the Transaction.

The relative fault of BoI on the one hand and an Indemnified Government Person, or an Indemnified CS Person, or an Indemnified Deutsche Person, or an Indemnified Davy Person, or an Indemnified UBS Person on the other will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by BoI or by the Indemnified Government Person, or the Indemnified CS Person, or the Indemnified Deutsche Person, or the Indemnified Davy Person, or the Indemnified UBS Person and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

19.2                           Notwithstanding the provisions of this Clause 19 no Indemnified Person will be entitled to recover from BoI by way of contribution under Clause 19.1 any amount in excess of the amount that BoI would have been liable to pay to the Indemnified Person (as the case may be) had the indemnification provided for in Clause 17 been available to the extent provided in that Clause in respect of the relevant Loss or Claim.

19.3                           For the avoidance of doubt, notwithstanding the provisions of this Clause 19, otherwise than in connection with the matters referred to in Clauses 17.1(a), 17.1(b), 17.1(c), 17.1(d), 17.1(e) and 17.1(f), no Indemnified Person will be entitled to recover any amount from BoI by way of contribution under Clause 19.1 to the extent finally and judicially determined to have arisen primarily as a result of the gross negligence, fraud, bad faith or wilful default of the Indemnified Person.

19.4                           The parties hereto agree that it would not be just and equitable if contribution pursuant to this Clause 19 were determined by pro rata allocation (even if the all Indemnified Persons were treated as one entity for such purposes) or by any other method of allocation that does not take account of the equitable considerations referred to in Clause 19.1. The amount paid or payable by an Indemnified Person as a result of the Loss or Claim referred to in Clause 19.1 will be deemed to include any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

19.5                           The aggregate amount of Losses or Claims incurred by an Indemnified Person and referred to above in this Clause 19 will be deemed to include any legal or other expenses properly incurred by such Indemnified Person in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or alleged act or untrue or inaccurate or alleged untrue or inaccurate statement or omission or alleged omission.

19.6                           The indemnity and contribution agreements contained in this Clause 19 are in addition to and will not be construed to limit, affect or prejudice any liability which BoI may otherwise have to the Indemnified Persons referred to above or any other right or remedy in law or otherwise available to any Indemnified Person.

20.           EXCLUSIONS OF LIABILITY

20.1                           BoI agrees not to (and will procure that none of its Group Members nor any persons asserting claims on behalf of or in right of BoI or any of its Group Members will) bring, make, threaten or allege any Claims against any Indemnified Person (in whatever capacity) recover any Losses suffered or incurred (including all Losses which BoI may incur in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims or Losses or in establishing any Claims or mitigating any Loss on its part) by reason of, or arising out of, directly or indirectly attributable to, or in connection with, the carrying out or the performance by any Indemnified Persons, or on their behalf, of their obligations under or in connection with this Agreement or the Transaction, or any of them (or any amendment or supplement to any of them), or this Agreement (or any amendment or supplement to it) on, before or after the date of this Agreement unless and to the extent that a court of competent jurisdiction renders a judgment which is not subject to further appeal that such Claims or Losses (otherwise than in connection with the matters referred to in Clauses 17.1(a) to 17.1(f) (inclusive) and otherwise than as a result of a payment made or an obligation or liability to make payment arising under Clause 17.1) have arisen primarily out of the gross negligence, fraud, bad faith or wilful default on the part of such Indemnified Person.

20.2                           Notwithstanding any rights or claims which BoI or any of its Group Members, or any of the directors, officers or employees of any of them may have or assert against the Indemnified Persons in connection with this Agreement, the Transaction, or any of the other arrangements contemplated by this Agreement or any amendment or supplement thereto, no claim will be brought by any such person against any director, officer, commissioner or employee of an Indemnified Persons in respect of any conduct, action or omission by any individual concerned in connection with this Agreement, or any of the other arrangements contemplated by this Agreement or any amendment or supplement thereto. Without prejudice to the foregoing, each of BoI and the Directors agrees with and acknowledges to the Indemnified Persons that none of the Indemnified Persons have been requested to verify, nor will they be responsible for verifying, the accuracy, completeness or fairness of any information in any documents published or caused to be published by or on behalf of BoI in connection with the Transaction.

21.           THE TRANSACTION

21.1         Authorisation, Due Diligence and Laws of Other Jurisdictions

(a)                                  For the avoidance of doubt, BoI acknowledges and agrees that it is responsible for any due diligence and verification carried out in relation to the Transaction and that neither the Minister, the Department, the Commission, the NTMA nor the Managers will be responsible to BoI or any Director for any due diligence in relation thereto unless it or they have agreed in writing to take specific responsibility for such due diligence.

(b)                                 BoI agrees that for the purpose of the Transaction, neither the Minister, the Department, the Commission, the NTMA nor the Managers are responsible for the provision of or obtaining advice as to the requirements of any applicable laws or regulations of any jurisdictions other than Ireland nor will any such person be responsible or liable where it or BoI has acted in the absence of such advice or in reliance on any advice obtained by BoI in respect thereof.

21.2         References to State Entities

(a)                                  The prior consent of the NTMA should be obtained prior to the release or publication or any document or announcement to be executed, published or filed in connection with the Transaction that refers to any State Entity, or refers to any actions that are contemplated or have been or will be taken by any of the State Entities, or refers to the Restructuring Plan for the Group to be approved by the European Commission (“Relevant Documents”).

(b)                                 Prior to seeking the consent of the NTMA pursuant to Clause 21.2(a), BoI agrees and undertakes that it will:

(i)                                     afford the NTMA such time as it may reasonably require to consider the Relevant Documents to give such consent; and

(ii)                                  submit drafts and revised drafts of the Relevant Documents for review and comment by the NTMA, having afforded the NTMA appropriate time pursuant to Clause 21.2(b)(i) to consider such drafts, discuss such comments with the NTMA for the purposes of preparing revised drafts.

21.3         Co-operation, Consultation and Consent

(a)                                  BoI will promptly provide such reasonable assistance and information, and will co-operate and consult with the Minister, the Commission and the NTMA in connection with the transactions and arrangements contemplated by or referred to in this Agreement (the “Arrangements”).

(b)                                 BoI will promptly update the Commission and the NTMA about any proposed amendment, addition or revision to the timing or structure of the Arrangements, and will immediately supply any documents or information that the Commission and the NTMA reasonably require to assist in its consideration of such proposals.

(c)                                  Where any proposed amendment, addition or revision to the timing or structure of the Arrangements would, or could be reasonably expected to, vary or increase the obligations or actual or potential liabilities of the Minister and/or the NTMA and/or the Commission, BoI will not implement any such proposed amendment, addition or revision to the timing or structure of the Arrangements without the prior written consent of the NTMA.

21.4         Clearances and Consents

Where clearance or consent from any third party (each a “Consent Party”) is required for the Transaction, BoI agrees to:

(a)                                  promptly update the NTMA on its discussions and negotiations with any Consent Parties, and to immediately supply any documents or information that the NTMA reasonably requires to assist in its consideration of the implications of such discussions and negotiations; and

(b)                                 if requested by the NTMA and where it is possible to so do, to arrange for persons nominated by the NTMA to observe or participate in BoI’s discussions with Consent Parties.

21.5         Information

BoI will provide, and procure that each Group Member will provide the Minister, the Commission and the NTMA with:

(a)                                  any publications, reports and other information with respect to any Group Member and/or their businesses; and

(b)                                 access to the books and records and management and other employees of any Group Member and/or their businesses as may be required in order to allow the Minister, the Commission and the NTMA (including any agent or adviser of the foregoing parties) to obtain clearance or consent for a Consent Party or to comply fully with all legal and regulatory and other requirements under any applicable laws and regulations of any jurisdiction applicable to the Minister and the Commission as a direct or indirect consequence of their stockholdings in BoI.

21.6         Effect of Arrangements

BoI hereby warrants, represents and undertakes to the Minister, the Commission, the NTMA and the Managers that execution or performance of the Arrangements and/or the publication, execution or performance of any documents relating thereto does not and will not:

(a)                                  conflict with or result in the breach of or constitute a default under any of the terms, conditions or other provisions of any material contract, permit, authorisation, consent, requirement, instrument or arrangement to which any Group Member is a party or which any Group Member is bound by; or

(b)                                 relieve any person from any material obligation to any Group Member or enable any person to determine or avoid any such obligation or any material right or benefit enjoyed by any Group Member or enable any person to exercise any right under any of the terms, conditions or other provisions of any material contract, permit, authorisation, consent, requirement, instrument or arrangement to which any Group Member is a party or which any Group Member is bound by; or

(c)                                  vary or accelerate the rights of any person, or enable any person to exercise any right, under any Incentive Scheme; or

(d)                                 constitute a change of control or any other event provided for in any correspondence, contract, permit, authorisation, consent, requirement, instrument or arrangement to which any Group Member is a party or by which any Group Member is bound so as to enable or entitle any Director, Senior Executive or employee of any Group Member to receive any form of financial compensation, cash payment or severance arrangement

21.7         Performance of Bank’s Obligations

The performance of BoI’s obligations pursuant to the provisions of this Agreement complies or will comply (as applicable) in all respects with all agreements to which any Group Member is a party or by which any such Group Member is bound, the charter and bye-laws and other constitutional documentation of BoI or any Group Member, and all applicable laws and regulations in Ireland and elsewhere.

21.8         New Ordinary Stock

The New Ordinary Stock will, as from the date when it is issued, rank pari passu with the existing Ordinary Stock of BoI. The New Ordinary Stock will be allotted and issued free from all Encumbrances.

21.9         NTMA Role

The Minister may, from time to time by notice in writing to BoI, the Joint Bookrunners and the Sponsors designate a State Entity other than the NTMA to perform the functions and/or exercise the powers of the NTMA under this Agreement and, following such notice, all references in this Agreement to the NTMA shall be construed as references to that State Entity.

22.           BOI COVENANTS TO STATE ENTITIES

22.1         With effect from Admission, BoI undertakes to the Minister and the Commission that the Bank will comply with the covenants set out in Schedule 10.

22.2         Where the consent of any State Entity is required under the terms of this Agreement:

(a)                                  that State Entity may, from time to time, issue, amend and revoke general or specific consents, instructions or policies to BoI in relation to the matter for which its consent is required, and may specify materiality and/or de minimis thresholds that will apply before a consent otherwise within the scope of this Agreement is required; and

(b)                                 that State Entity may, from time to time, prescribe the format for seeking its consent to be used by BoI, which shall include a statement of the reasons why the matter is considered to fall within the scope of this Agreement.

23.           REQUIREMENT TO PUBLISH SUPPLEMENTARY PROSPECTUS OR OFFER DOCUMENT

23.1                           If at any time between the date of this Agreement and the fifth Dealing Day after the Acceptance Date any event will have occurred as a result of which the Prospectus, as amended or supplemented from time to time, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such document is delivered, not misleading, or if for any other reason, including compliance with Irish Prospectus Law, it will be necessary to amend or supplement the Prospectus, BoI will (without prejudice to the rights of the NTMA and the Sponsors under this Agreement) promptly:

(a)                                  notify the NTMA and the Sponsors of the relevant circumstances;

(b)                                 consult with the NTMA and the Sponsors in considering any requirement to publish a Supplementary Prospectus and any supplement or amendment to the other Offer Documents as may be necessary to make the Prospectus and such other Offer Documents comply with the requirements of the Listing Rules, the Prospectus Rules or other applicable laws or regulations;

(c)                                  consult with the NTMA and the Sponsors as to the contents of any Supplementary Prospectus and any supplement or amendment to any other Offer Document and comply with all reasonable requirements of the NTMA and the Sponsors in relation thereto; and

(d)                                 publish such Supplementary Prospectus and any other amendment or supplement to any other Offer Document in such manner as may be required by Irish Prospectus Law and/or the Listing Rules or otherwise; and

(e)                                  comply, or have complied, with Clause 3.1(q)(ii).

23.2         Without prejudice to the condition in Clause 3.1(l), in the event that a Supplementary Prospectus is issued by BoI two (2) or fewer Business Days prior to the Acceptance Date (or such later date as may be agreed between the parties) all references to the Acceptance Date in this Agreement (other than in this Clause 23.2) will be deemed to be the date which is three (3) Business Days after the date of issue of the Supplementary Prospectus and all dates in this Agreement referenced to the Acceptance Date will also be extended mutatis mutandis and the obligations of the parties under this Agreement will, to the extent applicable, be required to be performed by the relevant party by reference to such extended dates.

23.3         Each party will execute such documents (including, without limitation, any agreement varying the terms of this Agreement) and do such acts and things as may be required for the purpose of giving full effect to the extension of the timetable for the Transaction as contemplated by Clause 23.2.

24.           TERMINATION

24.1         If following the date of this Agreement but before Admission:

(a)                                  any statement contained in the Offer Documents (or any amendment or supplement thereto) has become or been discovered to be untrue, inaccurate or misleading in any material respect; or

(b)                                 matters have arisen or have been discovered which would, if any of the Offer Documents (or any amendment or supplement thereto) were to be issued at that time, constitute a material omission therefrom or which would render any such Offer Documents (or any amendment or supplement thereto) to be misleading in any material respect; or

(c)                                  there has been a breach by any Group Member of any of its undertakings or covenants or any of its obligations contained in this Agreement or any of the Offer Documents or any of the Warranties is not or has ceased to be true, accurate and not misleading; or

(d)                                 a matter has arisen which gives rise to a Claim under Clause 17 of this Agreement; or

(e)                                  any of BoI’s applications for Admission is withdrawn or refused by the ISE, the UKLA or the LSE; or

(f)                                    any Condition has not been satisfied by the required time or waived (if capable of waiver) by the NTMA, or if any matter or circumstance arises as a result of which there is no reasonable prospect that any of the Conditions will be satisfied at the required time(s) (if any) or will continue to be satisfied at Admission; or

(g)                                 in the opinion of the Minister, there will have been a Material Adverse Effect (whether or not foreseeable at the date of this Agreement); or

(h)                                 any matter has arisen which would require the publication of a Supplementary Prospectus; or

(i)                                     any of the following have occurred (each a “Force Majeure Event”) or, in the opinion of the NTMA, are reasonably likely to occur:

(i)            in Ireland, the United Kingdom or in any member or associate member of the European Union or the international financial markets, any incident of terrorism, any outbreak or escalation of hostilities, war, declaration of emergency or martial law or other calamity or crisis or event; or

(ii)           any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions (primary or secondary) or currency exchange rates or controls;

(iii)          trading in any securities of BoI has been suspended or materially limited by the Irish Stock Exchange, the London Stock Exchange or the New York Stock Exchange on any exchange or over-the-counter market, or if trading generally on the New York Stock Exchange, the NASDAQ Stock Market, the Irish Stock Exchange or the London

Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices of securities have been required, by any of said exchanges or by such system or by order of any governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in Ireland, in the United States, or in the United Kingdom or in a member or associated member of the European Union;

(iv)                              any actual adverse or prospective adverse change or development in United States, Irish or United Kingdom Taxation or Taxation in a member or associated member of the European Union, materially and adversely, affecting the Group, the New Ordinary Stock or the transfer thereof or exchange controls have been imposed by Ireland, the United States, the United Kingdom or a member or associated member of the European Union; or

(v)                                 a banking moratorium has been declared by the United States, Ireland or the United Kingdom or a member or associated member of the European Union; or

(j)                                     one or more down-gradings has occurred, resulting in an aggregate reduction of three or more notches in the senior long-term rating accorded to debt securities of BoI by Standard and Poor’s Rating Services or by Fitch Ratings Limited (or, in each case, its successor rating business) compared to the rating accorded by the relevant rating organisation as at the date of this Agreement;

then BoI will notify the Minister, the Commission, the NTMA and in those circumstances, whether or not such notice has been given, the NTMA shall notify BoI and the Managers that the provisions of Clause 24.2 will apply.

24.2         Whether or not notice has been given to BoI and the Managers pursuant to Clause 24.1 by the NTMA, the NTMA may in its absolute discretion:

(a)                                  allow the Rights Issue to proceed on the basis of the Offer Documents subject, if the NTMA so requests, to:

(i)                                     the publication of a Supplementary Prospectus;

(ii)                                  the publication of a supplementary Circular; and

(iii)                               to any additional requirements of Irish Prospectus Law or the Central Bank; or

(b)                                 if the Minister does not consider it to be necessary in the public interest, in order to maintain the stability of the financial system in Ireland that the arrangements contemplated by this Agreement proceed to completion, give notice to BoI at any time prior to Admission to the effect that this Agreement will terminate and cease to have effect.

24.3         Up to the settlement of the Rump Placing on the Rump Settlement Date and following the occurrence of any of the events described in Clause 24.1 and after having consulted with the NTMA and the ISE or, as appropriate, the LSE:

(a)                                  each of the Sponsors may, where they determine that they are unable to continue to act as Sponsors in relation to the Rights Issue without being in breach of, in the case of the Irish Sponsor, the Irish Stock Exchange’s Listing Rules, or, in the case of the UK Sponsors, the FSA’s Listing Rules, give notice in writing to other parties to this Agreement of its determination, and all rights and obligations of the relevant party (as applicable) (the “Notifying Party”) under the terms of this Agreement shall thereupon terminate without prejudice to the continuation of this Agreement among the other parties hereto and:

(i)                                     if an application for Admission has been submitted to the Irish Stock Exchange and/or the UK Listing Authority, the Sponsors (or relevant Sponsor) shall notify the Irish Stock Exchange and/or the UK Listing Authority, as relevant, of the termination of its appointment as Sponsor in respect of the Rights Issue;

(ii)                                  all references in this Agreement to the Sponsors shall be deemed to be references to the Sponsor that is not the Notifying Party (if any);

(iii)                               the Notifying Party shall have no claim against any party to this Agreement for fees; and

(iv)                              the Bank shall consult with the NTMA to determine whether a further sponsor should be appointed in relation to the Transaction.

24.4                           None of the parties may rescind or terminate this Agreement on or after Admission, without prejudice to any of the rights and remedies of the Minister, the Commission, the NTMA, the Managers, the Joint Bookrunners and the Sponsors in respect of any breach by BoI of its obligations under this Agreement.

24.5                           In the event that this Agreement is terminated pursuant to the provisions of this Clause 24, no party to this Agreement will have any claim against any other party to this Agreement for fees, costs, damages, compensation or otherwise except that:

(a)                                  such termination will be without prejudice to any accrued rights or obligations under this Agreement;

(b)                                 BoI will pay the fees payable to the Commission pursuant to Clause 15.1 and such costs and expenses to all parties as are payable in such circumstance under and in accordance with Clause 15; and

(c)                                  the provisions of this Clause 24.5 and Clauses 1, 15, 16, 17, 18, 19, 20, 21.2, 21.9, 27 28, 31 and 32 will remain in full force and effect.

25.           RECEIVING AGENT

BoI confirms that it has instructed the Receiving Agent to act as:

25.1                           registrar, receiving agent in connection with the Rights Issue, and registrar in connection with the EGC and as receiving agent in relation to the Nil Paid Rights, the Fully Paid Rights, the Debt for Equity Stock; and

25.2                           issue agent and registrar in relation to the Debt for Equity Offers,

and to perform the obligations assigned to it under the Receiving Agent Agreement, the Circular, the Prospectus, the Form of Proxy, the Provisional Allotment Letters and this Agreement as receiving agent, registrar and issue agent.

26.           ACKNOWLEDGMENT OF NO DUTY

26.1                           BoI agrees and acknowledges that each Manager is acting solely pursuant to a contractual relationship with BoI on an arm’s length basis with respect to the Rights Issue, the Debt for Equity Offers and the Transaction and on the terms, and with the obligations and duties, expressly stated in this Agreement and their respective Engagement Letters (save that BoI acknowledges that the services relating to the procurement of subscribers in connection with the Rights Issue are to be provided solely pursuant to the terms of this Agreement), and not as financial adviser or fiduciary to BoI or any other person in respect of the Rights Issue, the Debt for Equity Offers and the Transaction.

26.2                           It is acknowledged by all parties that:

(a)                                  the Indemnified Persons may be engaged in a broad range of transactions that involve interests that differ from those of BoI or any other person and each Indemnified Person may take into account any factors including those solely in its interest that it considers appropriate in performing duties or exercising rights under this document; and

(b)                                 no Indemnified Person has advised as to, or is required to give BoI or any other person, any legal, tax, investment, accounting, regulatory or other specialist or technical advice in connection with the Rights Issue, the Debt for Equity Offers or the Transaction in any jurisdiction, and BoI and any other person have consulted their own, and will rely on its own expertise and on that of its, specialist legal, tax, investment, accounting or regulatory advisers to the extent it deems appropriate and in respect of the due diligence investigations in connection with the Rights Issue, the Debt for Equity Offers and the Transaction and no Indemnified Person shall have any responsibility to BoI or any other person with respect thereto.

26.3                           No Manager shall have any liability for any claims brought against any person (and BoI confirms they will not make any claim against the Managers) in respect of the timing, terms and structure of the Rights Issue, the Debt for Equity Offers or the other Transactions, or that the Rights Issue Price was set at a level that is too high or too low, or with respect to any sales of Rights Issue Stock by investors following allocation to them of such Rights Issue Stock.

26.4                           BoI and the Managers, the Minister, the Commission and the NTMA further agree that it is not their intention to create a fiduciary relationship between BoI on the one hand, and any of the Managers, the Minister, the Commission and/or the NTMA on the other.

26.5                           BoI acknowledges and agrees that:

(a)                                  the Sponsors are acting solely in relation to the application for admission of the New Ordinary Stock (including the nil paid and fully paid rights in relation to the Rights Issue Stock), Debt for Equity Stock and the Commission Placing Stock to the Official Lists;

(b)                                 any advice, whether written or oral, given by a Manager to BoI, or any communications between a Manager and BoI, may not be used or relied upon by any third party and may not be disclosed to any third party without the prior written approval of the relevant Sponsor or Joint Bookrunner (other than BoI’s professional advisers who may place no reliance on such advice);

(c)                                  the Managers are full service securities firms and they, along with their respective Affiliates, are engaged in various activities, including securities trading for both clients and as principal, securities offerings, fund management financial services and financial advisory services, investment management, financing and brokerage activities and financial planning and benefits counselling for both companies and individuals;

(d)                                 no Manager shall have any liability by reason of it or any of its Affiliates conducting such businesses referred to in Clause 26.5(c), acting in their own interests or in the interests of other clients in respect of matters affecting BoI, its Group Members or, including where in so acting, any such Affiliate acts in a manner which is adverse to the interests of BoI or its Group Members;

(e)                                  in the ordinary course of the activities referred to in Clause 26.5(c), the Managers and their respective Affiliates may actively trade the debt and equity securities (or related derivative securities) of BoI and its related bodies corporate for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities;

(f)                                    as a result of general or contractual duties of confidentiality, a Manager may be prohibited from disclosing information to BoI and BoI agrees that no Group Member will be under a duty to use or disclose any non-public information acquired from or during the course of carrying on business for, any other person; and

(g)                                 the Managers will use and rely on information provided by or on behalf of BoI in performing their obligations under this Agreement, without having independently verified the information, and the Managers do not assume responsibility for the accuracy and completeness of the information or any other information on which it may rely in connection with this Agreement.

26.6                           BoI acknowledges and agrees that the Managers are and have been acting for BoI and no-one else in connection with the Rights Issue, Admission and the Debt for Equity Offers and will not regard, and have not regarded, any other person as their respective clients and have not been and will not be responsible to anyone other than BoI for providing the protections afforded to clients of the Managers, nor for providing advice in relation to the Rights Issue, Admission, the Debt for Equity Offers or any of the transactions contemplated by this Agreement.

27.           GENERAL

27.1                           Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by any party in its absolute discretion as regards any other person under such liability without in any way prejudicing or affecting the first party’s rights against such other person under the same or a similar liability, whether joint and several or otherwise.

27.2                           No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right. Any express waiver of any breach of this Agreement will not be deemed a waiver of any subsequent breach.

27.3                           The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law; in particular, BoI agrees that damages would not be an adequate remedy for any breach by it of this

Agreement and that accordingly the Minister, the Commission and the NTMA will be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

27.4                           Except to the extent already performed, all the provisions of this Agreement will, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding the conclusion of any or all of the constituent parts of the Transaction.

27.5                           With regard to the obligations of BoI, time will be of the essence in this Agreement, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties. For the avoidance of doubt, time will not be of the essence in relation to the obligations of any other party to this Agreement.

27.6                           This Agreement may be entered into in any number of counterparts and by any one or more of the parties to it on separate counterparts but will not be effective until each party has executed at least one counterpart. Each counterpart when executed and delivered will be an original, but all the counterparts will together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

27.7                           This Agreement and any other documents referred to herein (including the Engagement Letters) constitute the whole agreement and understanding between the parties in relation to the Transaction. All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Transaction are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

27.8                           No variation of this Agreement will be effective unless in writing (not including e-mail) and signed by or on behalf of each of the parties.

27.9                           BoI will, from time to time on request and at its own expense, do and execute or procure to be done and executed (including by any Group Member) all necessary acts, deeds, documents and things (as are reasonably within its power) in a form satisfactory to the Minister and/or the NTMA and/or the Commission that the Minister and/or the NTMA and/or the Commission reasonably consider necessary to:

(a)                                  give full effect to this Agreement;

(b)                                 secure to the Minister and/or the NTMA and/or the Commission the full benefit of the rights, powers and remedies conferred upon the Minister and/or the NTMA and/or the Commission in or by this Agreement; and

(c)                                  remedy any breach of this Agreement which is related to any absence of authority or the existence of any impediment in regard to the performance of the obligations of BoI pursuant to this Agreement and pursuant to the terms of the Bye-Laws.

27.10                     If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the parties will negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties’ original commercial intention.

28.           ASSIGNMENT, NOVATION

28.1                           The Minister and the NTMA and the Commission will be permitted to transfer, wholly or partially, its rights and/or obligations under this Agreement, including by way of assignment and/or novation and/or contribution, to any State Entity, and BoI and the Sponsors and Joint Bookrunners hereby:

(a)                                  consent to any such assignment and/or novation and/or contribution; and

(b)                                 agree to do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Minister and/or the NTMA and/or the Commission which the Minister and/or the NTMA and/or the Commission may reasonably consider necessary for giving full effect to this Agreement and securing to the Minister and/or the NTMA and/or the Commission or any person to whom the Minister and/or the NTMA and/or the Commission has transferred or proposes to transfer its rights and obligations under this Agreement the full benefit of the rights, powers and remedies conferred upon the Minister and/or the NTMA and/or the Commission in or by this Agreement; and

(c)                                  irrevocably appoints the Minister and/or the NTMA and/or the Commission as its attorney to sign, execute and deliver on its behalf all deeds and documents and to do all acts and things necessary for giving full effect to this Clause 28.

28.2                           BoI will not be permitted to assign, novate, transfer or otherwise alienate in any way whatsoever, wholly or partially, all or any of its rights, interests and/or obligations under this Agreement without the prior written consent of the Minister, the Commission and the NTMA.

28.3                           The Managers will not be permitted to assign, novate, transfer or otherwise alienate in any way whatsoever, wholly or partially, all or any of its rights, interests and/or obligations under this Agreement without the prior written consent of the NTMA.

29.           SUB-UNDERWRITING

The Commission may, at their discretion, sub-underwrite their obligations under Clause 13.3 through any third party on such terms and conditions as may be agreed by the Minister, the Commission and the NTMA with any such third party.

30.           STATE SELLING RESTRICTIONS

30.1                           Each of the Minister, the Commission and the NTMA severally represents, warrants and undertakes to BoI that:

(a)                                  it understands that the offer and sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights have not been and will not be registered under the Securities Act pursuant to the Proposals and may not be offered or sold to US Persons or within the United States except pursuant to an exemption from the registration requirements of the Securities Act;

(b)                                 neither it, any agency of the Irish Government, nor any persons acting on its or their behalf (other than BoI and its subsidiaries, as to whom it makes no representation) have engaged or will engage in connection with the Proposals in any directed selling efforts (as defined in Regulation S) with respect to the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights;

(c)                                  neither it, any agents of the Irish Government, nor any person acting on its or their behalf (other than BoI and its subsidiaries, as to whom it makes no representation) has engaged or will engage in connection with the Proposals in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer and sale of the New Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights in the United States;

(d)                                 neither it, or any agents of the Irish Government, nor any person acting on its or their behalf (other than BoI and its subsidiaries, as to whom it makes no representation), have or will make any offer or sale in connection with the Proposals of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights, except:

(i)                                     if inside the United States or to US Persons outside the United States, only to persons reasonably believed to be QIBs, in a transaction exempt from the registration requirements of the Securities Act and from whom a signed QIB Letter will be received prior to their taking up of the Securities; and

(ii)                                  outside the United States, only in offshore transactions to persons who are not US Persons within the meaning of and in accordance with the provisions of Rule 903 or Rule 904 under Regulation S; and

(e)                                  until forty (40) days after the date of settlement of the Rights Issue, the Rump Placing and the Commission Placing neither it, nor any person acting on its or their behalf (other than BoI and its subsidiaries, as to whom it makes no representation), have or will make any offer or sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights within the United States or to, or for the account or benefit of, U.S. persons, except to those it reasonably believes to be QIBs or in accordance with Rule 903 of Regulation S.

31.           NOTICES

31.1                           Subject to Clause 31.2, any notice or other communication under this Agreement will only be effective if it is in writing.

31.2                           Communication by e-mail will not be effective under this Agreement.

31.3                           Any notice or other communication given or made under this Agreement will be addressed as provided in Clause 31.5 and, if so addressed, will, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

(a)                                  if sent by personal delivery, on delivery at the address of the relevant party;

(b)                                 if sent by pre-paid post, two (2) clear Business Days after the date of posting; or

(c)                                  if sent by facsimile, when transmitted.

31.4                           Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

31.5                           The relevant notice details are:

	Address	Fax No.
The Minister
Marked for the attention of: The Secretary General Department of Finance	Upper Merrion Street Dublin 2	+353 1 678 9936

The NTMA

Marked for the attention of: Head of Banking National Treasury Management Agency	Treasury Building Grand Canal Street Dublin 2	+353 1 676 6639

The Commission

Marked for the attention of: Chief Executive National Treasury Management Agency	Treasury Building Grand Canal Street Dublin 2	+353 1 676 6639

with a copy to: Head of Control National Treasury Management Agency	Treasury Building Grand Canal Street Dublin 2	+353 1 676 6639

BoI

Marked for the attention of: The Group Secretary	Head Office 40 Mespil Road Dublin 4	+353 1 661 5671

CS

Marked for the attention of: Company Secretary	One Cabot Square London E14 4QJ United Kingdom	+44 207 888 1600

	Address	Fax No.

Deutsche

Marked for the attention of: ECM Syndicate	1 Great Winchester Street London EC2N 2DB	+44 207 545 6301

Davy

Marked for the attention of: Hugh McCutcheon	49 Dawson Street Dublin 2	+353 1 679 6366

UBS

Marked for the attention of: Equity Capital Markets Copy to Transactions Legal	1 Finsbury Avenue London EC2M 2PP United Kingdom	Fax to: +44 207 568 4127 Copy to: +44 207 567 2364

31.6                           A party may notify the other parties of a change to its notice details. That notification will only be effective on:

(a)                                  any effective date specified in the notification; or

(b)                                 if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the date when notice is received, the date falling five (5) clear Business Days after the notification has been received.

32.           GOVERNING LAW AND SUBMISSION TO JURISDICTION

32.1                           This Agreement and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual obligations, disputes or claims) will be governed by and construed in accordance with the laws of Ireland.

32.2                           Subject to Clause 32.3 and Clause 32.4, each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Subject to Clause 32.3 and Clause 32.4 any proceeding, suit or action arising out of or in connection with this Agreement (the “Proceedings”) will therefore be brought in the courts of Ireland.

32.3                           Nothing in Clause 32.2 shall limit the right of:

(a)                                  the Managers (or any of them), in any given Proceedings, to bring such Proceedings against BoI in the courts of England and, for such purposes, BoI irrevocably submits to the jurisdiction of the courts of England; and

(b)                                 BoI, the Minister, the Commission and/or the NTMA to bring any Proceedings against the Managers (or any of them) in the courts of England and, for such purposes, the Managers irrevocably submit to the jurisdiction of the courts of England.

32.4                           Notwithstanding the provisions of Clause 32.2 and Clause 32.3, in the event that any Indemnified Person becomes subject to proceedings brought by a third party (the “Foreign Proceedings”) in the courts of any country other than Ireland (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (the “Foreign Jurisdiction”), such Indemnified Person will be entitled, without objection by BoI, to take such steps as are available in the Foreign Jurisdiction, in the circumstances of the Foreign Proceedings, including (if reasonably necessary) the issuing of separate proceedings, to ensure that any issues between any such Indemnified Person and BoI are determined in the Foreign Jurisdiction as part of, or as closely connected (as the procedure of the Foreign Jurisdiction will permit) with, the Foreign Proceedings and BoI hereby submits to the Jurisdiction of the Foreign Jurisdiction for this purpose.

32.5                           Each of the parties to this Agreement irrevocably waives any objection to Proceedings or Foreign Proceedings in the courts referred to in Clause 32.2, 32.3 or 32.4 on the grounds of venue or on the grounds of forum non conveniens.

32.6                           BoI agrees to appoint an agent for service of process in any Foreign Jurisdiction other than Ireland in which any other party is subject to legal suit, action or proceedings based on or arising under this Agreement within fourteen (14) days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service. In the event that BoI does not appoint such an agent within fourteen (14) days of the notice requesting it to so, such other party may appoint a commercial agent for service for BoI on BoI’s behalf and at BoI’s expense and BoI agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon BoI.

SCHEDULE 1

SPONSORS AND JOINT BOOKRUNNERS

PART A - SPONSORS

Name	Address, facsimile number and contact

(i) IRISH SPONSOR

J&E Davy	Davy House 49 Dawson Street Dublin 2 Ireland Fax Number: +353 1 679 6366 For the attention of: Hugh McCutcheon

(ii) UK SPONSORS

J&E Davy	Davy House 49 Dawson Street Dublin 2 Ireland Fax Number: +353 1 679 6366 For the attention of: Hugh McCutcheon

UBS Limited

1 Finsbury Avenue

London EC2M 2PP

United Kingdom

Fax Number: +44 207 568 4127

For the attention of: Equity Capital Markets, copied also to +44 207 567 2364 marked for the attention of Transactions Legal

PART B — JOINT BOOKRUNNERS

Name	Address, facsimile number and contact

Credit Suisse Securities (Europe) Limited	One Cabot Square London E14 4QJ United Kingdom Fax Number: +44 207 888 1600 For the attention of: Company Secretary

Deutsche Bank AG, London Branch	1 Great Winchester Street London EC2N 2DB United Kingdom Fax Number: +44 207 545 6301 For the attention of: ECM Syndicate

J&E Davy	Davy House 49 Dawson Street Dublin 2 Ireland Fax Number: +353 1 679 6366 For the attention of: Hugh McCutcheon

UBS Limited

1 Finsbury Avenue

London EC2M 2PP

United Kingdom

Fax Number: +44 207 568 4127

For the attention of: Equity Capital Markets

Copied also to +44 207 567 2364 marked for the attention of Transactions Legal

SCHEDULE 2

DEBT FOR EQUITY OFFERS

Issuer	Description	Outstanding amount		Early Option 1 Consideration Amount(1),(2)		Early Option 2 Consideration Amount(1)		Late Option 1 Consideration Amount(1),(2)		Late Option 2 Consideration Amount(1)

Tier 1 Existing Securities:

BOI Capital Funding (No.1) LP	Fixed Rate/Variable Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities (ISIN: XS0213178295)		€215,866,000		€200		€100		€160		€80

BOI Capital Funding (No.2) LP	Fixed Rate/Floating Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities (ISIN: USG12255AA64/ US055967AA11; CUSIP: 055967AA1)	U.S.$	61,271,000	U.S.$	200	U.S.$	100	U.S.$	160	U.S.$	80

BOI Capital Funding (No.3) LP	Fixed Rate/Floating Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities (ISIN: USG12250AA77/ US05568AAA88; CUSIP: 05568AAA8)	U.S.$	19,797,000	U.S.$	200	U.S.$	100	U.S.$	160	U.S.$	80

BOI Capital Funding (No.4) LP	Fixed Rate/Floating Rate Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities (ISIN: XS0268599999)		£5,070,000		£200		£100		£160		£80

Bank of Ireland UK Holdings plc	6.25 per cent. Guaranteed Callable Perpetual Preferred Securities (ISIN: XS0165122655)		£40,146,000		£200		£100		£160		£80

Bank of Ireland UK Holdings plc	7.40 per cent. Guaranteed Step-up Callable Perpetual Preferred Securities (ISIN: XS0125611482)		€253,335,000		€200		€100		€160		€80

Upper Tier 2 Existing Securities:

The Governor and Company of the Bank of Ireland (in substitution for Bristol & West plc)	13.375 per cent. Unsecured Perpetual Subordinated Bonds (ISIN: GB0000510312)		£75,000,000		£400		£200		£200		£200

The Governor and Company of the Bank of Ireland	Undated Floating Rate Primary Capital Notes (ISIN: IE0000750319)	U.S.$	75,140,000	U.S.$	400	U.S.$	200	U.S.$	320	U.S.$	160

Lower Tier 2 Existing Securities:

The Governor and Company of the Bank of Ireland(3)	Fixed/Floating Dated Subordinated Notes due September 2015 (ISIN: CA062786AA67)	CAD	138,721,000	CAD	400	CAD	200	CAD	400	CAD	200

Issuer	Description	Outstanding amount		Early Option 1 Consideration Amount(1),(2)		Early Option 2 Consideration Amount(1)		Late Option 1 Consideration Amount(1),(2)		Late Option 2 Consideration Amount(1)

The Governor and Company of the Bank of Ireland	Fixed/Floating Dated Subordinated Notes due September 2018 (ISIN: CA062786AD07)	CAD	89,733,000	CAD	400	CAD	200	CAD	320	CAD	160

The Governor and Company of the Bank of Ireland	Callable Step-up Floating Rate Subordinated Notes due January 2017 (ISIN: XS0283474483)		€91,100,000		€400		€200		€320		€160

The Governor and Company of the Bank of Ireland	Callable Step-up Floating Rate Subordinated Notes due 2017 (ISIN: XS0223310862)		€48,100,000		€400		€200		€320		€160

The Governor and Company of the Bank of Ireland	Callable Fixed/Floating Dated Subordinated Notes due January 2018 (ISIN: XS0238792393)		£57,736,000		£400		£200		£320		£160

The Governor and Company of the Bank of Ireland	10.75 per cent. Subordinated Bonds due 2018 (ISIN: XS0044196425)		£27,117,000		£400		£200		£320		£160

The Governor and Company of the Bank of Ireland	Callable Step-up Floating Rate Subordinated Notes due July 2018 (ISIN: XS0309177318)	U.S.$	184,241,000	U.S.$	400	U.S.$	200	U.S.$	320	U.S.$	160

The Governor and Company of the Bank of Ireland	Fixed/Floating Rate Subordinated Notes due 2019 (ISIN: XS0186652557)		€201,487,000		€400		€200		€320		€160

The Governor and Company of the Bank of Ireland	10 per cent. Subordinated Notes due 2020 (ISIN: XS0487711656)		£87,147,000		£400		£200		£320		£160

The Governor and Company of the Bank of Ireland	10 per cent. Subordinated Notes due 2020 (ISIN: XS0487711573)		€747,056,000		€400		€200		€320		€160

The Governor and Company of the Bank of Ireland	Callable Subordinated Step-up Notes due September 2020 (ISIN: XS0381705549)		£272,128,000		£400		£200		£320		£160

(1)            per €1,000, U.S.$1,000, £1,000 or CAD1,000 (as applicable) in principal amount of Existing Securities accepted for exchange.

(2)            Euro-Equivalent Exchange Consideration Amounts for Existing Securities denominated in U.S. dollars, Sterling or Canadian dollars will be determined by reference to the relevant FX Rate determined and announced as set out herein.

(3)            The Bank’s Fixed/Floating Dated Subordinated Notes due September 2015 (ISIN: CA062786AA67) comprises the “Delayed Settlement Security” referred to herein.

SCHEDULE 3

RIGHTS ISSUE MEMORANDUM

• 2011

Further to the Transaction and Underwriting Agreement dated 17 June 2011 in which a draft of this memorandum appears as Schedule 3 (the “Agreement”). Words and expressions defined in the Agreement have the same meanings herein.

For the purposes of the Rights Issue, the following is hereby determined:

Number of units of Rights Issue Stock to be issued		•

Number of units of Commission Placing Stock to be issued to the Commission		•

Number of units of Debt for Equity Stock to be issued		•

Qualifying basis on which number of units of Rights Issue Stock to be issued for units of Ordinary Stock held on the Record Date.		• units of Rights Issue Stock for • units of Ordinary Stock held on the Record Date.

Signed for and on behalf of	)
The Governor and Company	)
of the Bank of Ireland	)
by:	)

Director/Secretary/Authorised Signatory

Signed for and on behalf of	)
The National Pensions Reserve	)
Fund Commission	)
by:	)

Chairperson/Commissioner

Commission

SCHEDULE 4

COMMISSION WARRANTIES

1.                                       Offer Documents

(a)                                  Each of the Offer Documents fairly represent or when issued and published will fairly present the information contained therein and does not and when issued and published will not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 All statements of material fact included in the Offer Documents are (or, when made, will be) fairly presented and are true and accurate in all respects and are not (or, when made, will not be) misleading in any respect (whether by omission or otherwise). All forecasts (if and to the extent there are any), estimates and expressions of opinion, intention, belief or expectation contained in the Offer Documents are and will be, at their respective dates, truly and honestly held, fairly based and have been made on reasonable grounds after due and careful enquiry.

(c)                                  There are no material facts or matters known, or which could have been known, to BoI or any of its Directors omitted from any of the Offer Documents (following publication, if applicable), the omission of which would make any statement of fact or expression of opinion, intention or expectation contained in any of the Offer Documents misleading.

(d)                                 Each of the Offer Documents contains, or will when published contain, all particulars and information required by, and complies and will comply with the Bye-Laws and with all relevant laws and regulations including the Irish Prospectus Law, the Listing Rules, the Companies Acts, FSMA, Transparency Regulations, the Transparency Rules, the Disclosure and Transparency Rules, the CREST Regulations, the Admission to Trading Rules, the Admission and Disclosure Standards and any other relevant legislation, rules or regulations and the requirements of the Central Bank, the FSA, the ISE and the LSE and any other regulatory body.

(e)                                  Without prejudice to the generality of paragraphs (a) to (d) of this Schedule, the Prospectus contains (and any Supplementary Prospectus, when taken together with the Prospectus, will contain) all such information which investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of BoI and of the rights attaching to the New Ordinary Stock, having regard to the matters referred to in Regulation 19(1) of the Irish Prospectus Regulations and Section 87 of FSMA.

(f)                                    Each agreement to which BoI or any Group Member is a party and which is described or referred to in the Offer Documents has been duly authorised, executed and delivered by BoI or such Group Member and constitutes a valid, subsisting and legally binding agreement enforceable in accordance with its respective terms and information in the Offer Documents, to the extent that it constitutes a summary of such agreements, is true and accurate in all material respects.

(g)                                 BoI is not aware of any non public fact or circumstance (excluding, for the avoidance of doubt, any fact or circumstance disclosed in the Offer Documents) (i) that, if made public, would be expected to have a significant effect upon the market price of the Ordinary Stock or upon BoI and the Group, or (ii) which would require it to make a public announcement under applicable laws and regulations.

(h)                                 The Verification Notes have been approved by the Directors (or a duly authorised committee thereof) and have been prepared in good faith and with due care and replies given have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies. There are no facts which are known to any of the Directors which materially adversely affect (whether by omission or otherwise) the accuracy or completeness of any of the replies contained in the Verification Notes.

(i)                                     The statements set forth in Part XVII “Directors, Corporate Governance and Employees” of the Prospectus under the heading “Employee Stock Schemes,” in Part XVIII “Additional Information” of the Prospectus under the headings “Information on the Group”, “Capital stock”, “Dividends”, “Charter and Bye Laws”, “Takeover Rules and Merger Control Legislation”, “Related Party Transactions”, “Material Contracts”, “Significant Subsidiaries”, “Litigation”, “Pension Schemes”, “Significant Stockholdings”, “Costs of the Transactions”, “Sources and basis of selected financial information”, “Consent to inclusion of names”, “Property and environmental”, “General”, “Announcement of results of Rights Issue”, “Documents available for inspection” and “Documents incorporated by reference” and the statements set forth in Part XVI “Taxation Considerations” of the Prospectus, insofar as they purport to constitute a summary of the laws and documents referred to therein, are accurate and complete in all material respects.

(j)                                     None of BoI, any of its Affiliates, or any person acting on its behalf (i) has taken, or (ii) will take during the period up to and including 17 June 2011, directly or indirectly, any action designed to cause or result in, or that has constituted or will result in, the stabilisation in violation of applicable laws or manipulation of the price of the New Ordinary Stock or any other security of BoI (whether under Irish, United States, United Kingdom, EU or other applicable laws).

(k)                                  All statements made or information provided by or on behalf of BoI to the Central Bank, ISE, the LSE or the FSA (including in connection with any application for certain information to be omitted from the Prospectus and the applications for admission of the New Ordinary Stock) are (or, when made, will be) true and accurate in all material respects and are not (or, when made, will not be) misleading in any material respect and there are no facts which have not been disclosed to the Central Bank, ISE, the LSE or the FSA in connection therewith which by their omission make any such statements misleading in any material respect or which are otherwise material for disclosure to the Central Bank, ISE, the LSE or the FSA.

2.                                       Corporate and Compliance

(a)                                  Each Group Member has been duly incorporated and is validly existing as a corporation under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and carry on its business as presently carried on and as intended to be carried on. BoI has the capacity and power to enter into and perform its obligations pursuant to this Agreement and any of the Transaction Documents.

(b)                                 The issued ordinary stock capital of BoI, as at the date of this Agreement, is 5,299,413,620 units of ordinary stock of EUR 0.10 each. All sums due in respect of the issued capital stock of BoI at the date of this Agreement have been paid to and received by BoI. Except for the Commission and the Minister, no owner or holder of any of the stock capital of BoI has any right, in his capacity as such, in relation to the Group other than as set out in the charter and Bye-laws, the Incentive Schemes or the terms of the 2009 Preference Stock.

(c)                                  All sums due in respect of the issued capital stock or share capital (as applicable) of each Group Member (other than BoI) at the date of this Agreement have been paid to and received by the relevant Group Member. BoI is the legal and/or beneficial owner free from all Encumbrances of the stock or other securities that it holds in each Group Member.

(d)                                 All licences, permissions, authorisations and consents or any other approval whatsoever (each an “Authorisation”) which are material for carrying on the business of the Group have been obtained and are in full force and effect and BoI is in full compliance with them. So far as BoI is aware, there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction or post-Admission dealing in the New Ordinary Stock.

(e)                                  BoI and each Group Member has at all times complied with:

(i)                                     the provisions of all agreements or instruments to which it is party, or by which BoI or any Group Member is bound, or to which any of their assets or properties is subject, the breach or default of which would give rise to a Material Adverse Effect; and

(ii)                                  any applicable law, statute, rule, licence, regulation, judgement, order, writ, claim form or decree of any government, government instrumentality or court having jurisdiction over BoI or any Group Member or any of their assets or properties, the violation of which would, singly or in aggregate, give rise to a Material Adverse Effect.

(f)                                    Each Group Member has conducted its business in all material respects in accordance with all applicable laws and regulations, and there is no order, decree or judgment of any court or any governmental or other competent authority or agency outstanding against any Group Member or any person for whose acts any Group Member is vicariously liable which in any of the foregoing cases would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction.

(g)                                 BoI is not aware of any breach by it, any relevant Group Member or the relevant third party of any term in any material contract.

(h)                                 BoI and the Directors have at all times complied with the provisions of BoI’s charter and Bye-laws and the Companies Acts and, have or will have the right, power and authority under the charter and Bye-laws to enter into this Transaction, to perform this Agreement (including, without limitation, the power to pay the commission, fees, costs and expenses provided for in the Agreement), and any other Transaction Document by or on behalf of BoI and to allot and issue the New Ordinary Stock, subject to the Resolutions being duly passed, and there are no other consents, authorisations or approvals required by BoI in connection with the entering into and the performance of this Agreement and the actions referred to in this paragraph which have not been irrevocably and unconditionally obtained.

(i)                                     This Agreement and the other documents to be entered into by BoI in connection with the Transaction have been or will be duly authorised, executed and delivered on behalf of BoI and assuming due authorisation, execution and delivery by the other parties thereto (if any) and the passing of the Resolutions (as applicable), constitute, or will constitute when executed, valid and binding obligations of BoI enforceable against it in accordance with their terms (subject to mandatory rules of law relating to insolvency).

(j)                                     The Transaction, the execution of this Agreement and the performance of BoI’s obligations thereunder, and under any Transaction Document:

(i)            will not:

(A)                              breach or constitute default under any agreements to which any Group Member is a party or by which any Group Member, or its assets or properties, are bound; and

(B)                                breach any applicable laws and regulations of Ireland and all applicable United Kingdom and United States laws and regulations and all applicable laws and regulations of any relevant jurisdiction; and

(C)                                breach the charter and Bye-laws; and

(ii)                                  will not exceed or infringe any restrictions or the terms of any contract, indenture, security, obligation, commitment or arrangement by or binding upon the court or board of directors of any Group Member or their respective properties, revenues or assets or result in the implementation of any right of pre emption or any other material provision thereof, or result in the imposition or variation of any material rights or obligations of any Group Member; and

(iii)                               will not result in the revocation or termination of any Authorisation to an extent which is material in the context of the Transaction or the Group.

(k)                                  There are no contracts or arrangements to which BoI or any member of the Group (including any member of the Group that BoI may have agreed to sell) are party which would become capable of being terminated by a party thereto (other than a Group Member), or would permit such a party to exercise a right against a member of the Group, or may otherwise give rise to adverse consequences for the Group, in each case as a result of the Transaction where each of the forgoing consequences would be reasonably likely to be material in the context of the business of the Group or the Transaction.

(l)                                     The Transaction will not have an adverse impact on BoI’s ability to comply with applicable laws and regulations of Ireland and all applicable United Kingdom and United States laws and regulations and all applicable laws and regulations of any relevant jurisdiction.

(m)                               Each new unit of New Ordinary Stock will:

(i)                                     when issued, be duly and validly issued, fully paid and free from all Encumbrances;

(ii)                                  upon allotment, be free from all Encumbrances.

(n)                                 The New Ordinary Stock will, upon allotment, rank pari passu in all respects with the existing Ordinary Stock;

(o)                                 The New Ordinary Stock conforms to the rights set out in the Bye-Laws;

(p)                                 The Bank has not paid or agreed to pay to any person any compensation for soliciting another to purchase any unit of New Ordinary Stock (except as contemplated in this Agreement);

(q)                                 BoI’s existing units of Ordinary Stock are participating securities in, and have not been suspended from, CREST.

(r)                                    BoI has complied in all material respects with the requirements of Euroclear and the Regulations.

(s)                                  Other than pursuant to this Agreement, the Bye-Laws, options or other rights granted under the Group’s Incentive Schemes, the 2009 Preference Stock and the Contingent Capital Notes, there are no rights (conditional or otherwise) (i) to require the issue of any stock or other securities (including without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same, or (ii) to sell or otherwise dispose of any unit of stock or other securities of a Group Member (other than to another Group Member, as the case may be) which are outstanding and in force.

(t)                                    There is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption, repayment, sale or transfer or the grant to any person of a right (whether conditional or not) to require the allotment, issue, redemption, repayment, sale or transfer of any stock in any Group Member (including, without limitation, an option or right of pre-emption or conversion) except as foreseen by this Agreement (including the Contingent Capital Notes) or the Bye-Laws.

(u)                                 No member of the Group or any person acting on its behalf has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of BoI or has otherwise engaged in conduct that is misleading or deceptive or is likely to mislead or deceive.

(v)                                 The statutory books, books of account, registers and other statutory records of BoI are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be disclosed or dealt with in them.

(w)                               BoI has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to Employees to execute documents or enter into routine trading contracts in the normal course of their duties.

3.             Announcements

With respect to all Previous Announcements, all statements of fact contained therein were at the date of the relevant Previous Announcement and (save to the extent corrected in any document or announcement issued or made by or on behalf of BoI subsequent thereto) remain, true and accurate in all material respects and not misleading, and all forecasts, estimates, expressions of opinion or intention or expectation contained therein were made on reasonable grounds and were honestly held by the Directors and were fairly based and there were no facts known (or which could have been known on due and careful enquiry) the omission of which would make any statement of fact or estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements misleading. All Previous Announcements complied with the charter and Bye-laws, all applicable rules and requirements of the ISE, the LSE, and the FSA and all applicable Irish, United Kingdom and United States laws and regulations and all other applicable requirements of statute, statutory regulation or any regulatory body. There is no existing profit forecast outstanding in respect of BoI, the Group taken as a whole, or any Group Member.

4.             Provision of Information

All information provided by BoI, its subsidiary undertakings or any of its or their officers or employees to the Minister, the Commission, the NTMA, the Managers and/or the Reporting Accountants in connection with the Transaction has been supplied in good faith and such information was when supplied, and remains (save to the extent that it has been corrected or updated), true and accurate in all material respects and not misleading and no information requested has been withheld, the absence of which might reasonably be considered to make such information materially misleading, or might be material in the context of the Transaction, post-Admission dealings in the Ordinary Stock, due diligence enquiries or requests for information.

5.             Accounts

(a)                                  The Accounts:

(i)                                     have been prepared and audited in accordance and comply with IFRS, the Companies Acts and all applicable laws and regulations and all applicable statements of standard accounting practice and generally accepted accounting principles and practices in Ireland, which have been consistently applied;

(ii)                                  give a true and fair view of the financial condition and of the state of affairs of BoI and the Group as at the end of each of the relevant financial periods (including the Accounts Date) and of the profit, loss, cash flow and changes in equity of BoI and the Group for such periods;

(iii)                               either make proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities (which includes, for the avoidance of doubt, Tax liabilities) or commitments, whether actual, deferred, contingent or disputed, of the Group;

(iv)                              fairly present all off balance sheet arrangements, investments or liability of all Group Members; and

(v)                                 have been prepared after due and careful enquiry by BoI and, where applicable, the relevant Group Members and are presented on the same basis as set out in the Accounts, which is consistent with the accounting policies of the Group.

(b)                                 The Directors have established procedures which provide a reasonable basis for them to make proper judgements on an ongoing basis as to the financial position and prospects of BoI and each Group Member and each Group Member maintains a system of internal financial and accounting controls sufficient to provide reasonable assurance that:

(i)                                     transactions are executed in accordance with management’s general or specific authorisation;

(ii)                                  transactions are recorded as necessary to permit the preparation of returns and reports which are complete and accurate in all material respects to regulatory bodies as and when required by them and the preparation of financial statements in accordance with IFRS, the European Communities (Credit Institutions: Accounts Regulations 1992) and the Companies Acts; and

(iii)                               the Group’s asset records are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)           There are no, and during the past five (5) years have been no (i) material weaknesses in BoI’s internal controls over financial reporting (whether or not remediated) of BoI or the Group, (ii) changes in BoI’s internal controls over financial reporting of BoI or the Group that have materially affected, or would be reasonably likely to materially affect, BoI’s internal controls over financial reporting of BoI or the Group; or (iii) fraud that involves any current Senior Executive of BoI or of any member of the Group and no material fraud that involves any employee of BoI or of any member of the Group.

(d)           The Auditors, who have audited BoI’s consolidated financial statements and supporting notes as at and for the nine month period ended 31 December 2009 and the three years ended 31 December 2010, 31 March 2009, 31 March 2008, are independent auditors with respect to the Group, as required by the Listing Rules and the Securities Act and the rules thereunder, including Rule 2-01 of Regulation S-X.

(e)           The selected financial data and the summary financial information with respect to the Group included in Part XII of the Prospectus have been properly extracted from the Accounts on the basis set out therein and has been properly complied on a basis consistent with the accounting policies applied in the Accounts.

(f)            The capitalisation and indebtedness table set out in Part XIV of the Prospectus has been properly compiled on a basis that is consistent with the accounting policies applied in the Accounts.

(g)           The unaudited pro forma financial information in Part XV of the Prospectus presents fairly the information shown therein, has been duly and carefully prepared in accordance with Irish Prospectus Law and all other applicable requirements and guidelines, has been properly compiled on the bases described therein and is presented on a basis consistent with the accounting policies of the Group; all the assumptions used in the preparation thereof are reasonable and there are no other assumptions or sensitivities which should have been taken into account in the preparation of such information and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(h)           All information supplied by BoI or any of its Directors, Senior Executives, officers or Employees to the Reporting Accountants for the purposes of the Working Capital Report and/or the report relating to the unaudited pro forma information included in Part XV of the Prospectus and/or any of their other reports in connection with the Rights Issue or the Debt for Equity Offers (collectively, the “Reports”), and in respect of any updates to such Reports, has been supplied in good faith after due and careful enquiry; such information was when supplied and remains true and accurate and not misleading and no information has been withheld the absence of which might reasonably have affected the contents of the Reports in any material respect.

(i)            All the bases and assumptions on which each of the Reports is based were, are and will be reasonable bases and assumptions (as applicable) and, so far as BoI is aware, there are no other material assumptions on which the Reports ought to have been based which have not been made.

(j)            The cash flow and working capital projections contained in the Working Capital Report have been properly prepared on a reasonable basis after due and careful and enquiry and take into account all material matters and sensitivities of which BoI is aware concerning BoI and each other Group Member which would or could reasonably be expected to be material in the context of the Transactions.

(k)           Subject to (i) the continued access by the Group to the Government liability guarantee schemes; (ii) the continued access by the Group to the monetary authority liquidity schemes; (iii) there being no downgrades by credit rating agencies of BoI and/or Ireland due to factors outside of BoI’s control; and (iv) there being no material divesture as a result of directions from the European Commission within the next twelve (12) months, the Directors believe, after due and careful enquiry, that, after taking into account existing available bank and other funding facilities, together with the successful implementation of the Transactions, the Group has sufficient working capital for its present requirements, that is, for at least the next twelve (12) months from the date of the Prospectus.

6.             Position since Accounts Date:

Since the Accounts Date:

(a)           the Group has carried on its business in the ordinary course in all respects, and there has been no Material Adverse Effect;

(b)           there has been no material impairment charges that are not in line with the Previous Announcements in respect of any assets of BoI or of any Group Member, and there has been no increase in the provisions in respect of losses in relation to any mortgage, loans or other assets of BoI or of any Group Member that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction;

(c)           no Group Member has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation that, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction;

(d)           other than pursuant to the scheme operated pursuant to the National Asset Management Agency Act 2009, no debtor has been released by BoI to an extent which (singly or in the aggregate) is material in the context of the Transaction on terms that he pays less than the book value of his debt and no debt of such material amount owing to BoI or any Group Member has been deferred, subordinated or written off or has proven irrecoverable to any material extent;

(e)           no Group Member has been involved in any transaction which has resulted or would be reasonably likely to result (singly or in the aggregate) in any liability for Tax on BoI or any Group Member, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction other than a transaction in the ordinary course of business or a transaction which is provided for in the Accounts;

(f)            no Group Member has been in violation or default in any material respect under any agreement or arrangement to which any Group Member is a party, or under any statute, law, rule, regulation, judgment, order or decree applicable to any Group Member of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any Group Member or any of its or their properties, as applicable, and there are no circumstances likely to give rise to such default, to an extent which (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Transaction;

(g)           there has been no occurrence which has, or could reasonably be expected to, (either itself or together with any other occurrence) materially and adversely affect the value of the New Ordinary Stock, the business, assets, liabilities, financial position, profitability or prospects of any Group Member or any of the property or assets of the Group; and

(h)           save for payment of the NPRFC Coupon on 21 February 2011 and for payment of dividends on the 1992 Preference Stock on 21 February 2011, there has been no discretionary dividend or distribution of any kind (other than intra-group dividends) declared, paid or made by any Group Member on any class of its capital stock.

7.             Guarantees, Indemnities, Borrowings and Default

(a)           Save for:

(i)            guarantees or indemnities given by any Group Member in the ordinary course of business (including, for the avoidance of doubt, indemnities given to advisers in letters of engagement); and

(ii)           any indemnities given by BoI pursuant to this Agreement,

no Group Member has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party other than as disclosed in the Accounts, and no Group Member has any current or prospective liability, howsoever arising which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction.

(b)           No event has occurred nor have any circumstances arisen (and the allotment and issue of the New Ordinary Stock will not give rise to any such event or circumstance) so that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of any member of the Group and no person to whom any indebtedness of any member of the Group, which is payable on demand, has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security for, the same, which, in any of the foregoing cases, would, or would be reasonably likely to, be (singly or in the aggregate) material or have material consequences in each case in the context of the Transaction or the business of the Group.

(c)           There are no companies, undertakings, partnerships or joint ventures in existence in which any Group Member has an ownership interest but whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction.

(d)           No event or circumstance exists, has occurred or arisen or, so far as BoI is aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Member is a party or by which any such Group Member or any of its properties, revenues or assets are bound, in any of the foregoing cases to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of the Transaction.

(e)           All of the Group’s borrowing facilities are in full force and effect. All matters and events which could entitle the providers of facilities to refuse to make any moneys available are entirely within the control of BoI or the control of other persons over whom the relevant Group Member is, or its Directors are, able to exercise control and management. There is nothing known, or which could on due and careful enquiry be known to BoI that might cause it to believe that any drawn amounts would be subject of a request for repayment or that undrawn amounts under any facilities might not be available for drawing as and when required.

(f)            The amounts borrowed by each Group Member do not exceed any limitation on its borrowing contained in such Group Member’s bye-laws or other governing or constitutional document, or any debenture or other deed or document binding upon it and no Group Member has outstanding any loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in audited accounts, or borrowed any money which it has not repaid when due, save for borrowings specified in the Accounts.

8.             Assets

The assets owned or used by each Group Member include all rights, properties, facilities and services materially necessary for carrying on the business of that Group Member in the manner in which it is currently carried on.

9.             Taxation

(a)           Each Group Member (duly and within appropriate time limits) has made all material returns, given all material notices and supplied all information required to be supplied to all relevant Tax authorities and maintained all records required to be maintained for tax purposes and all such information, returns and notices were complete and accurate in all material respects and were made on a proper basis. Each Group Member has paid or provided for all material Tax required to be paid by it and any other assessment, fine or penalty levied against it to the extent that any of the foregoing is due and payable, save where the same is being contested.

(b)           All liabilities of each Group Member for Tax and deferred Tax as determined in accordance with IFRS and measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are provided for or (as appropriate) disclosed in the Accounts.

(c)           No Group Member is involved in any dispute or investigation with any Tax Authority in respect of any material issue. No enquiry been raised by any Tax Authority in respect of any Group Member, which could, so far as BoI is aware, give rise to a Material Adverse Effect.

(d)           No taxes are payable in Ireland or the UK in connection with the execution of this Agreement or in connection with the Transaction.

(e)           BoI is a chartered corporation with limited liability, duly established and validly existing under the laws of Ireland and the register of members of BoI is at all times kept in Ireland and outside the United Kingdom.

(f)            BoI does not believe that it is, and does not expect to become, a passive foreign investment company within the meaning of Section 1297 of the US Internal Revenue Code of 1986.

10.           Intellectual Property

(a)           Each Group Member beneficially owns, or has had licensed to it or otherwise has the benefit or use under the authority of the owners or licensees thereof of all Intellectual Property Rights that are material to the operations of the Group and the carrying out of the business of each Group Member, including registered trade marks of BoI’s name.

(b)           Except to an extent that would not (singly or in the aggregate) be material in the context of the Transaction and so far as BoI is aware, the Group does not infringe the Intellectual Property Rights of any third party nor so far as BoI is aware does any third party infringe the Intellectual Property Rights owned or used by the Group.

(c)           All material Intellectual Property Rights used by the Group are not subject to any Encumbrances to an extent that would or might (singly or in the aggregate) be material in the context of the Transaction.

(d)           Save as would not (singly or in the aggregate) be material in the context of the Transaction (i) all Intellectual Property Rights registered in the name of a Group Member (if any) are beneficially owned by it and subsisting and if granted not subject to revocation and (ii) all requisite registration and renewal fees in respect thereof have been duly paid in a timely fashion.

(e)           Save as would not (singly or in the aggregate) be material in the context of the Transaction (i) all Intellectual Property Rights owned and used or reasonably likely to be used by the Group and capable of legal protection are subject to appropriate and enforceable protection (including, where reasonably appropriate, by registration), and (ii) so far as BoI is aware there is no restriction of the Group’s rights to use any Intellectual Property Rights owned by or licensed to BoI to engage in any of the activities presently or proposed to be undertaken by it.

(f)            The Group complies in all material respects with all applicable data protection laws and guidance from the Office of the Data Protection Commissioner in Ireland and the United Kingdom Office of the Information Commissioner relevant to its processing of personal data and, to the extent it is aware of any non-compliance, having made due and careful enquiry, such non-compliance would not lead to a Material Adverse Effect. No Group Member has received any written notice from a competent authority alleging that the Group has not complied with applicable data protection legislation, where such notice has resulted or may result in any compensation being awarded or other enforcement order made against the Group which would be material in the context of the Transaction. No individual has claimed, and no grounds exist for an individual to claim, compensation from the Group for breaches of applicable data protection laws, the payment of which compensation would result in a Material Adverse Effect.

11.           Information Technology

(a)           Save as otherwise would not (singly or in the aggregate) be material in the context of the Transaction information technology systems (“systems”) used in connection with the businesses of the Group are all the systems required for the present needs of the business of the Group, including, without limitation, as to system capacity and ability to process current peak volumes and anticipated volumes in a timely manner. The systems are subject to ongoing review, upgrade/development to align to current and changing business needs.

(b)           Save as otherwise would not (singly or in the aggregate) be material in the context of the Transaction, in the 12 (twelve) months prior to the date of this Agreement, the Group has not suffered any failures or bugs in or breakdowns of any systems used in connection with the businesses of the Group which have caused any substantial disruption or interruption in or to its use. BoI is not aware of any fact or matter which may so disrupt or interrupt or affect the use of such equipment following the date of this Agreement on the same basis as it is presently used. Each Group Member undertakes, on an ongoing basis, precautions to preserve the availability, security and integrity of the systems, including in the event of failure of the systems. The systems have adequate security, back-ups and hardware support disaster recovery.

(c)           All hardware comprised in any systems, excluding any software and any external communications lines, used in the businesses of the Group are owned (except those Items which are subject to finance leases) and operated by and are under the control of a Group Member and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Group or (where governed by outsourcing or other similar arrangements) are otherwise openly accessible to the Group.

(d)           Each Group Member owns, or is validly licensed to use, or leases, the systems used in its business.

12.           Pension Schemes

Save as disclosed in the Accounts:

(a)           the Group is not paying, and is not under any liability (actual or contingent) to fund, to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service; and

(b)           there are no material liabilities associated with or arising from any Group Member participating in, or contributing to, either currently or in the past, any retirement benefits scheme or arrangement (occupational or personal) which are not funded, insured or provided for on a generally accepted accounting basis either through a separate trust, insurance policy or provision or balance sheet liability in the accounts of the relevant Group Member. All amounts due to the trustees (or other relevant person) of each of the retirement benefit schemes or arrangements (occupational or personal) and to any insurance company in connection with such retirement benefit scheme or arrangements (occupational or personal) have been paid or provided for on a generally accepted accounting basis (IAS19) through a balance sheet liability in the Group accounts.

13.           Employment

The employment Commission Warranties are to be included in the Minister’s Letter.

14.           Competition

(a)           No Group Member is, or has been, a party to (or is, or has been, concerned in) any agreement, arrangement, concerted practice or course of conduct which infringes, is invalidated by, or of which particulars have or should have been delivered to any relevant governmental or other authority in any jurisdiction under, any anti-trust, competition, fair trading, consumer protection or similar legislation in any territory including, without limitation Articles 81, 82, 101 and/or 102 of the Treaty on the

Functioning of the European Union and sections 4 and/or 5 of the Competition Act, 2002.

(b)           No Group Member is, or has been, in connection with its business or that of any other Group Member, engaged in any practice which contravenes any such legislation as is referred to in the preceding paragraph or which is under investigation by any authority referred to in the preceding paragraph or which is the subject of undertakings to any such authority and, so far as BoI is aware, none of the practices carried on by any Group Member contravenes or may contravene any such legislation or is reasonably likely to be subject to such investigation.

(c)           Every relevant arrangement in which any Group Member has been involved and which required notification under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (the “Merger Regulation”), the Competition Act 2002 or any other applicable merger control legislation in any jurisdiction, has been validly notified, cleared and put into effect in all respects in compliance with the terms of the Merger Regulation, the Competition Act 2002 or the relevant merger control legislation as applicable and the conditions and obligations (if any) attached to the relevant clearance decision.

(d)           Other than as approved by the European Commission and the extension of the NAMA scheme and the extension of the ELG Scheme if, and to the extent to which, either or both are determined by the European Commission as constituting State aid (and subject to the outcome of the notification of the Transaction to the European Commission), no Group Member has ever received, nor is a Group Member proposing to receive, any aid that is incompatible with the Common Market for the purposes of Articles 107 to 109 of the Treaty on the Functioning of the European Union, from a Member State of the European Union or from State resources.

15.           Environment

(a)           No Group Member is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including ambient air, noise, surface water, groundwater, land surface or subsurface strata) or wildlife, including laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, biological materials, wastes, toxic substances, hazardous substances, petroleum or petroleum products or nuclear or radioactive material (collectively “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”).

(b)           All Group Members have all permits, licenses, authorisations and approvals for their respective businesses required under any applicable Environmental Laws and are each in compliance with their requirements.

(c)           There are no pending or, to the knowledge of BoI, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against any Group Member.

(d)           To the knowledge of BoI, there are no events, facts or circumstances that might reasonably be expected to form the basis of any order, decree, plan or agreement for clean-up or remediation, or any action, suit or proceeding by any private party or governmental body or agency, against or affecting BoI or any other Group Member relating to Hazardous Materials or Environmental Laws which, in any such case would be material in the context of the Group or in the context of the Transaction.

16.           Insurance

(a)           Each Group Member maintains, from well established reputable insurers, insurance to adequate levels against all risks which BoI reasonably believes to be commonly insured against by persons carrying on the same or similar businesses as those carried on by the Group or owning assets of a similar nature and against all risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each Group Member. All such insurances are in full force and effect and to the best knowledge, information and belief of BoI, there are no circumstances which could render any such insurances void or voidable and there is no material insurance claim, pending, threatened or outstanding against any Group Member and all premiums due in respect of all insurances have been duly paid.

(b)           No Group Member has been refused any insurance sought or applied for in the 12 (twelve) months prior to the date of this Agreement; and no Group Member has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have, or could not reasonably be expected to have, a Material Adverse Effect. The Group has appropriate disaster recovery arrangements in place to prevent any Material Adverse Effect in the event that its premises or systems become unusable for any reason.

17.           Rating

BoI has not received notice of any intended or potential downgrading of the rating assigned to any of BoI’s (or any other member of its Group’s) credit or debt by a ratings agency, and has no knowledge from which it could reasonably expect such a downgrade to be threatened or to occur.

18.           Insolvency

(a)           Neither BoI nor any Group Member is insolvent or unable to pay its debts or:

(i)            is in liquidation, in provisional liquidation, under examinership or administration or wound up or has had a receiver appointed to any part of its property;

(ii)           is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement);

(iii)          has an application or order been made (and in the case of an application, it is not stayed, withdrawn or dismissed within thirty (30) days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of sub-paragraphs (i) or (ii) above;

(iv)          is otherwise unable to pay its debts when they fall due within the meaning of Section 214 of the Companies Act 1963;

(v)           has had an order made against it under Section 21 of the Central Bank Act, 1971; and

nothing having a substantially similar effect to (i) to (v) has happened to BoI or any Group Member under the law of any jurisdiction.

(b)           Save in the context of a solvent voluntary winding up or otherwise as would not (singly or in the aggregate) be material in the content of the Transaction, no order has been made, petition presented or resolution passed for the winding up of any Group Member and no meeting has been convened for the purpose of winding up any Group Member. No Group Member has been a party to any transaction that could be avoided in a winding up.

(c)           No Group Member has taken any action (including the convening of meetings to vote on relevant resolutions), nor have any other steps been taken or legal proceedings commenced or been threatened against any Group Member, for its winding-up or dissolution (including pursuant to Section 48 of the Central Bank Act, 1989) or for any similar or analogous proceeding in any jurisdiction or for any Group Member to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver (including an administrative receiver), administrator, provisional liquidator or similar officer.

(d)           There is not outstanding any liability, obligation or commitment of any kind on the part of the Directors, BoI or any Group Member in relation to any current or pending insolvency proceedings in relation to BoI or any Group Member.

(e)           By reason of actual or anticipated financial difficulties, no Group Member has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors.

19.           Regulatory

(a)           Each Group Member required to be licensed (as a bank or otherwise) is duly licensed in its jurisdiction of incorporation and domicile and, except as would not reasonably be expected to be material, is duly licensed or authorised in each other jurisdiction where it is required to be licensed or authorised to conduct its business.

(b)           As far as BoI is aware, no Group Member is subject to any special or additional surveillance or supervision by the Central Bank or any other regulatory body having jurisdiction over any Group Member or to any special or additional reporting requirements in relation to its assets, liquidity position, funding position or otherwise and BoI has not been subject to any visits, beyond customary visits, and has not been requested or required to attend meetings with, beyond customary meetings, the Central Bank, or the FSA or any other regulatory body.

(c)           As far as BoI is aware: (i) no Group Member is the subject of any investigation, enforcement action (including to vary the terms of any permission of licence) or disciplinary proceeding by the Central Bank or any other regulatory body having jurisdiction over such Group Member; and (ii) no such investigation, enforcement action or disciplinary proceeding has been threatened by any such regulatory body or is pending.

(d)           There are no facts or circumstances known to the Directors, which would cause the ISE or the UKLA not to be satisfied that BoI’s capital adequacy is regulated by the Central Bank, FSA or suitably regulated by another regulatory body.

(e)           The operations of each Group Member have been conducted at all times in material compliance with the money laundering statutes of Ireland, the UK and the United States, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, including, but not limited to, those of the Criminal Justice (Terrorist Offences) Act 2005 of Ireland, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 of Ireland and the Money Laundering Regulation 2007 (SI 2007/2157) of the United Kingdom and BoI Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Member with respect to the Money Laundering Laws is pending or, to the best knowledge of BoI, threatened.

(f)            No Group Member nor any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the Central Bank or any other regulatory body applying to such Group Member in relation to its business including in respect of the maintenance of its capital and any obligation to make a notification to the Central Bank or any other regulatory body, save in each case to an extent which would not (singly or, in the aggregate) be material in the context of the Transaction or post-Admission dealing in the Ordinary Stock.

(g)

(i)            Neither BoI nor any of its subsidiaries nor, to the knowledge of BoI, any director, officer, employee, Affiliate, agent or representative of BoI or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)          the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the EU, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)           located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Libya, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)           BoI covenants that it will not, directly or, to its knowledge, indirectly, use the proceeds of the Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)          to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)           in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(h)           Neither BoI nor any of its subsidiaries, nor, as far as BoI is aware, any Affiliate, director, officer, employee, agent or representative of BoI or of any of its subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and BoI and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.

(i)            Save as disclosed in the Accounts and the Interim Accounts and the Circular, no Group Member has entered into any related party transaction (within the meaning set out in the IFRS) in the period since 1 January 2007 up to, and including, the date of this Agreement.

20.           Litigation

(a)           Save as disclosed in the Accounts or as publicly disclosed in Previous Announcements, no Group Member nor any of its Directors or Senior Executives is involved, or has during the recent past (being not less than 12 (twelve) months ending on the date of this Agreement) has been involved in, any civil, criminal, arbitration, administrative, governmental or other proceedings or governmental regulatory or similar investigation or enquiry, whether as plaintiff, defendant or otherwise which, by itself or with other proceedings, which would be, or is reasonably likely to be, material in the context of the Transaction which for the avoidance of doubt shall include proceedings in relation to the payment of variable pay components, whether performance based or otherwise, or performance based or other bonus payments.

(b)           Save as disclosed in the Accounts or as publicly disclosed in Previous Announcements, no litigation or arbitration, administrative, governmental, civil, criminal or other proceedings nor governmental, regulatory or similar investigation or enquiry are pending or have been threatened by or against any Group Member or any of their respective officers, agents or employees in relation to the affairs of any Group Member and, to the best of the knowledge, information and belief of BoI and the Directors, there are no facts or circumstances likely to give rise to any such litigation or arbitration, administrative, criminal, governmental, civil, or other proceedings or governmental, regulatory or similar investigation or enquiry, in each case, to an extent which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the Transaction which for the avoidance of doubt shall include proceedings in relation to the payment of variable pay components, whether performance based or otherwise, or performance based or other bonus payments.

(c)           No Group Member nor any of its officers or agents or employees in relation to the affairs of any Group Member has been a party to any undertaking or assurance given to any court or governmental agency or the subject of any injunction which in any of the foregoing cases is still in force and which, by itself or with other proceedings, would be, or is reasonably likely to be, material in the context of the Transaction.

(d)           For the purpose of this paragraph 19, “proceedings” includes any action by any governmental, public or regulatory authority (including any investment exchange or any authority or body which regulates investment business or takeovers or which is concerned with regulatory, licensing, competition, Taxation matters or matters concerning Intellectual Property Rights).

21.           US Securities Regulation

(a)           None of BoI, any of its Affiliates or any person acting on its or their behalf (other than the Joint Bookrunners and the Dealer Managers and their respective Affiliates, as to whom BoI makes no representation) (a) has engaged or will engage in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in connection with the offering of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the Contingent Capital Notes in the United States or otherwise has offered or will offer the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the Contingent Capital Notes in any manner involving a “public offering” (within the meaning of Section 4(2) of the Securities Act) or (b) has engaged or will engage in any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) in the United States with respect to the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the Contingent Capital Notes.

(b)           BoI is a “foreign issuer”(within the meaning of Regulation S).

(c)           Notwithstanding that provisional allotment is made to all Qualifying Stockholders, the Provisional Allotment Letters will not be sent to, and Nil Paid Rights will not be credited to CREST accounts of, subject to certain exceptions, any Excluded Territories Stockholder or to their respective agents or intermediaries, except in any such case where BoI and the Joint Bookrunners agree in writing that such action would not result in a contravention of applicable registration or other legal or regulatory requirement in the relevant jurisdiction.

(d)           BoI is not, and immediately after giving effect to the offering and sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the Contingent Capital Notes, and the application of the net proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940, as amended.

(e)           BoI shall use all reasonable endeavours to ensure that New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights delivered to subscribers in the United States, to the extent they are in certificated form, shall bear a legend substantially to the following effect to each of the certificates for, or other written evidence of, the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE RE-OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, US PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES AND OF ANY OTHER JURISDICTION AND THAT, IN EACH CASE, SUCH OFFER, PLEDGE OR TRANSFER MUST AND WILL BE MADE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS

OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. THIS SECURITY MAY NOT BE DEPOSITED INTO THE COMPANY’S AMERICAN DEPOSITARY RECEIPT FACILITY UNLESS AND UNTIL AT LEAST SUCH TIME AS THIS SECURITY IS NO LONGER A “RESTRICTED SECURITY” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT. EACH HOLDER, BY ITS ACCEPTANCE OF THESE SECURITIES, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.”

(f)            None of BoI, its Affiliates or any persons acting on its or their behalf, directly or indirectly (other than the Joint Bookrunners and the Dealer Managers and their respective Affiliates, as to whom BoI makes no representation): (a) has made or will make offers or sales of any security, (b) has solicited or will solicit offers to buy any security or (c) otherwise has negotiated or will negotiate in respect of any security, in any case, under circumstances that would require the registration of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the Contingent Capital Notes under the Securities Act.

(g)           For so long as any of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights are “restricted securities” as defined in Rule 144(a)(3) of the Securities Act, BoI will not, and will not permit any of its Affiliates (as defined in Rule 144 of the Securities Act), to resell in the United States any of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights that have been re-acquired by them.

(h)           BoI is not and does not intend to become a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, and BoI’s receipt and application of the proceeds from the offering and sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the Contingent Capital Notes will not result in BoI becoming a PFIC.

(i)            Neither BoI, nor any of its Affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf will take (other than the Joint Bookrunners and the Dealer Managers and their respective Affiliates, as to whom BoI makes no representation), directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security of BoI to facilitate the sale or resale of the New Ordinary Stock.

(j)            It is not necessary in connection with the offer, sale and delivery of the New Ordinary Stock in the manner contemplated by the Offer Documents to register the New Ordinary Stock under the Securities Act.

(k)           Save as contemplated by the Registration Rights Agreement, there are no persons with registration rights or other similar rights to have any stock registered by BoI under the Securities Act.

(l)            BoI has not paid or agreed to pay to any person any compensation for soliciting another to purchase any Securities (except as contemplated in this Agreement or the Debt for Equity Dealer Manager Agreement).

22.           Stock Options

Except as disclosed in the Accounts, or any Previous Announcement, and except for options granted under BoI’s approved stock option schemes in accordance with normal practice, there are no arrangements which (contingently or otherwise) may give rise to an obligation on BoI or any Group Member to allot, issue or grant any relevant securities as defined in Section 20 of the Companies (Amendment) Act, 1983.

23.           Premises

(a)           No Group Member is under any obligation to purchase, lease, sublease or otherwise occupy or acquire any rights of any nature whatsoever in respect of any land or building other than the premises which it currently occupies.

(b)           No Group Member has received nor is it aware of any claim, demand or other notice, or of any circumstances which might give rise to the same, in relation to any material actual or contingent liability as an original contracting party, or as a guarantor of any party or as covenantor (express or implied), or is contractually liable in respect of any estate, interest or contractual right or obligation, in relation to any land, building or other real property which is or is reasonably likely to be material in the context of BoI, the Group, or the Transaction.

(c)           All of the properties owned by any member of the Group or in respect of which any of them has a right of use, are in its possession, under its control or are subject to appropriate title protections, save as would not, singly or in the aggregate, or would not reasonably be expected to, give rise to a Material Adverse Effect. The assets owned or used by each member of the Group include all rights, properties, facilities and services materially necessary for carrying on the business of that member of the Group in the manner in which it is currently carried on.

24.           Arrangements with Directors and Stockholders

(a)           Other than in the ordinary course of business and on standard commercial terms, there are no loans made by any Group Member to any of the directors of any Group Member and/or any Senior Executives and/or (in so far as BoI is aware) any spouse or children of any such person or any company or other corporate body controlled by such person, or his/her spouse or children.

(b)           There has been no waiver and/or forgiveness of debt (whether formal or informal) made in favour of any of the directors of any Group Member and/or any Senior Executives and/or (in so far as BoI is aware) any associate of any of them.

(c)           Other than in the ordinary course of business and on standard commercial terms, there are no debts owing to any Group Member by any of the directors of any Group Member and/or (so far as BoI is aware) any associate of any of them.

(d)           Save for the Bye-Laws of BoI, any service agreement with a Director and any contracts entered into in the ordinary course of business, there are no existing contracts or engagements or other arrangements to which any Group Member is a party and in which any of the directors of any Group Member and/or any person connected with any of any of them is interested which would be material in the context of the Transaction; and to the extent that any such contracts, engagements or other arrangements exist they were entered into in compliance with the related party requirements of the Listing Rules.

(e)           Apart from the Minister no Stockholder has any rights, in his capacity as such, in relation to any Group Member other than as set out in the Bye-Laws, the Incentive Schemes or the 2009 Preference Stock.

(f)            BoI is not aware of any claim, demand or right of action against any Group Member otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any person connected with them in any of the foregoing cases, to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Transaction.

(g)           So far as BoI is aware, no Director nor any Senior Executive is in breach of any restrictive covenant, employment agreement or contract for services which would, or would be reasonably likely to, affect BoI or any other Group Member and so far as BoI is aware, there are no circumstances which might give rise to any claim of such a breach in any of the foregoing cases to an extent that (singly or in the aggregate) would, or would be reasonably likely to, be material in the context of the Transaction.

(h)           No Director or Senior Executive has given notice of termination of his contract of employment and, so far as BoI is aware, no Director has indicated an intention to resign.

(i)            Save as fairly disclosed in the Accounts or paragraph 6 of Part IV Section B of the Circular, there are no loans made by any Group Member to, nor are their any debts owing to any Group Member from, any of the directors of any Group Member or (so far as BoI is aware) any person connected to them save, in each case, to the extent (individually or in aggregate) as would not be material in the context of the Transaction.

(j)            For the purpose of this paragraph 24, “connected” has the meaning given to it in Section 26 of the Companies Act 1990.

(k)           There is no agreement, undertaking, instrument or arrangement requiring the creation, allotment, issue, redemption, repayment, sale or transfer or the grant to any person of the right (whether conditional or not) to require the allotment, issue, redemption, repayment, sale or transfer of any unit of capital stock (or share) of a Group Member (including, without limitation, an option or right of pre-emption or conversion) other than in favour of another Group Member.

25.           Excluded Territories Stockholders

Notwithstanding that provisional allotment is made to all Qualifying Stockholders, the Provisional Allotment Letters will not be sent to, and Nil Paid Rights will not be credited to CREST accounts of, subject to certain exceptions, any Excluded Territories Stockholder or to their respective agents or intermediaries, except in any such case where BoI and the Joint Bookrunners agree in writing that such action would not result in a contravention of applicable registration or other legal or regulatory requirement in the relevant jurisdiction.

SCHEDULE 5

AGREED FORM DOCUMENTS

Documents marked with * are not required to be in agreed form at the time of execution of this Agreement

Document

Rights Issue/ Placing

1.             Prospectus

2.             Circular

3.             Shareholder Guides*

4.             Presentation Materials

5.             Form of Proxy

6.             Provisional Allotment Letters*

7.             US Wrap

8.             QIB Letter

9.             Shareholder Q&A*

10.           Publicity Guidelines

11.           Receiving Agent Agreement

12.           Security application forms in respect of the Nil Paid Rights and the Fully Paid Rights that have been given to Euroclear*

13.           Rights Issue Memorandum*

14.           Contingent Capital Notes Purchase Agreement (to be agreed between BoI and the Minister)*

15.           Contingent Capital Notes (to be agreed between BoI and the Minister)*

16.           Contingent Capital Notes Agreement (to be agreed between BoI and the Minister)*

17.           Registration Rights Agreement

18.           Schedule of Expenses

Press Announcement

19.           Press Announcement

20.           Rights Issue Statement Announcement*

Verification Notes

21.           Prospectus and Circular

Board Minutes

22.           Minutes of the Court of Directors approving and authorising the issue and/or execution of the Press Announcement, the Offer Documents, this Agreement, the Verification Notes, the Form of Proxy and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by BoI in connection with the Transaction.

23.           Minutes of the meetings of the Court of Directors (or a duly authorised committee of the Court of the Directors) approving the Rights Issue Memorandum, the Rights Issue Statement and the Rights Issue Statement Announcement.*

24.           Minutes of the Court of Directors (or duly authorised committee of such Court of Directors) approving and authorising the allotment of the Commission Placing Shares.*

25.           Minutes of the Court of Directors (or duly authorised committee of such Court of Directors) provisionally allotting the New Ordinary Stock and approving and authorising the despatch or publication of the Provisional Allotment Letters.*

26.           Minutes of the Court of Directors (or duly authorised committee of such Court of Directors), confirming the provisional allotment of the units of Rights Issue Stock which have been taken up, cancelling the provisional allotment of the Rights Issue Stock which have not been taken up and re-allotting the number of units of Rights Issue Stock for which provisional allotments were not taken up.*

BoI Comfort Letters

27.           Letter to the UK Sponsors from BoI addressing the following: (i) paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) the proper extraction of financial information.

28.           Letter to the Irish Sponsor from BoI addressing the following: (i) paragraph 4.4.3 of the Irish Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) proper extraction of financial information.

29.           Letter to the Irish Sponsor from BoI addressing paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules

30.           Directors’ Responsibility Statements addressed to the BoI and the Sponsor (in connection with the Prospectus and Circular)

31.           Directors’ powers of attorney

Legal Opinions and Comfort Letters from BoI’s Legal Advisers

32.           Letter from Arthur Cox, as Irish legal advisers to BoI, to the Sponsor relating to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules

33.           Irish legal opinion from Arthur Cox, as Irish legal advisers to BoI

34.           Memorandum from Arthur Cox and Allen & Overy LLP and Sullivan & Cromwell LLP relating to the Directors’ responsibilities and liabilities for the Prospectus and Circular

35.           Memorandum from Arthur Cox relating to the Directors’ duties under the Irish Listing Rules

36.           Letter to the UK Sponsors from Allen & Overy LLP, as English legal advisers to BoI, relating to paragraphs 8.3.4R, 8.4.8R, 8.4.9R , 8.4.12R and 8.4.13R of the UK Listing Rules

37.           English law opinion from Allen & Overy LLP, as English legal advisers to BoI

38.           Rule 10b-5 disclosure letter from Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Managers

39.           Rule 10b-5 disclosure letter of Sullivan & Cromwell LLP, addressed to the Minister, the Commission and the NTMA

40.           Reliance letter in relation to US legal opinion of Sullivan & Cromwell LLP, addressed to the Minister, the Commission and the NTMA

41.           United States legal opinion from Sullivan & Cromwell LLP, as US legal advisers to BoI, addressed to the Managers relating to; (i) no registration opinion; (ii) Investment Company Act opinion; and (iii) United States tax opinion

Legal Opinions and Comfort Letters from Managers’ Solicitors

42.           Irish legal opinion from A&L Goodbody, as Irish legal advisers to the Managers

43.           English legal opinion from Herbert Smith LLP, as English legal advisers to the Managers

44.           Rule 10b-5 disclosure letter from Herbert Smith LLP, as United States legal advisers to the Managers

45.           United States legal opinion from Herbert Smith LLP, as United States legal advisers to the Managers relating to no registration opinion

Accountant Documents

46.           Working Capital Report

47.           Pro forma financial information report from the Reporting Accountants

48.           US SAS 72 comfort letter from the Reporting Accountants

49.           International comfort letter from the Reporting Accountants

50.           Letter to the Directors and the UK Sponsors from the Reporting Accountants in relation to paragraphs 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules

51.           Letter to the Directors and the Irish Sponsor from the Reporting Accountants in relation to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules

52.           Correct extraction, no significant change and capitalisation and indebtedness letter from the Reporting Accountants (Prospectus and Circular)

53.           Tax comfort letter from the Reporting Accountants

54.           Consent letter from the Reporting Accountants (Prospectus and Circular)

Other

55.           Engagement Letters (to be agreed between BoI, the NTMA and the relevant adviser only)

56.           Minister’s Letter (to be agreed between BoI and the Government Parties only)*

57.           Working Capital Derogation Letter

58.           The Oliver Wyman consent letter to the Directors, the Sponsors, the Minister, the Commission and the NTMA in relation to the Prospectus and the Circular.

59.           The Credit Suisse Securities (Europe) Limited consent letter to the Directors, the Sponsors, the Minister, the Commission and the NTMA in relation to the Prospectus and the Circular.

60.           The IBI Corporate Finance consent letter to the Directors, the Sponsors, the Minister, the Commission and the NTMA in relation to the Prospectus and the Circular.

61.           The Irish Sponsor’s consent letter to the Directors, the US Sponsors, the Minister, the Commission and the NTMA in relation to the Prospectus and the Circular.

62.           The UK Sponsors’ consent letter to the Directors, the Irish Sponsor, the Minister, the Commission and the NTMA in relation to the Prospectus and the Circular.

63.           All bring-down opinions and comfort letters (see Parts B, C, D, E, and F of Schedule 6)*

SCHEDULE 6

DOCUMENTS TO BE DELIVERED

PART A — ON OR BEFORE EXECUTION OF THIS AGREEMENT, THE RELEASE OF THE PRESS ANNOUNCEMENT, PUBLICATION OF THE PROSPECTUS AND PUBLICATION AND DESPATCH OF THE CIRCULAR

Before the release of the Press Announcement, publication of the Prospectus and publication and despatch of the Circular, BoI shall deliver the following documents to each of Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and, save as otherwise provided, to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):

Documents from BoI and the Directors

1.             Two (2) certified copies of the minutes of the Court of Directors (or of the duly authorised committee of such Court of Directors), in the agreed form, approving and authorising the issue and/or execution of the Press Announcement, the Offer Documents (including the Circular and the Prospectus), this Agreement, the Verification Notes, the Form of Proxy and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by BoI in connection with the Rights Issue, the Debt for Equity Offers, the Renominalisation, the issue of the Contingent Capital Notes and the issue of the Conversion Stock (and if the said minutes are of such a committee, a certified copy of the minutes of the Court of Directors appointing such committee).

2.             Two (2) certified copies of the Press Announcement, in the agreed form.

3.             Two (2) certified copies of the Verification Notes, duly signed by the Directors, prepared in connection with the Prospectus and the Circular, and copies of all evidence supporting the answers in the Verification Notes.

4.             Two (2) certified copies of the letter to the Central Bank requesting that the Prospectus be passported into the United Kingdom.

5.             Two (2) completed certified copies of the “Formal Notice”, to be submitted to the Central Bank in accordance with paragraph 4.7 of the Prospectus Rules for approval of a prospectus in accordance with Regulation 46 of the Irish Prospectus Regulations.

6.             Two (2) certified copies of the Non-Publication Letter in accordance with Rule 5.1 of the Prospectus Rules.

7.             Two (2) certified copies of the working capital derogation letters to be submitted by BoI to each of the Central Bank, the ISE and the UKLA;

8.             Two (2) certified copies of (a) the Prospectus (and the documents incorporated by the reference); (b) the Circular; (c) the Presentation Materials; (e) the Debt for Equity Offer Document; and (e) the Verification Notes

9.             Two (2) certified copies of each of the Forms of Proxy.

10.           Two (2) originals of the letter addressed to the Irish Sponsor, the Minister, the Commission and the NTMA from BoI to be dated the date of the Prospectus, in the agreed form, addressing the following: (i) paragraph 2.2.3, 2.2.7 and 4.4.3 of the Irish Listing Rules, (ii) the fact that there has been no significant change in the financial and trading position of the Group since the Accounts Date, (iii) the proper extraction of financial information and (iv) that the information in certain letters and written responses relating to a waiver from the requirement to include a statement of the sufficiency or otherwise of the working capital are true and accurate in all material respects and does not omit anything likely to affect the import of such information.

11.           Two (2) originals of the letter to the UK Sponsors, the Minister, the Commission and the NTMA from BoI to be dated the date of the Prospectus, in the agreed form, addressing the following: (i) paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) the proper extraction of financial information and (iv) that the information in certain letters and written responses relating to a waiver from the requirement to include a statement of the sufficiency or otherwise of the working capital are true and accurate in all material respects and does not omit anything likely to affect the import of such information.

12.           Two (2) originals of each Director’s Responsibility Statement addressed to BoI and the Sponsors (in connection with the Prospectus and the Circular), to be dated the date of the Prospectus, in the agreed form.

13.           Two (2) originals of each Director’s power of attorney, to be dated the date of the Prospectus, in the agreed form.

14.           Two (2) certified copies of each of the Engagement Letters.

Documents from, or relating to the documents from, the Reporting Accountants

15.           Two (2) originals of the Working Capital Report addressed to the Directors, the Managers, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants, in the agreed form and to be dated the date of the Prospectus.

16.           Two (2) originals of the consent letter to the Directors, and the Sponsors, duly signed by the Reporting Accountants, and dated the same date as the Prospectus, in the agreed form, in relation to the Prospectus and Circular.

17.           Two (2) original letters to the UK Sponsors duly signed by the Reporting Accountants, and to be dated the date of the Prospectus, in the agreed form, in relation to paragraphs 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules.

18.           Two (2) original letters to the Irish Sponsor duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form, in relation to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules.

19.           Two (2) original copies of the pro forma financial information report in the Prospectus addressed to the Directors and the Sponsor, duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form.

20.           Two (2) original copies of the pro forma financial information report in the Circular addressed to the Directors and the Sponsors, duly signed by the Reporting Accountants and to be dated the date of the Circular, in the agreed form.

21.           Two (2) original letters to the Directors, the Managers, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form, confirming correct extraction of financial information in the Prospectus and Circular, in relation to no significant change and in relation to the capitalisation and indebtedness statement included in the Prospectus

22.           Two (2) originals of the tax comfort letter to the Directors, the Managers, the Minister, the Commission and the NTMA, duly signed by the Reporting Accountants and to be dated the date of the Prospectus, in the agreed form.

23.           Two (2) originals of the US SAS 72 comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA, duly signed by the Reporting Accountants, and to be dated the date of the Prospectus, in the agreed from.

24.           Two (2) originals of the international comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA, duly signed by the Reporting Accountants, and to be dated the date of the Prospectus, in the agreed form.

Opinion and Letters from Legal Advisers

25.           Two (2) originals of a signed Rule 10b-5 disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Managers and to be dated the date of the Prospectus, in the agreed form.

26.           Two (2) originals of a Rule 10b-5 disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of the Prospectus, in the agreed form.

27.           Two (2) originals of a signed Rule 10b-5 disclosure letter of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Prospectus, in the agreed form.

28.           Two (2) originals of signed United States legal opinions of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Managers, and to be dated the date of the Prospectus, in the agreed form.

29.           Two (2) originals of a signed reliance letter in relation to United States legal opinion of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of the Prospectus, in the agreed form.

30.           Two (2) originals of signed United States legal opinion of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Prospectus, in the agreed form.

31.           Two (2) originals of a signed English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Prospectus, in agreed form.

32.           Two (2) originals of a signed English legal opinion of Herbert Smith, as English legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Prospectus, in agreed form.

33.           Two originals of a signed Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Prospectus, in the agreed form.

34.           Two (2) originals of a signed Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Prospectus, in the agreed form.

35.           Two (2) originals of the letter to the Irish Sponsor from Arthur Cox, as Irish legal advisers to BoI, relating to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules, to be dated the date of the Prospectus, in the agreed form.

36.           Two (2) originals of the letter to the UK Sponsors from Allen & Overy LLP, as English legal advisers to BoI, relating to paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, to be dated the date of the Prospectus, in the agreed form.

37.           Two (2) certified copies of a memorandum from Arthur Cox, Allen & Overy LLP and Sullivan & Cromwell LLP relating to the Directors’ responsibilities for the Prospectus and Circular, in the agreed form.

38.           Two (2) certified copies of a memorandum from Arthur Cox and Allen & Overy LLP relating to Directors’ duties under the Irish Listing Rules and the UK Listing Rules, in the agreed form.

Consent Letters

39.           Two (2) originals of the consent letter to the Directors, the Sponsors, the Minister, the Commission and the NTMA, duly signed by Oliver Wyman and dated the same date as the Prospectus, in the agreed form, in relation to the Prospectus and Circular.

40.           Two (2) originals of the consent letter to the Directors, the Sponsors, the Minister, the Commission and the NTMA, duly signed by Credit Suisse Securities (Europe) Limited and dated the same date as the Prospectus, in the agreed form, in relation to the Prospectus and Circular.

41.           Two (2) originals of the consent letter to the Directors, the Sponsors, the Minister, the Commission and the NTMA, duly signed by IBI Corporate Finance and dated the same date as the Prospectus, in the agreed form, in relation to the Prospectus and Circular.

42.           Two (2) originals of the consent letter to the Directors, the UK Sponsors, the Minister, the Commission and the NTMA duly signed by the Irish Sponsors and dated the same date as the Prospectus, in the agreed form, in relation to the Prospectus and Circular.

43.           Two (2) originals of the consent letter to the Directors, the Irish Sponsors, the Minister, the Commission an the NTMA duly signed by the UK Sponsors and dated the same date as the Prospectus, in the agreed form, in relation to the Prospectus and Circular.

Other documents

44.           Two (2) certified copies of the Receiving Agent Agreement, in the agreed form.

45.           Two (2) originals of the Registration Rights Agreement (to be given to the Arthur Cox on behalf of the Minister, the Commission and the NTMA only).

46.           Any other documents as may be reasonably required by the Minister, the Commission and/or the NTMA.

Without prejudice to the rights of the Managers to receive delivery of any document(s) in accordance with this Part A of Schedule 6, the NTMA may, in its absolute discretion, elect that delivery of any document(s) addressed to the Minister, the Commission and the NTMA and so referred to in this Part A of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to the Minister, the Commission and the NTMA at a later time specified by the NTMA.

Without prejudice to the rights of the Minister, the Commission and the NTMA to receive delivery of any document(s) in accordance with this Part A of Schedule 6, the Managers or the Sponsors (as the case may be) may, in their absolute discretion, elect that delivery of any document(s) addressed to the Managers or the Sponsors (as the case may be) and so referred to in this Part A of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to them at a later time specified by the Managers.

PART B — IF A SUPPLEMENTARY PROSPECTUS IS REQUIRED

Before the publication of any Supplementary Prospectus, BoI shall deliver the following documents to each of Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):

Documents from BoI and the Directors

1.             Two (2) certified copies of the minutes of the Court of Directors (or of the duly authorised committee of such Court of Directors), in the agreed form, approving and authorising the issue and/or execution of the Supplementary Prospectus and the Verification Notes (and if the said minutes are of such a committee, a certified copy of the minutes of the Court of Directors appointing such committee).

2.             Two (2) certified copies of the Verification Notes, duly signed by the Directors, prepared in connection with the Supplementary Prospectus, in the agreed form, and copies of all evidence supporting the answers in the Verification Notes.

3.             Two (2) certified copies of the Supplementary Prospectus.

4.             Two (2) originals of the letter to the Irish Sponsor from BoI to be dated the date of the Supplementary Prospectus, in the agreed form, addressing the following: (i) paragraph 2.2.3, 2.2.7 and 4.4.3 of the Irish Listing Rules, (ii) the fact that there has been no significant change in the financial and trading position of the Group since the Accounts Date, (iii) the proper extraction of financial information and (iv) that the information in certain letters and written responses relating to a waiver from the requirement to include a statement of the sufficiency or otherwise of the working capital are true and accurate in all material respects and does not omit anything likely to affect the import of such information.

5.             Two (2) originals of the letter to the UK Sponsors from BoI to be dated the date of the Supplementary Prospectus, in the agreed form, addressing the following: (i) paragraphs 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, and (ii) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Group since the Accounts Date, and (iii) the proper extraction of financial information and (iv) that the information in certain letters and written responses relating to a waiver from the requirement to include a statement of the sufficiency or otherwise of the working capital are true and accurate in all material respects and does not omit anything likely to affect the import of such information.

6.             Two (2) original certificates in the form of Schedule 9 duly signed by a Director or the Secretary of BoI authorised to do so and dated the date of the Supplementary Prospectus.

Documents from, or relating to the documents from, the Reporting Accountants

7.             Two (2) originals of a signed bring-down letter addressed to the Directors, the Sponsors, the Managers, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants, in the agreed form and to be dated the date of the Supplementary Prospectus.

8.             Two (2) original letters to the Irish Sponsor duly signed by the Reporting Accountants and to be dated the date of the Supplementary Prospectus, in the agreed form, in relation to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules.

9.             Two (2) original letters to the UK Sponsors duly signed by the Reporting Accountants, and to be dated the date of the Supplementary Prospectus, in the agreed form, in relation to paragraphs 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules.

10.           Two (2) originals of the bring-down tax comfort letter addressed to the Directors, the Managers, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants and to be dated the date of the Supplementary Prospectus, in the agreed form.

11.           Two (2) originals of the bring-down US SAS 72 comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA, duly signed by the Reporting Accountants, and to be dated the date of the Supplementary Prospectus, in the agreed from.

12.           Two (2) originals of the bring-down international comfort letter, addressed to BoI, the Minister, the Managers, the Commission and the NTMA, duly signed by the Reporting Accountants, and to be dated the date of the Supplementary Prospectus, in the agreed form.

Opinion and Letters from Legal Advisers

13.           Two (2) certified copies of each signed bring-down Rule 10b-5 disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Managers and to be dated the date of the Supplementary Prospectus, in the agreed form.

14.           Two (2) originals of a signed Rule 10b-5 disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of the Supplementary Prospectus, in the agreed form.

15.           Two (2) certified copies of each signed bring-down Rule 10b-5 disclosure letter of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Supplementary Prospectus, in the agreed form.

16.           Two (2) certified copies of signed United States bring-down legal opinion of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Managers, and to be dated the date of the Supplementary Prospectus, in the agreed form.

17.           Two (2) originals of a signed reliance letter in relation to the United States bring-down legal opinion of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of the Prospectus, in the agreed form.

18.           Two (2) originals of signed United States bring-down legal opinions of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Supplementary Prospectus, in the agreed form.

19.           Two (2) originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Supplementary Prospectus, in agreed form.

20.           Two (2) originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Supplementary Prospectus, in the agreed form.

21.           Two (2) originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Managers, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Supplementary Prospectus, in the agreed form.

22.           Two (2) originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Managers, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Supplementary Prospectus, in the agreed form.

23.           Two (2) originals of the letter to the Irish Sponsor from Arthur Cox, as Irish legal advisers to BoI, relating to paragraphs 2.2.3 and 2.2.7 of the Irish Listing Rules, to be dated the date of the Supplementary Prospectus, in the agreed form.

24.           Two (2) originals of the letter to the UK Sponsors from Allen & Overy LLP, as English legal advisers to BoI, relating to paragraphs 8.3.1R, 8.3.4R, 8.4.8R, 8.4.9R, 8.4.12R and 8.4.13R of the UK Listing Rules, to be dated the date of the Supplementary Prospectus, in the agreed form.

Other documents

25.           Any other documents as may be reasonably required by the Minister, the Commission and/or the NTMA.

Without prejudice to the rights of the Managers to receive delivery of any document(s) in accordance with this Part B of Schedule 6, the NTMA may, in its absolute discretion, elect that delivery of any document(s) addressed to the Minister, the Commission and the NTMA and so referred to in this Part B of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to the Minister, the Commission and the NTMA at a later time specified by the NTMA.

Without prejudice to the rights of the Minister, the Commission and the NTMA to receive delivery of any document(s) in accordance with this Part B of Schedule 6, the Managers or the Sponsors (as the case may be) may, in their absolute discretion, elect that delivery of any document(s) addressed to the Managers and the Sponsors (as the case may be) and so referred to in this Part B of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to them at a later time specified by the Managers.

PART C — BEFORE THE PUBLICATION OF THE RIGHTS ISSUE STATEMENT ANNOUNCEMENT OR THE RIGHTS ISSUE STATEMENT

Prior to the release of the Rights Issue Statement Announcement and the publication of the Rights Issue Statement, BoI shall deliver the following documents to each of Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):

Documents from BoI and the Directors

1.             Two (2) certified copies of the minutes of the meetings of the Court of Directors (or a duly authorised committee of such Court of Directors), approving the Rights Issue Memorandum, the Rights Issue Statement and the Rights Issue Statement Announcement (and if the said minutes are of such a committee, a certified copy of the minutes of the Court of Directors appointing such committee).

2.             Two (2) originals of the Rights Issue Memorandum, in the form of Schedule 3, duly signed by BoI.

3.             Two (2) certified copies of the Rights Issue Statement, in the agreed form.

4.             Two (2) certified copies of the Rights Issue Statement Announcement, in the agreed form.

Other documents

5.             Any other documents as may be reasonably required by the Minister, the Commission and/or the NTMA.

The NTMA may, in its absolute discretion, elect that delivery of any of the documents referred to in this Part C of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the NTMA.

PART D — BEFORE ADMISSION EXPECTED TO BE ON 12 JULY 2011

Following the passing of the Resolutions, and prior to Admission, BoI shall deliver the following documents to each of Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and, save as otherwise provided, to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):

Documents from BoI and the Directors

1.             Two (2) certified copies of the Resolutions passed at the EGC, duly signed by a Director or Secretary of BoI authorised to do so.

2.             Two (2) certified copies of the confirmation from the Central Bank, being the formal approval of the Prospectus by the Central Bank, pursuant to the Irish Prospectus law.

3.             Two (2) certified copies of the confirmation of approval for passporting the Prospectus from the Central Bank.

4.             Two (2) certified copies of passporting approval, for the Prospectus, as published on the UKLA website.

5.             Two (2) originals of the “Schedule 5” declaration by BoI pursuant to paragraph 4.4.5 of the Irish Listing Rules.

6.             Two (2) certified copies of the security application forms in respect of the New Ordinary Stock, Nil Paid Rights and the Fully Paid Rights that have been given to Euroclear, in the agreed form.

7.             Two (2) certified copies of the CREST enablement letter confirming that the conditions for admission of the New Ordinary Stock to CREST are satisfied.

8.             Two (2) certified copies of the signed application for admission of the New Ordinary Stock to the Official List of the ISE signed by a Director or the Secretary of BoI.

9.             Two (2) certified copies of the signed application for admission of the New Ordinary Stock to the Official List of the UKLA signed by a Director or the Secretary of BoI.

10.           Two (2) certified copies of the signed application for admission to trading issued by the LSE signed by a Director or the Secretary of BoI (Form 1 of the Admission and Disclosure Standards).

11.           Two (2) certified copies of the minutes of the Court of Directors (or a duly authorised committee of such Court of Directors) allotting the Rights Issue Stock, provisionally allotting the Rights Issue Stock and approving and authorising the despatch or publication of the Provisional Allotment Letters, in the agreed form (and if the said minutes are of such a committee, a certified copy of the minutes of the Court of Directors appointing such committee).

12.           Two (2) original certificates in the form of Schedule 9 of this Agreement duly signed by a Director or Secretary of BoI authorised to do so and to be dated the date of the Admission.

13.           Two (2) copies of the letter to the Central Bank in connection with the non-publication of the Prospectus on the website of the Central Bank in accordance with Rule 5.2 of the Prospectus Rules.

14.           Two (2) certified copies of the Form B18 in relation to the registration of the Prospectus with the Irish Companies Registration office.

Documents from, or relating to the documents from, the Reporting Accountants

15.           Two (2) originals of a signed bring-down letter, addressed to the Directors, the Managers, the Sponsors, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants, and to be dated the date of the Admission, in the agreed form.

16.           Two (2) originals of a bring-down US SAS 72 comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA, duly signed by the Reporting Accountants, and to be dated the date of the Admission, in the agreed form.

17.           Two (2) originals of a bring-down international comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants, and to be dated the date of the Admission, in the agreed form.

Opinion and Letters from Legal Advisers

18.           Two (2) certified copies of each signed bring-down Rule 10b-5 disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Managers and to be dated the date of Admission, in the agreed form.

19.           Two (2) originals of a signed Rule 10b-5 disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of Admission, in the agreed form.

20.           Two (2) certified copies of each signed bring-down Rule 10b-5 disclosure letter of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of Admission, in the agreed form.

21.           Two (2) certified copies of signed United States bring-down legal opinion of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Managers, and to be dated the date of Admission, in the agreed form.

22.           Two (2) originals of a signed reliance letter in relation to the bring-down legal opinion of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of the Supplementary Prospectus, in the agreed form.

23.           Two (2) originals of signed United States bring-down legal opinions of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of Admission, in the agreed form.

24.           Two (2) originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of Admission, in agreed form.

25.           Two (2) originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of Admission, in the agreed form.

26.           Two (2) originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Managers, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of Admission, in the agreed form.

27.           Two (2) originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Managers, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of Admission, in the agreed form.

Other documents

28.           Two (2) originals of the Contingent Notes Purchase Agreement and the Contingent Capital Agency Agreement and the documents to be issued thereunder (to be given to the Arthur Cox on behalf of the Minister, the Commission and the NTMA only).

29.           Any other documents as may be reasonably required by the Minister, the Commission and/or the NTMA.

Without prejudice to the rights of the Managers to receive delivery of any document(s) in accordance with this Part D of Schedule 6, the NTMA may, in its absolute discretion, elect that delivery of any document(s) addressed to the Minister, the Commission and the NTMA and so referred to in this Part D of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to the Minister, the Commission and the NTMA at a later time specified by the NTMA.

Without prejudice to the rights of the Minister, the Commission and the NTMA to receive delivery of any document(s) in accordance with this Part D of Schedule 6, the Managers or the Sponsors (as the case may be) may, in their absolute discretion, elect that delivery of any document(s) addressed to the Managers or the Sponsors (as the case may be) and so referred to in this Part D of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to them at a later time specified by the Managers.

PART E — TIME OF SALE — CONFIRMATION OF RUMP SALES

If the Managers have specified a Time of Sale in accordance with Clause 8.10 in connection with the Rump Placing, BoI shall on the date of any such Time of Sale, deliver the following documents in connection with the Rump Placing to each of Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):

Documents from BoI and the Directors

1.             Two (2) certified copies of the minutes of the meetings of the Court of Directors (or duly authorised committee of such Court of Directors), confirming the provisional allotment of the New Ordinary Stock which have been taken up, cancelling the provisional allotment of the New Ordinary Stock which have not been taken up and re-allotting the number of New Ordinary Stock for which provisional allotments were not taken up (and, if the said minutes are of such a committee, a certified copy of the minutes of the Court of Directors appointing such committee), in the agreed form.

2.             Two (2) original certificates in the form of Schedule 9 of this Agreement signed by a Director or Secretary of BoI authorised to do so and to be dated the date of the Time of Sale, in the agreed form.

Documents from, or relating to the documents from, the Reporting Accountants

3.             Two (2) originals of a signed bring-down letter, addressed to the Directors, the Managers, the Sponsors, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants, and to be dated the date of the Time of Sale, in the agreed form.

4.            Two (2) originals of a bring-down US SAS 72 comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants, and to be dated the date of the Time of Sale, in the agreed form.

5.             Two (2) originals of a bring-down international comfort letter, addressed to BoI, the Managers, the Minister the Commission and the NTMA duly signed by the Reporting Accountants, and to be dated the date of the Time of Sale, in the agreed form.

Opinions and letters from legal advisers

6.             Two (2) originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.

7.             Two (2) originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Minister, the Commission and the NTMA and to be dated the date of the Time of Sale, in the agreed form.

8.             Two (2) originals of a signed Rule 10b-5 bring-down disclosure letter of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Time of Sale, in the agreed form.

9.             Two (2) originals of a signed bring-down United States legal opinion of Sullivan & Cromwell LLP as United States legal advisers to BoI, addressed to the Managers and to be dated the date of the Time of Sale, in the agreed form.

10.           Two (2) originals of a signed reliance letter in relation to the bring-down legal opinion of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of the Time of Sale, in the agreed form.

11.           Two (2) originals of a signed bring-down United States legal opinion of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Time of Sale, in the agreed form.

12.           Two (2) originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Time of Sale, in the agreed form.

13.           Two (2) originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Time of Sale, in the agreed form.

14.           Two (2) originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Managers, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Time of Sale, in the agreed form.

15.           Two (2) originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Time of Sale, in the agreed form.

Without prejudice to the rights of the Managers to receive delivery of any document(s) in accordance with this Part E of Schedule 6, the NTMA may, in its absolute discretion, elect that delivery of any document(s) addressed to the Minister, the Commission and the NTMA and so referred to in this Part E of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to the Minister, the Commission and the NTMA at a later time specified by the NTMA.

Without prejudice to the rights of the Minister, the Commission and the NTMA to receive delivery of any document(s) in accordance with this Part E of Schedule 6, the Managers or the Sponsors (as the case may be) may, in their absolute discretion, elect that delivery of any document(s) addressed to the Managers or the Sponsors (as the case may be) and so referred to in this Part E of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to them at a later time specified by the Managers.

PART F — CLOSING OF THE RUMP PLACING

If the Joint Bookrunners have specified a Time of Sale in accordance with Clause 8.10 in connection with the Rump Placing, BoI shall on the Rump Settlement Date, deliver the following documents (dated as of such date) in connection with the Rump Placing to each of Arthur Cox (for and on behalf of the Minister, the Commission and the NTMA) and to Herbert Smith LLP or A&L Goodbody (for and on behalf of the Managers):

Documents from BoI and the Directors

1.             Two (2) original letters in the form of Schedule 9 of this Agreement signed by a Director or Secretary of BoI authorised to do so and to be dated the Rump Settlement Date, in the agreed form.

Documents from, or relating to the documents from, the Reporting Accountants

2.             Two (2) originals of a signed bring-down letter, addressed to the Directors, the Managers, the Sponsors, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants and to be dated the Rump Settlement Date, in the agreed form.

3.             Two (2) originals of a bring-down US SAS 72 comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA duly signed by the Reporting Accountants, and to be dated the Rump Settlement Date, in the agreed form.

4.             Two (2) originals of a bring-down international comfort letter, addressed to BoI, the Managers, the Minister, the Commission and the NTMA, duly signed by the Reporting Accountants, and to be dated the Rump Settlement Date, in the agreed form.

Opinions and letters from legal advisers

5.             Two (2) originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Managers and to be dated the date of the Rump Settlement Date, in the agreed form.

6.             Two (2) originals of a signed Rule 10b-5 bring-down disclosure letter of Sullivan & Cromwell LLP, as United States legal advisers to BoI, addressed to the Minister, the Commission and the NTMA and to be dated the date of the Rump Settlement Date, in the agreed form.

7.             Two (2) originals of a signed Rule 10b-5 bring-down disclosure letter of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Rump Settlement Date, in the agreed form.

8.             Two (2) originals of a signed bring-down United States legal opinion of Sullivan & Cromwell LLP as United States legal advisers to BoI, addressed to the Managers and to be dated the date of the Rump Settlement Date, in the agreed form.

9.             Two (2) originals of a signed reliance letter in relation to the bring-down legal opinion of Sullivan & Cromwell LLP, as United States legal advisers of BoI, addressed to the Minister, the Commission and the NTMA, and to be dated the date of the Rump Settlement Date, in the agreed form.

10.           Two (2) originals of a signed bring-down United States legal opinion of Herbert Smith LLP, as United States legal advisers to the Managers, addressed to the Managers, the Minister, the

Commission and the NTMA and to be dated the date of the Rump Settlement Date, in the agreed form.

11.           Two (2) originals of a signed bring-down English legal opinion of Allen & Overy LLP, as English legal advisers to BoI, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Rump Settlement Date, in the agreed form.

12.           Two (2) originals of a signed bring-down Irish legal opinion of Arthur Cox, as Irish legal advisers to BoI, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Rump Settlement Date, in the agreed form.

13.           Two (2) originals of a signed bring-down English legal opinion of Herbert Smith LLP, as English legal advisers to the Managers, addressed to BoI, the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Rump Settlement Date, in the agreed form.

14.           Two (2) originals of a signed bring-down Irish legal opinion of A&L Goodbody, as Irish legal advisers to the Managers, addressed to the Managers, the Minister, the Commission and the NTMA and to be dated the date of the Rump Settlement Date, in the agreed form.

Without prejudice to the rights of the Managers to receive delivery of any document(s) in accordance with this Part F of Schedule 6, the NTMA may, in its absolute discretion, elect that delivery of any document(s) addressed to the Minister, the Commission and the NTMA and so referred to in this Part F of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to the Minister, the Commission and the NTMA at a later time specified by the NTMA.

Without prejudice to the rights of the Minister, the Commission and the NTMA to receive delivery of any document(s) in accordance with this Part F of Schedule 6, the Managers or the Sponsors (as the case may be) may, in their absolute discretion, elect that delivery of any document(s) addressed to the Managers or the Sponsors (as the case may be) and so referred to in this Part F of Schedule 6 may be deferred and in lieu of any such delivery require delivery of the relevant document(s) in a form reasonably satisfactory to them at a later time specified by the Managers.

SCHEDULE 7

 RIGHTS ISSUE STOCK TAKEN UP

1.             Subject to paragraph 2 below, in this Schedule “MTM instruction” means a many-to-many instruction which:

(a)           on its settlement has the effect described in paragraph 2.56 of Part IX of the Prospectus;

(b)           has been properly authenticated in accordance with Euroclear’s specifications as referred to in that paragraph; and

(c)           contains the information required by that paragraph.

2.             BoI may in its absolute discretion treat an MTM instruction which constitutes a properly authenticated dematerialised instruction (the “first instruction”) as not constituting a valid acceptance in accordance with paragraph 2.2.2(iii) of Part IX of the Prospectus if at the time at which the Registrar receives a properly authenticated dematerialised instruction giving details of the first instruction, BoI or the Registrar has received actual notice from Euroclear of any of the matters specified in regulation 35(5)(a) of the CREST Regulations in relation to the first instruction.

3.             A unit of Rights Issue Stock shall, for the purposes of this Agreement, be treated as having been “taken up” if:

(a)           the unit of Rights Issue Stock in nil paid form is in certificated form and the following requirements have been satisfied by 11.00 a.m. on the Acceptance Date:

(i)            a Provisional Allotment Letter relating to that unit of Rights Issue Stock has been lodged for acceptance by the person to whom it was provisionally allotted or by a renouncee of the right to accept allotment together with a cheque or other remittance for the full amount payable in respect of that unit of Rights Issue Stock, in accordance with the terms of the Prospectus and the Provisional Allotment Letter (or BoI exercises any discretion it has in the Prospectus to treat the Provisional Allotment Letter as binding notwithstanding it does not meet these requirements); and

(ii)           BoI has not, with the consent of the NTMA, rejected the Provisional Allotment Letter for any reason; and

(iii)          the Receiving Agent has not been notified that the cheque or other remittance has not been accepted by the drawee on first presentation; or

(b)           the unit of Rights Issue Stock in nil paid form is in uncertificated form and:

(i)            an MTM instruction in respect of those units of Rights Issue Stock settles by 11.00 a.m. on the Acceptance Date; or

(ii)           an MTM instruction in respect of those units of Rights Issue Stock constitutes a valid acceptance in accordance with paragraph 2.2.2(ii) of Part IX of the Prospectus and settles by 11.00 a.m. on the Acceptance Date; or

(c)           the following has occurred:

(i)            an MTM instruction in respect of those units of Rights Issue Stock constitutes a valid acceptance in accordance with paragraph 2.2.2(ii) of Part IX of the Prospectus; and

(ii)           the MTM instruction has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as BoI and the NTMA decide); and

(iii)          BoI is not entitled to assume, in accordance with paragraph 2.2.2(vii) of Part IX of the Prospectus, that there has been a breach of any of the relevant representations, warranties or undertakings set out or referred to in paragraph 2.2.2(iv) of Part IX of the Prospectus because it is aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; or

(d)           the following has occurred:

(i)            an MTM instruction in respect of those units of Rights Issue Stock constitutes a valid acceptance in accordance with paragraph 2.2.2(iii) of Part IX of the Prospectus;

(ii)           the MTM has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as BoI and the NTMA decide); and

(iii)          BoI is entitled to assume, in accordance with paragraph 2.2.2(vii) of Part IX of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in paragraph 2.2.2(iii) of Part IX of the Prospectus because it is not aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; but

(iv)          BoI nevertheless exercises its discretion to treat as valid the acceptance constituted by the MTM instruction; or

(e)           an MTM instruction in respect of those units of Rights Issue Stock does not constitute a valid acceptance in accordance with the Prospectus but BoI nevertheless exercises its discretion to treat as valid the acceptance constituted by the MTM instruction; or

(f)            a Director has irrevocably undertaken to BoI to subscribe for such units of Rights Issue Stock.

4.             For the avoidance of doubt the Commission has no liability or obligation under this Agreement in relation to any units of Rights Issue Stock if the units of Rights Issue Stock in nil paid form are in certificated form and:

(a)           the Receiving Agent has determined in relation to an acceptance of any Provisional Allotment Letter by 11.00 a.m. on the Acceptance Date that there has been a failure to satisfy the verification of identity requirements for the purposes of the Money Laundering Laws, in the manner contemplated in the Press Announcement, the Prospectus and the Provisional Allotment Letter; or

(b)           the cheque or other remittance returned with the relevant Provisional Allotment Letters relating to such units of Rights Issue Stock is dishonoured after 11.00 a.m. on the Acceptance Date unless the Commission and the NTMA have been notified that the cheque or other remittance has been dishonoured prior to the Receiving Agent informing the NTMA of the number of units of Rights Issue Stock not taken up.

5.             If (but only if) the parties so agree, units of Rights Issue Stock will be deemed to have been taken up by 11.00 a.m. on the Acceptance Date if the units of Rights Issue Stock in nil paid form are in certificated form and:

(a)           a cheque or other remittance for the full amount payable in respect of those units of Rights Issue Stock (and whether or not the cheque or other remittance is honoured) is received by 11.00 a.m. on the Acceptance Date from an authorised person (as defined in FSMA) identifying those units of Rights Issue Stock and agreeing to lodge the relevant Provisional Allotment Letter properly completed in due course; or

(b)           the relevant Provisional Allotment Letter and a cheque or other remittance for the full amount payable in respect of those units of Rights Issue Stock (and whether or not the cheque or other remittance is honoured) are received by 11.00 a.m. on the first Dealing Day after the Acceptance Date by post and the cover bears a legible postmark of not later than 11.00 a.m. on the Acceptance Date.

6.             If the parties decide to extend the time for settlement of MTM instructions in accordance with paragraphs 3(c)(ii) or 3(d)(ii) of this Schedule 7, BoI shall forthwith ask Euroclear not to disable the Nil Paid Rights until the end of that extension.

7.             As soon as practicable after 11.00 a.m. on the Acceptance Date and by not later than 2.30 p.m. on the Acceptance Date, BoI shall, following consultation with the NTMA, exercise its discretion in paragraphs 3(d)(iv) and 3(e) of this Schedule 7 reasonably.

8.             If BoI accepts:

(a)           an alternative properly authenticated dematerialised instruction from a CREST member or (where applicable) a CREST sponsor in accordance with the Prospectus; or

(b)           an alternative instruction or notification from a CREST member or CREST sponsored member or (where applicable) a CREST sponsor in accordance with the Prospectus as constituting a valid acceptance in respect of any units of Rights Issue Stock, those units of Rights Issue Stock are deemed to have been taken up.

9.             A unit of Rights Issue Stock shall, for the purposes of this Agreement, be treated as not having been taken up where:

(a)           a purported acceptance of any units of Rights Issue Stock has been validly rejected by BoI in accordance with the terms of the Rights Issue by reason of insufficient evidence as to identity having been received by that time in accordance with the procedures maintained by the Registrars under applicable anti-money-laundering laws and regulations;

(b)           a purported acceptance of any units of Rights Issue Stock is being treated by BoI as invalid in accordance with the terms of the Rights Issue;

(c)           a purported acceptance of any units of Rights Issue Stock is validly withdrawn pursuant to the rights of investors to withdraw acceptances pursuant to the provisions of Irish Prospectus Law; and

(d)           where payment for a purported acceptance of any units of Rights Issue Stock has not been received by 11 a.m. on the Acceptance Date.

BoI shall provide the NTMA with all such information as the NTMA may reasonably request in relation to matters set out in this paragraph 9 of Schedule 7.

SCHEDULE 8

BOI TRANSACTION UNDERTAKINGS

1.             COMPLIANCE WITH LAWS AND REGULATIONS

BoI undertakes to the Minister, the Commission, the NTMA and the Managers that BoI will comply in all material respects with the Companies Acts, Irish Prospectus Law, the Listing Rules, Irish Market Abuse Law, Irish Transparency Law, the Disclosure and Transparency Rules, FSMA, the Admission to Trading Rules and the Admission and Disclosure Standards and all other applicable laws and regulations, in each case insofar as they are relevant to the Transaction.

2.             COMMITMENTS AND ARRANGEMENTS

BoI undertakes to each of the Minister, the Commission, the NTMA and the Managers that it will not (and BoI will use all reasonable endeavours to procure that each Group Member will not), at any time during the Restricted Period, without the prior written consent of the Commission and the NTMA, enter into any agreement, commitment or arrangement, or put itself in a position where it is obliged to announce that any agreement, commitment or arrangement may be entered into, which is or would reasonably be considered to be material in the context of the Debt for Equity Offers, the Rights Issue, this Agreement, any Capital Raising Initiatives, Admission, or post-Admission dealings in Ordinary Stock save in each case for any agreement, commitment or arrangement described in or clearly envisaged by the Press Announcement, the Prospectus or the Debt for Equity Offer Document.

3.             PUBLIC ANNOUNCEMENTS

Without prejudice to the provisions of Clause 4.2 or Clause 21.2:

(a)           BoI undertakes to the Minister, the Commission, the NTMA and the Managers not to circulate, distribute, publish, issue, make or despatch (and will not authorise any other person to circulate, distribute, publish, issue, make or despatch) any public announcement or public communication relating to (i) the Transaction without having first furnished to the NTMA and each of the Managers a copy of each such proposed announcement or communication as far in advance of the announcement as reasonably practicable to enable them to comment thereon and to consult with the NTMA and the Managers and having obtained the prior written consent of the NTMA and the Mangers as to its contents and the timing and manner of its release at any time during the Restricted Period; or (ii) otherwise relating to the management, condition (financial, operational, legal or otherwise), assets, liabilities, profits, losses, financial or trading conditions or the earnings, business affairs, prospects or solvency of BoI which is or would reasonably be considered to be material in the context of the business or affairs of the Group, the Transaction, or material dealings at any time during the Restricted Period (other than, having consulted with the Minister, the Commission and the NTMA, BoI’s interim results announcement for the six (6) months ending on 30 June 2011) without having first furnished, so far as it is reasonably practicable to do so in the circumstances, to each of the NTMA and the Managers a copy of each such proposed announcement or communication as far in advance of the announcement as reasonably practicable to enable them to comment thereon and to consult with them as to its contents and the timing and manner of its release.

(b)           BoI undertakes to the Minister, the Commission, the NTMA and the Managers to make all such announcements concerning the Rights Issue and/or the Debt for Equity Offers as shall be necessary to comply with the Exchange Act, the Listing Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency

Rules, the Market Abuse Regulations, the Market Abuse Rules, the Admission and Disclosure Standards, the Admission to Trading Rules, the Prospectus Rules, the Irish Prospectus Regulations, the Companies Acts, FSMA and any other applicable laws or regulations or which the NTMA or the Managers otherwise reasonably considers to be necessary or desirable and each of the Government Parties shall be entitled (following consultations with the other parties to this Agreement where practicable) to make any such announcement if BoI fails (in the opinion of the NTMA, acting in good faith) promptly to fulfil its obligations under this paragraph 3(b)).

(c)           BoI undertakes to the Minister, the Commission, the NTMA and the Managers to consult with the NTMA and the Managers as early as reasonably practicable in advance with respect to any information which may be required to be notified to a Regulatory Information Service in connection with the Transaction in accordance with Irish Market Abuse Law or Irish Transparency Law or the Disclosure and Transparency Rules.

(d)           During the Restricted Period, BoI undertakes to the Minister, the Commission, the NTMA and the Managers not, without the prior written consent of the NTMA and the Managers, to take any steps (including, without limitation, making any public statement or issuing or publishing any material or document) which, in the opinion of the NTMA and the Managers (acting in good faith), would be materially inconsistent with any expression of policy or intention or statement contained in the Prospectus;

(e)           During the Restricted Period, BoI undertakes to the Minister, the Commission, the NTMA and the Managers to use all reasonable endeavours to ensure that BoI or any Group Member concerned consults with the NTMA and the Managers as early as reasonably practicable in advance of the variation (other than in the ordinary course of business) of any commitment, agreement or arrangement, or any Group Member placing itself in a position where it is obliged to announce that any commitment, agreement or arrangement may be varied which, in any case, is material in the context of the Group; and

(f)            During the Restricted Period, BoI undertakes to the Minister, the Commission, the NTMA and the Managers to consult with the NTMA and the Managers as early as reasonably practicable in advance regarding any public statement or document which relates to the Group’s results, dividends or prospects, or to any acquisition, disposal, re-organisation, takeover, management development or any other significant matter (whether or not similar to the foregoing) and which it or any Group Member proposes to make or publish.

4.             DEVELOPMENTS

(a)           During the Restricted Period, BoI shall to the extent permitted by law or regulation and, subject to the NTMA and the Managers keeping any such information confidential, discuss with the NTMA and the Managers:

(i)            any major new developments in its sphere of activity which are not public knowledge which are reasonably likely, by virtue of the effect of those developments on its assets and liabilities or financial position or on the general course of its business, to lead to substantial movement in the price of its listed securities; and

(ii)           any change in BoI’s financial condition or in the performance of its business or in BoI’s expectation of its performance which, if made public, would be likely to lead to substantial movement in the price of its listed securities.

5.             RESTRICTIONS IN RELATION TO THE ORDINARY STOCK

(a)           BoI undertakes that it will not, without the prior written consent of the NTMA, during the period commencing on the date of this Agreement and ending on the date which is 180 days from, the first to occur of, the Acceptance Date or the date on which the Commission’s obligations under this Agreement cease in accordance with the terms of this Agreement, directly or indirectly, issue, offer, sell, lend, pledge, contract to sell or issue, grant any option, right or warrant to purchase or otherwise dispose of any Ordinary Stock (or any interest therein or in respect thereof) or other securities of BoI exchangeable for, convertible into or representing the right to receive Ordinary Stock or any substantially similar securities or otherwise enter into any transaction (including any derivative transaction), directly or indirectly, permanently or temporarily, to dispose of any Ordinary Stock or undertake any other transaction with the same economic effect as any of the foregoing or announce an offering of Ordinary Stock or any interest therein or to announce publicly any intention to enter into any transaction described above.

(b)           The undertaking in paragraph 5(a) above shall not apply to:

(i)            the granting or exercise of options or other rights to subscribe for Ordinary Stock or rights related to Ordinary Stock pursuant to the share options or other incentive schemes of the Group in existence at the date of this Agreement and described in paragraph 7 of Part XVIII “Additional Information” of the Prospectus;

(ii)           the issue by BoI of the Conversion Stock; or

(iii)          the issue and offer by BoI of New Ordinary Stock pursuant to the Transaction, subject to the terms of this Agreement and as set out in the Offering Documents.

6.             PROVISION OF INFORMATION

During the Restricted Period, BoI undertakes to furnish to the NTMA and the Managers with copies of all reports or other communications (financial or other) furnished to stockholders.

7.             SUPPLEMENTARY PROSPECTUS OR OFFER DOCUMENT

(a)           If at any time between 11.00 a.m. on the Acceptance Date until the fifth Dealing Day after the Acceptance Date, the Prospectus or any other Offer Document, as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; BoI shall notify the NTMA and the Managers and upon request of the NTMA or the Managers prepare and furnish without charge to NTMA and the Managers as many electronic copies as they may from time to time reasonably request of such amendments or supplements (in form of a satisfactory to the NTMA and the Managers) which will correct such statement or omission, provided that nothing in this paragraph 7(a) shall require a Supplementary Prospectus to be prepared, submitted to the ISE or the UKLA for its approval or published.

(b)           Without prejudice to the provisions of Clause 21.2 and Clause 23, BoI will involve the NTMA and the Managers in the preparation of any Supplementary Prospectus and/or any amendment or supplement to any other Offer Document. Before publishing a Supplementary Prospectus and/or amending or supplementing any other Offer Document, BoI will furnish the NTMA with a copy of the proposed

Supplementary Prospectus and/or each such proposed amendment or supplement to any other Offer Document and will not publish any proposed Supplementary Prospectus and/or any such proposed amendment or supplement to any other Offer Document without the prior consent of the NTMA and the Managers. Nothing in this paragraph 6.3 shall prevent BoI from complying with its obligations at law or under FSMA or the Listing Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency Rules, the Prospectus Rules and the Irish Prospectus Regulations.

(c)           BoI undertakes to bring promptly to the notice of the NTMA and the Managers any matter of which it is, or becomes, aware on or before to the Acceptance Date or any other event or circumstance occurring on or before the Acceptance Date as a result of which it may be necessary to amend or supplement the Prospectus or other Offer Document in order to comply with the requirements of United States securities laws or the Listing Rules, the Disclosure and Transparency Rules, the Transparency Regulations, the Transparency Rules, the Prospectus Rules and the Irish Prospectus Regulations.

(d)           If BoI fails to comply with any such requirement, the NTMA or the Managers may require that BoI (a) cease to communicate any Offer Document and (b) notify any person to whom any Offer Document has been despatched, and any other person known to be relying on any Offer Document, of the relevant circumstances which render such Offer Document untrue, inaccurate or misleading or not in compliance with applicable legal or regulatory requirements.

8.             WEBSITE

(a)           Without prejudice to Clause 8, from the Publication Date BoI shall make the Prospectus and the documentation incorporated by reference therein available on a web page:

(i)            with appropriate security measures to ensure that the Prospectus is only available to Qualifying Stockholders who, subject to certain exemptions, are not US Persons and are not resident or located in, the United States and the Excluded Territories; and

(ii)           which is linked to BoI’s main home page.

9.             NOTIFICATION OF EXERCISE OF STATUTORY WITHDRAWAL RIGHTS

BoI undertakes promptly to notify the NTMA and the Managers if it comes to its attention at any time on or before the Acceptance Date that any person wishes to exercise statutory withdrawal rights after the issue by BoI of a Supplementary Prospectus.

10.           SELLING RESTRICTIONS

(a)           BoI undertakes to observe and comply with the provisions in respect of Overseas Stockholders set out in Part IX of the Prospectus.

(b)           In connection with the offer and sale of Securities, BoI undertakes that (other than actions by the Joint Bookrunners and the Dealer Managers and their respective Affiliates, as to which BoI make no undertaking) (i) inside the United States and to US Persons outside the United States, it will offer and sell the Securities only to those persons who are reasonably believed to be QIBs from whom a signed QIB Letter will be received prior to their taking up of the Securities, and (ii) outside the United States, it will offer and sell the Securities only to persons who are not US Persons in offshore transactions in compliance with Regulation S under the Securities Act.

11.           LISTING

Subject to the implementation of the Transaction in accordance with this Agreement, the Contingent Capital Agency Agreement, the Contingent Capital Notes Purchase Agreement and the Offer Documents and BoI’s obligations thereunder or arising in relation thereto (whether contractual, statutory and/or regulatory), BoI undertakes that it will use all reasonable endeavours to maintain the listing of its Ordinary Stock on the Official Lists.

12.           EMPLOYEES / AGENTS

BoI undertakes that it will use all reasonable endeavours to procure that Senior Executives and all other employees of BoI and any Group Member and advisers to, and agents and Affiliates of, BoI and any Group Member who are, in each case, involved in the Transaction, observe the provisions of this Schedule 8 as if they were parties thereto.

SCHEDULE 9

FORM OF CERTIFICATE FROM BOI

[BoI Letterhead]

To:                            The Minister for Finance

The National Pensions Reserve Fund Commission

The National Treasury Management Agency

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG, London Branch

J&E Davy

UBS Limited

[Date]

Dear Sirs

We refer to the transaction and underwriting agreement between us dated 17 June 2011 (the “Agreement”). Save as otherwise stated, capitalised terms used in this letter have the meaning given to them in the Agreement.

We hereby confirm that:

(a)                                  there is no fact or circumstance which constitutes a breach of any of the Warranties given under the Agreement or which has caused or would or might cause any of the Warranties given pursuant to the Agreement to become untrue, inaccurate or misleading by reference to the facts or circumstances existing at the date hereof;

(b)                                 since the date of this Agreement, no Material Adverse Effect has occurred;

(c)                                  no other event has occurred that would entitle any party to terminate the Agreement;

(d)                                 BoI has complied with its undertakings and obligations under the Agreement in all respects to the extent they fall due for performance on or before the date of this letter;

(e)                                  BoI is not in breach of any of its obligations under the Agreement; and

(f)                                    [(subject only to the giving of this letter) the conditions set out in Clause 3.1 of the Agreement (other than the condition(s) at Clause 3.1(v) [insert others as appropriate]) have all been fulfilled.] [To be inserted to the Certificate provided immediately prior to Admission].

For the purpose of this letter, where in a representation, warranty or undertaking there is an express or implied reference to the “date of this Agreement”, that reference is to be construed as a reference to [“the date of any Supplementary Prospectus”] / [“the Commission Placing Completion Date”] / [“immediately prior to Admission”] / [“the date of the Time of Sale”] / [“the Rump Settlement Date”]. [Delete as appropriate]

This letter is provided on behalf of BoI and in no circumstances shall any personal liability attach to the signatory of this letter in connection with this letter.

Yours faithfully

Director
for and on behalf of
The Governor and Company of the Bank of Ireland

SCHEDULE 10

COVENANTS BY BANK TO STATE ENTITIES

1.                                       Minister’s Letter

BoI will comply with the provisions of the Minister’s Letter.

2.                                       Restructuring Plan

(a)                                  BoI will, and will procure that the Group will:

(i)                                   co-operate fully with the Minister and the European Commission, including by promptly providing such assistance and information as is requested by the Minister and/or the European Commission, in connection with the European Commission’s assessment of the restructuring plan for the Group under EU State aid rules;

(ii)                                implement fully the final restructuring plan for the Group approved by the Minister and the European Commission (“Restructuring Plan”); and

(iii)                             co-operate fully, and consult where required, with the Minister and the European Commission (including by promptly providing such assistance and information as is requested by the Minister and/or the European Commission) in connection with the transactions, actions, covenants, conditions, commitments and undertakings contemplated by or referred to in the Restructuring Plan.

(b)                                 BoI undertakes to, and to procure that each Group Member will, do all acts and things necessary to ensure that any State Entity is fully in compliance with its obligations under any decision by the European Commission to approve State aid to the Group, including providing any information, documentation or access to Group personnel to the Minister (including his agents and advisers) as is necessary to enable the Group’s compliance with such State aid approval to be monitored.

3.                                       Related Party Transactions

(a)                                  Before classifying any transaction or arrangement as a “related party transaction” involving or for the benefit of any State Entity for the purposes of the Listing Rules or the ESM Rules (as applicable), BoI will consult with the NTMA and will ensure that the Minister and/or the NTMA has the opportunity to make representations to the regulatory bodies or persons responsible for the enforcement of the Listing Rules or the ESM Rules (as applicable) in relation to such classification should the Minister and/or the NTMA wish to do so.

(b)                                 No transaction or arrangement will be classified by BoI as a “related party transaction” involving or for the benefit of any State Entity unless (a) the regulatory bodies or persons responsible for the enforcement of the Listing Rules or the ESM Rules (as applicable) have directed that the transaction or arrangement be so classified, or (b) in the absence of such a direction, the prior written consent of the NTMA is obtained.

4.                                       Reserves

Save to the extent BoI is required to do so to comply with its existing legal or contractual obligations or to comply with the terms of the Contingent Capital Notes, BoI will not, and will procure that no Group Member will, without the prior consent of the NTMA:

(a)                                  issue any convertible securities, the conversion of which would require the capitalisation of any amount standing to the credit of BoI’s stock premium account or any other distributable or undistributable reserve of BoI; or

(b)                                 directly or indirectly take or omit to take any action designed to or which results in or which would reasonably be expected to cause or result in, the amount standing to the credit of its stock premium account or any other distributable or undistributable reserve of BoI being reduced.

5.                                       Relationship Framework

(a)                                  In the context of EU competition law matters, the Minister and/or the NTMA will specify the Relationship Framework. Subject to compliance by BoI with applicable law and regulation, BoI hereby agrees to be bound by and to comply in all respects with the terms of any such Relationship Framework.

(b)                                 The Minister (or the NTMA as agent for the Minister) may from time to time specify any amendments to, or revoke or replace, the Relationship Framework. Any such amendment, revocation or replacement of the Relationship Framework will be specified or made upon the instruction, or with the agreement, of the European Commission and will be notified to BoI in writing.

6.                                       Disclosure of Information

(a)                                  Subject to BoI’s obligations to comply with applicable law and regulation, BoI will

(i)                                   on request, provide such information (whether in written or oral form) to the Commission and the NTMA, and arrange for access to the personnel or records of any Group Member, as the Commission or the NTMA reasonably requires for the purposes of performing its statutory functions; and

(ii)                                ensure that a copy of any information provided to the Minister or the Central Bank is provided to the Commission and the NTMA at the same time, to enable the Commission and the NTMA to perform its statutory functions.

(b)                                 BoI acknowledges and agrees that the Minister, the Central Bank, the Commission and the NTMA may disclose to each other any information which they receive or are in possession of (including information relating to a period prior to the execution of this Agreement) concerning any Group Member.

7.                                       Matters of Public Interest

BoI will consult with the Minister for a reasonable period prior to taking any material action based on any fact or proposal which may be reasonably expected to have a public interest dimension. To the extent that BoI requires any clarification in respect of what constitutes the public interest for the purposes of fulfilling this obligation, BoI will seek guidance from the Minister prior to taking any material action. This provision is without prejudice to the Minister’s statutory and other rights and obligations and is subject at all times to compliance with applicable legal and regulatory requirements.

8.                                       Use of Proceeds

BoI agrees that it will, after completion of the Transaction, apply the net proceeds of the subscription for the Residual Stock by the Commission for the purpose of increasing its Core Tier 1 Capital and, in particular, that such proceeds will not be used to make any contribution(s) to any pension fund operated or contributed to by any Group Member in excess of the amount(s) such Group Member is required by law or by the Pensions Board or any other applicable regulatory authority to contribute. BoI agrees that it will not consent to any significant changes to the trust deeds or rules of any pension fund operated or contributed to by any Group Member without the consent of the NTMA.

9.                                       Prohibition on the Use of “Cash Box” Structures

Irrespective of the provisions of Section 60(12) of the Companies Act 1963, BoI shall not give, and shall procure that no member of the Group shall give, directly or indirectly, financial assistance (including, without limitation, any indemnities or undertakings, or the payment of any fees, expenses, or commission) for the purpose of or in connection with any issue of stock in BoI or any member of the Group for non-cash consideration to any person or entity anywhere in the world, or enter into any put and/or call option arrangements, or acquire any subsidiary, or issue any stock in BoI or any member of the Group where such financial assistance or options or acquisition or stock issue is for the purpose of or in connection with a “cash box” structure or an arrangement having, in the sole opinion of the Minister or the NTMA, a similar aim or effect.

10.                                 Reference to Subscription Amount for Promotional Purposes

BoI agrees that it shall not use, and that it shall procure that no Group Member shall use the fact that BoI has received any subscription monies for the Contingent Capital Notes or the New Ordinary Stock from the Minister pursuant to this Agreement for any advertisement or promotional purposes at any time without the prior written consent of the NTMA.

11.                                 Acquisitions, Disposals, Investments or Other Transactions

If and from the time the Ordinary Stock ceases to be admitted to listing on the Irish Stock Exchange and the London Stock Exchange or at any time prior to then where the Minister and/or the Commission in aggregate control more than 50% of the Ordinary Stock of BoI, BoI will, and will procure that each Group Member will (in each case subject to BoI’s obligations under the EU Restructuring Plan, together with any additional deleveraging and divestiture obligations imposed on it) obtain the prior consent of the NTMA for any material acquisitions, disposals, investments, realisations, reorganisations, restructurings or other material transactions, other than in the ordinary course of BoI’s banking business.

12.                                 Contingent Capital Notes

BoI will:

(a)                                 at all times keep available for issue, free from pre-emptive or other preferential rights, a sufficient number of authorised units of Ordinary Stock to enable the conversion of the Contingent Capital Notes and the issue of the Conversion Stock, and all other rights of subscription and exchange for Ordinary Stock arising pursuant to the Contingent Capital Notes, to be satisfied in full; and

(b)                                not make any issue, grant, reorganisation, capitalisation or distribution or take or omit to take any other action the effect thereof would be (or is likely to be) that a unit of Ordinary Stock cannot be legally issued as fully paid on the conversion of each Contingent Capital Note.

13.                                 Confidentiality

All information provided or disclosed to the Minister, the Commission and/or the NTMA pursuant to this Agreement shall be treated as confidential by its recipient, save that this restriction shall not apply where:

(a)                                  the information, at the time of disclosure, is in the public domain; or

(b)                                 the information, following its disclosure, becomes generally available to third parties through no breach of this Agreement by the recipient; or

(c)                                  the information was lawfully in the possession of the recipient prior to its receipt or disclosure; or

(d)                                 the disclosure of the information is required by law.

SCHEDULE 11

SELLING RESTRICTIONS

Reference in this Schedule to “Joint Bookrunners” shall be taken to mean the Joint Bookrunners and Affiliates and each person acting on its behalf or on behalf of their Affiliates.

General

1.                                      Each of the Joint Bookrunners severally represents, warrants and undertakes to BoI, the Minister, the Commission and the NTMA that:

1.1                                no Offer Documents will be sent directly or indirectly by it into the United States (other than to persons reasonably believed to be QIBs), to US Persons outside the United States (other than to QIBs) or to Excluded Territories Stockholders (in the case of such shareholders who hold their Ordinary Stock in certificated form);

1.2                                it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights in, from or otherwise involving the United Kingdom;

1.3                                it has complied and will comply with all applicable provisions of Irish Central Bank Acts with respect to anything done by it in relation to the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights in, from or otherwise involving Ireland; and

United States

2.                                      Each of the Joint Bookrunners severally represents, warrants and undertakes to BoI, the Minister, the Commission and the NTMA that:

2.1                                it understands that the offer and sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights have not been and will not be registered under the Securities Act and may not be offered or sold to US Persons or within the United States except pursuant to an exemption from the registration requirements of the Securities Act;

2.2                                neither it, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights;

2.3                                neither it, its Affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer and sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights in the United States;

2.4                                neither it, its Affiliates, nor any person acting on its or their behalf, have or will make any offer or sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights, except:

(a)                                           inside the United States or to US Persons outside the United States, only to persons reasonably believed to be QIBs, in a transaction exempt from the registration requirements of the Securities Act and from whom a signed QIB Letter will be received prior to their taking up of the Securities; and

(b)                                          outside the United States, only in offshore transactions to persons who are not US Persons within the meaning of and in accordance with the provisions of Rule 903 or Rule 904 under Regulation S;

2.5                                it has complied, and will comply with offering restrictions (as defined in, and in accordance with, Regulation S);

2.6                                until forty (40) days after the date of settlement of each of the Rights Issue, the Rump Placing and the Commission Placing, neither it, its Affiliates, nor any person acting on its or their behalf, have or will make any offer or sale of the New Ordinary Stock, the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights within the United States or to, or for the account or benefit of, U.S. persons, except to those it reasonably believes to be QIBs or in accordance with Rule 903 of Regulation S;

2.7                                it has complied and will comply with the notice requirements set forth in Rule 903(b)(2)(iii) of Regulation S, to the extent applicable to it.

Ireland

3.                                      Each of the Joint Bookrunners severally agrees, represents, warrants and undertakes to BoI that it has not offered or sold and will not offer or sell any Rights Issue Stock, Nil Paid Rights or Fully Paid Rights to the public in Ireland nor requested the admission of the New Ordinary Stock, Nil Paid Rights or Fully Paid Rights to trading on a regulated market situated or operating in Ireland prior to the Prospectus having been approved by the Central Bank and published in accordance with the Irish Prospectus Regulations and the Prospectus Rules except that it may make an offer of any units of Rights Issue Stock, Nil Paid Rights or Fully Paid Rights to the public in Ireland at any time under the following exemptions under the Prospectus Directive:

(a)                                           to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)                                          to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)                                           to fewer than 100 natural or legal persons (other than “qualified investors”) as defined in the Prospectus Directive) subject to obtaining the prior written consent of the Managers; and

(d)                                          in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Rights Issue Stock, Nil Paid Rights or Fully Paid Rights shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

4.                                      Each of the Joint Bookrunners severally agrees, represents, warrants and undertakes to BoI, the Minister, the Commission and the NTMA that it has complied and will comply with all applicable provisions of the Irish Central Bank Acts with respect to anything done by it in relation to the Rights Issue Stock, Nil Paid Rights or Fully Paid Rights and the Prospectus in, from or otherwise involving Ireland.

United Kingdom

5.                                      Each of the Joint Bookrunners severally agrees, represents, warrants and undertakes to BoI, the Minister, the Commission and the NTMA that it has not offered or sold and will not offer or sell any Rights Issue Stock, Nil Paid Rights or Fully Paid Rights to the public in the United Kingdom nor requested the admission of the New Ordinary Stock, Nil Paid Rights or Fully Paid Rights to trading on a regulated market situated or operating in the United Kingdom prior to the Prospectus having been approved by the Central Bank, published in accordance with FSMA and the Prospectus Rules and passported in accordance with the Prospectus Directive as implemented in the United Kingdom.

6.                                      Each of the Joint Bookrunners severally agrees, represents, warrants and undertakes to BoI, the Minister, the Commission and the NTMA that it has complied and will comply with all applicable provisions of FSMA, the UK Market Abuse Rules and all other applicable UK law and regulation with respect to anything done by it in relation to the Rights Issue Stock, Nil Paid Rights or Fully Paid Rights and the Prospectus in, from or otherwise involving the United Kingdom.

7.                                      Each of the Joint Bookrunners severally agrees, represents, warrants and undertakes to BoI, the Minister, the Commission and the NTMA that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by them in connection with the issue or sale of the Rights Issue Stock, in circumstances in which section 21(1) of FSMA does not apply.

European Economic Area

8.                                      In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) each of the Joint Bookrunners severally agrees, represents, warrants and undertakes it has not made and will not make an offer of any units of Rights Issue Stock, Nil Paid Rights or Fully Paid Rights to the public in that Relevant Member State other than the offers contemplated in the Prospectus in Ireland and the United Kingdom once the Prospectus has been approved by the Central Bank, published in accordance with the Irish Prospectus Regulations and the Prospectus Rules and passported in accordance with the Prospectus Directive as implemented in the United Kingdom, except that it may make an offer of any units of Rights Issue Stock, Nil Paid Rights or Fully Paid Rights to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)                                           to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)                                          to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)                                           to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors”) as defined in the Prospectus Directive) subject to obtaining the prior written consent of the Managers; and

(d)                                          in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Rights Issue Stock, Nil Paid Rights or Fully Paid Rights shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of any Rights Issue Stock, Nil Paid Rights or Fully Paid Rights to the public” in relation to any Rights Issue Stock, Nil Paid Rights or Fully Paid Rights in any Relevant Member State means the communication in any form and by any means of sufficient information on the Rights Issue Stock, Nil Paid Rights or Fully Paid Rights and the terms on which they are to be offered so as to enable an investor to decide to purchase any Rights Issue Stock, Nil Paid Rights or Fully Paid Rights, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measures in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

SCHEDULE 12

MANAGER WARRANTIES

Offer documents and listing

1.                                       The Offer Documents fairly presents or when issued and published will fairly present the information contained therein and does not or when issued and published will not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.                                       All statements of material fact included in the Offer Documents are (or, when made, will be) fairly presented and are true and accurate in all respects and are not (or, when made, will not be) misleading in any respect (whether by omission or otherwise). All forecasts (if and to the extent there are any), estimates and expressions of opinion, intention, belief or expectation contained in the Offer Documents are and will be, at their respective dates, truly and honestly held, fairly based and have been made on reasonable grounds after due and careful enquiry.

3.                                       There are no material facts or matters known, or which could have been known, to BoI or any of its Directors omitted from the Offer Documents (following publication, if applicable), the omission of which would make any statement of fact or expression of opinion, intention or expectation contained in the Offer Documents misleading.

4.                                       The Offer Documents contain, or will when published contain, all particulars and information required by, and complies and will comply with the Bye-Laws and with all relevant laws and regulations including the Irish Prospectus Regulations, the Listing Rules, FSMA, the Companies Acts, the Disclosure and Transparency Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the CREST Regulations, the Admission to Trading Rules, the Admission and Disclosure Standards and any other relevant legislation, rules or regulations and the requirements of the FSA, the Central Bank, the LSE, the ISE and any other regulatory body.

5.                                       Without prejudice to the generality of paragraphs 1 to 4 of this Schedule, the Prospectus contains (and any supplements thereto, when taken together with the Prospectus, will contain) all such information which investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of BoI and of the rights attaching to the New Ordinary Stock, having regard to the matters referred to in Regulation 19(1) of the Irish Prospectus Regulations.

6.                                       Each agreement to which BoI or any Group Member is a party and which is described or referred to in the Offer Documents has been duly authorized, executed and delivered by BoI or such Group Member and constitutes a valid, subsisting and legally binding agreement enforceable in accordance with its respective terms and information in the Offer Documents, to the extent that it constitutes a summary of such agreements, is true and accurate in all material respects.

7.                                       BoI is not aware of any non public fact or circumstance (excluding, for the avoidance of doubt, any fact or circumstance disclosed in the Offer Documents) (i) that, if made public, would be expected to have a significant effect upon the market price of the Ordinary Stock or upon BoI and the Group, or (ii) which would require it to make a public announcement under applicable laws and regulations.

8.                                       The Verification Notes have been approved by the Directors (or a duly authorised committee thereof) and have been prepared in good faith and with due care and replies given have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies. There are no facts which are known to any of the Directors which materially adversely affect (whether by omission or otherwise) the accuracy or completeness of any of the replies contained in the Verification Notes.

9.                                       The statements set forth in Part XVII (Directors, Corporate Governance and Employees) of the Prospectus under the heading “Employee Stock Schemes”, Part XVIII of the Prospectus under the headings “Information on the Group”, “Capital stock”, “Dividends”, “Charter and Bye Laws”, “Takeover Rules and Merger Control Legislation”, “Related Party Transactions”, “Material Contracts”, “Significant Subsidiaries”, “Litigation”, “Pension Schemes”, “Significant Stockholdings”, “Costs of the Proposals”, “Sources and basis of selected financial information”, “Property and environmental” and “General” and the statements set forth in Part XVI (Taxation Considerations) of the Prospectus, insofar as they purport to constitute a summary of the laws and documents referred to therein, are accurate and complete in all material respects.

10.                                 None of BoI, any of its affiliates, or any person acting on its behalf (i) has taken, or (ii) will take during the period up to and including the end of the Restricted Period, directly or indirectly, any action designed to cause or result in, or that has constituted or will result in, the stabilization in violation of applicable laws or manipulation of the price of the New Ordinary Stock or any other security of BoI (whether under Irish, United States, United Kingdom, EU or other applicable laws).

11.                                 All statements made or information provided by or on behalf of BoI to the Central Bank, ISE, the LSE or the FSA (including in connection with any application for certain information to be omitted from the Prospectus and the applications for admission of the New Ordinary Stock) are (or, when made, will be) true and accurate in all material respects and are not (or, when made, will not be) misleading in any material respect and there are no facts which have not been disclosed to the Central Bank, ISE, the LSE or the FSA in connection therewith which by their omission make any such statements misleading in any material respect or which are otherwise material for disclosure to the Central Bank, ISE, the LSE or the FSA.

12.                                 BoI’s draft Annual Report on Form 20-F for the year ended December 31, 2010 does not contain any statement of material fact omitted from the Prospectus, the inclusion of which in the Prospectus, is necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. In addition, BoI’s Annual Report on Form 20-F for the year ended December 31, 2010, when filed with the Securities and Exchange Commission, will not contain any statement of material fact omitted from the Prospectus (or any Supplementary Prospectus), the inclusion of which in the Prospectus (or any Supplementary Prospectus) would have been, at any time between the date of publication of the Prospectus (or Supplementary Prospectus) and the Rump Settlement Date, necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Previous Announcements and Annual Report

13.                                 All statements of fact contained in Previous Announcements and the Annual Report were at the date of the relevant Previous Announcement or Annual Report and, save to the extent corrected in any document or announcement issued or made by or on behalf of BoI subsequent thereto, remain true and accurate in all respects and not misleading and all forecasts estimates, expressions of opinion or intention or expectation of the Senior Executives or BoI, the Directors, the Senior Executives or the management of BoI contained therein were at the date of the relevant Previous Announcement or Annual Report made on reasonable grounds and were truly and honestly held and were fairly based and there were no facts known (or which could on due and careful enquiry have been known by BoI, the Directors or the Senior Executives of BoI) the omission of which would make any statement of material fact or forecast or estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements or Annual Report misleading. All Previous Announcements and the Annual Report complied with the Bye-laws and all relevant laws and regulations including, the Listing Rules, FSMA, the Companies Acts, the Disclosure and Transparency Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the Market Abuse Regulations, the Irish Prospectus Regulations, the Market Abuse Rules, the U.K. Market Abuse Rules, and any other relevant legislation, rules and regulations and the requirements of the Central Bank, the FSA, the ISE, the LSE or any other regulatory body. There is no existing profit forecast outstanding in respect of BoI, the Group taken as a whole, or any Group Member.

Due diligence

14.                                 All information provided by or on behalf of BoI to each Dealer Manager and/or the Reporting Accountants in connection with their due diligence enquiries or similar requests for information in connection with the Transactions has been supplied in good faith, and such information was, when supplied and remains, true and accurate in all material respects and no further information has been withheld, the absence of which might reasonably be considered to make such information materially misleading or be material to such due diligence enquiries or requests for information.

Corporate organization and business

15.                                 BoI is a chartered corporation with limited liability, duly established and validly existing under the laws of Ireland, with full power and authority under its Bye-laws and otherwise to own, lease and operate its properties and to conduct its business as described in Part X of the Prospectus and to enter into and perform its obligations pursuant to the Transactions, this Agreement and any other agreement to be entered into by it in connection with the Transactions.

16.                                 Each Group Member has been duly incorporated or formed (as the case may be) and is validly existing as a corporation under the laws of its jurisdiction of incorporation and has full power and authority under its constitutional documents and otherwise to own, lease and operate its properties and to conduct its business as described in Part X of the Prospectus at the date hereof.

17.                                 Save as fairly disclosed in paragraph 2 of Part XVIII of the Prospectus under the heading “Capital stock”, all of the issued and outstanding ordinary shares of each Group Member have been duly authorized and validly issued, are fully paid, are not subject to calls for further payment or otherwise assessable and are owned by BoI directly or through Group Members free from all encumbrances. None of the outstanding ordinary shares of any Group Member was issued in violation of the pre-emptive or similar rights of any security holder of such Group Member.

18.                                 The allotment and issue of the New Ordinary Stock, the making of the Transactions, the distribution of the Offer Documents, the execution, delivery and performance by BoI of this Agreement and all other agreements entered or to be entered into in connection with the Transactions and the consummation of the other transactions contemplated in this Agreement by BoI or any of its Group Members have been or will be, subject to approval of BoI’s stockholders at the EGC in respect of the Allotment Instruments and the New Ordinary Stock, duly authorized, executed and delivered by BoI and this Agreement and those other agreements have been or will be duly authorized, executed and constitute valid and legally binding agreements enforceable against BoI in accordance with their respective terms.

19.                                 BoI and each Group Member is not:

(a)                                  in violation of its respective memorandum of association or articles of association or other governing or constitutional documents (which are in full force and effect), including, in the case of BoI, its charter and Bye-laws;

(b)                                 in breach or default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, any document of title or in any bond, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which BoI or any other Group Member is a party or by which BoI or any Group Member may be bound, or to which any of their properties or assets is subject, the breach or default of any of which, singly or in the aggregate, would give rise to a Material Adverse Effect; or

(c)                                  in violation of any applicable law, statute, rule, license, regulation, judgment, order, writ, claim form or decree of any government, government instrumentality or court having jurisdiction over BoI or any other Group Member or any of their assets or properties, the violation of any of which would, singly or in the aggregate, give rise to a Material Adverse Effect.

Compliance

20.                                 BoI, each Group Member and the Directors have at all times complied with the Exchange Act and all applicable laws and regulations of Ireland and the United Kingdom (including FSMA, the Companies Acts, the Listing Rules, Disclosure and Transparency Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the Market Abuse Regulations, the Market Abuse Rules, the Admission to Trading Rules, the Admission and Disclosure Standards and the CJA), and with the provisions of the Bye-laws, and BoI will have the right, power and authority under the Bye-Laws subject to the passing of the Resolutions, to make the Transactions, to allot and issue the New Ordinary Stock, in certificated and uncertificated form, to issue the Offer Documents in the manner proposed without any sanction or consent by members of BoI or any class of them and there are no other consents, authorizations or approvals, other than approval of BoI’s stockholders at the EGC, that are required by BoI in connection with the entering into and performance of this Agreement and the actions referred to in this paragraph 20 of this Schedule 12 which have not been irrevocably and unconditionally obtained.

21.                                 BoI has not and each Group Member has not engaged in conduct that is misleading or deceptive or is likely to mislead or deceive, in connection with the Transactions and/or the Offer Documents.

22.                                 The Transactions will not have an adverse impact on BoI’s ability to comply with the Listing Rules, Transparency Rules, Transparency Regulations and the Disclosure and Transparency Rules, other than as disclosed in Part II (Risk Factors) of the Prospectus under the heading “There can be no guarantee that the Bank will continue to satisfy the free float eligibility criteria of the Listing Rules of the Irish Stock Exchange and UKLA (a minimum of 25% of shares in public hands) following completion of the Proposals. The Bank has agreed with the Irish Stock Exchange and the UKLA that in the event that the free float of the Bank is less than 25% following completion of the Proposals, the Bank will apply to cancel its listing on the Official Lists and cancel its trading on the main market of the Irish Stock Exchange and London Stock Exchange. Any such cancellation would have an adverse effect on the marketability, liquidity and value of the Ordinary Stock (including the Existing Ordinary Stock).”

Stock capital

23.                                 The New Ordinary Stock shall:

(a)                                  when issued be duly and validly issued, fully paid, not subject to calls for further payments or otherwise assessable and free from all encumbrances; and

(b)                                 upon allotment, be free from all encumbrances and will rank pari passu in all respects with the existing issued ordinary stock of BoI.

24.                                 The issued stock capital of BoI as at the date of this Agreement is as described in Part XVIII (Additional Information) of the Prospectus under the heading “Capital Stock”, and all of the issued units of stock of each Group Member have been duly and validly authorized and issued, are fully paid and are not subject to calls for further payment or otherwise assessable and are free from all encumbrances and will conform upon the Admission to the description thereof contained in the Prospectus and each such Group Member has at all times complied in full with the terms and conditions on which any such units of stock were issued.

25.                                 BoI has complied in all respects with, to the extent applicable, the requirements of Euroclear and the CREST Regulations. BoI’s existing units of Ordinary Stock are participating securities (as defined in the CREST Regulations) in, and have not been suspended from, CREST.

26.                                 Otherwise than pursuant to the Group’s existing share option schemes, the Allotment Instruments or the Contingent Capital Notes, the terms of the Hybrid/Preferred Securities or any Allotment Instrument issued in connection with the Transactions or as fairly disclosed in the terms of the relevant securities or in paragraph 7 of Part XVII (Directors, Corporate Governance and Employees) of the Prospectus, there are no rights (conditional or otherwise) (i) to require the issue of any stock or other securities (including any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations or commitments to create the same or (ii) to sell or otherwise dispose of any stock or other securities of a Group Member (other than to another Group Member, as the case may be) which are outstanding and in force.

Accounts

27.                                 The Accounts:

(a)                                  have been prepared and audited in accordance with, and comply with IFRS, the Companies Acts and other applicable statutory requirements in Ireland and all applicable statements of standard accounting practice and generally accepted accounting principles and practices in Ireland have been consistently applied;

(b)                                 give a true and fair view of the state of affairs and financial condition of BoI and the Group as at the dates stated and of their profits and/or losses, cashflows and, where relevant, recognized gains and losses or changes in equity for the periods specified;

(c)                                  either make proper provision for, or, where appropriate, in accordance with IFRS, include a note in respect of all liabilities (which includes, for the avoidance of doubt, tax liabilities) or commitments, whether actual, deferred, contingent or disputed of the Group;

(d)                                 fairly present all off balance sheet arrangements, investment or liability of all Group Members; and

(e)                                  have been prepared after due and careful enquiry by BoI and, where applicable, the relevant Group Members and are presented on the basis set out in the Accounts, which is consistent with the accounting policies of the Group.

28.                                 The selected financial data and the summary financial information with respect to the Group included in Part XII of the Prospectus have been properly extracted from the Accounts on the basis set out therein and has been properly complied on a basis consistent with the accounting policies applied in the Accounts.

29.                                 The capitalization and indebtedness table set out in Part XIV of the Prospectus has been properly compiled on a basis that is consistent with the accounting policies applied in the Accounts.

Position since the Accounts Date

30.                                 Since the Accounts Date and save as disclosed in the Previous Announcements or in Part III, Part X or Part XIV of the Prospectus:

(a)                                  the business of the Group has been carried on in the ordinary course and there has been no Material Adverse Effect;

(b)                                 there have been no material impairment charges that are not in line with the Previous Announcements in respect of any assets of BoI or any Group Member and there has been no material increase in the provisions in respect of losses in relation to any mortgage, loans or other assets of BoI or any Group Member;

(c)                                  no Group Member has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation which, in any case, would or could reasonably be expected to be material in the context of the Transactions;

(d)                                 other than pursuant to the scheme operated by the National Asset Management Agency, no single debtor has been released by BoI to an extent which is material (singly or in the aggregate) in relation to BoI or the Group taken as a whole on terms that he pays less than the book value of his debt and no debt of such amount owing to the Group or any Group Member has been deferred, subordinated or written off or has proven irrecoverable to any extent;

(e)                                  no Group Member has been involved in any transaction which has resulted or is likely to result in any material liability for tax on BoI or any Group Member other than a transaction in the ordinary course of business or a transaction which is provided for in the Accounts;

(f)                                    no Group Member has been in violation or default in any material respect under any agreement or arrangement to which any Group Member is a party, or under any statute, law, rule, regulation, judgment, order or decree applicable to BoI or any other Group Member of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over BoI or any other Group Member or any of its or their properties, as applicable, and so far as BoI is aware, there are no circumstances likely to give rise to such violation or default to an extent which in any case would, or could reasonably be expected to, (singly or in the aggregate) be material in the context of the Transactions;

(g)                                 there has been no occurrence which has, or could reasonably be expected to, (either itself or together with any other occurrence) materially and adversely affect the value of the New Ordinary Stock, the business, assets, liabilities, financial position, profitability or prospects of any Group Member or any of the property or assets of the Group; and

(h)                                 save for dividends on BoI’s euro and sterling preference stock of €3.7 million, the dividend of €214.5 million with respect to the 2009 Preference Stock held by the NPRFC, the payment of dividends on the 1992 Preference Stock and discretionary coupons and distributions totalling €54,620,528 in respect of the Preferred Securities and the $605,674 payment on the $150,000,000 Undated Floating Rate Primary Capital Notes issued by BoI, there has been no dividend or distribution of any kind (other than intra-group dividends) declared, paid or made by BoI or any Group Member on any class of its securities.

Accounting controls

31.                                 The Directors have established procedures which provide a reasonable basis for them to make proper judgments on an ongoing basis as to the financial position and prospects of the Group and BoI and each Group Member maintains a system of internal financial and accounting controls sufficient to provide reasonable assurance that:

(a)                                  transactions are executed in accordance with management’s general or specific authorizations;

(b)                                 transactions are recorded as necessary to permit the preparation of returns and reports which are complete and accurate in all material respects to regulatory bodies as and when required by them and the preparation of financial statements in accordance with IFRS, the European Communities (Credit Institutions: Accounts Regulations 1992) and the Companies Acts; and

(c)                                  the Group’s asset records are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

32.                                 There are, and during the past four years have been, no weaknesses in BoI’s internal controls over financial reporting (whether or not remedied) of BoI or the Group to an extent which is material in the context of the Group, no change in BoI’s internal controls over financial reporting of BoI or the Group that has affected, or is reasonably likely to affect, BoI’s internal controls over financial reporting of BoI or the Group to an extent which is material in the context of the Group and there has been no fraud that involves any Executive Director (as referred to in Part XVII of the Prospectus), any Senior Executive, or any material fraud by any other member of management or employee of BoI or any Group Member.

Pro forma financial information

33.                                 The unaudited pro forma financial information in Part XV of the Prospectus presents fairly the information shown therein, has been duly and carefully prepared in accordance with the Prospectus Rules, the Irish Prospectus Regulations and all other applicable requirements and guidelines, has been properly compiled on the bases described therein and is presented on a basis consistent with the accounting policies of the Group; all the assumptions used in the preparation thereof are reasonable and there are no other assumptions or sensitivities which should have been taken into account in the preparation of such information and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

Working Capital

34.                                 All information supplied by BoI or any of its Directors, Senior Executives, officers or employees to the Managers or Reporting Accountants for the purposes of any of their reports in connection with the Transactions (collectively, the “Reports”), in respect of any updates to such Reports, has been supplied in good faith after due and careful enquiry; such information was when supplied and remains true and accurate and not misleading and no information has been withheld the absence of which might reasonably have affected the contents of the Reports in any material respect.

35.                                 All the bases and assumptions on which each of the Reports is based were, are and will be reasonable bases and assumptions (as applicable) and, so far as BoI is aware, there are no other material assumptions on which the Reports ought to have been based which have not been made.

36.                                 BoI is not aware of (i) any cash flow and working capital projections contained in the Working Capital Report which have not been properly prepared on a reasonable basis after due and careful enquiry, or (ii) any material matters and sensitivities concerning BoI and each other Group Member which have not been taken into account in the cash flow and working capital projections in the Working Capital Report, in each case which would or could reasonably be expected to be material in the context of the Transactions.

37.                                 Subject to (i) the continued access by the Group to the Government liability guarantee schemes; (ii) the continued access by the Group to the monetary authority liquidity schemes; (iii) there being no downgrades by credit rating agencies of BoI and/or Ireland due to factors outside of BoI’s control; and (iv) there being no material divestiture as a result of directions from the European Commission within the next 12 months, the Directors believe, after due and careful enquiry, that, after taking into account existing available bank and other funding facilities, together with the successful implementation of the Transactions, the Group has sufficient working capital for its present requirements, that is, for at least the next 12 months from the date of this Agreement.

Ratings

38.                                 As of the date hereof, (i) BoI has not received notice of any intended or potential downgrading of the rating assigned to any of BoI’s (or any other Group Member) credit or debt by a ratings agency and has no knowledge from which it could reasonably expect such a downgrade to be threatened or to occur; and (ii) no ratings agency has placed BoI or any Group Member or any of BoI’s or any Group Member’s debt on credit watch, in each case other than as disclosed in Part II (Risk Factors) of the Offer Documents under the heading “Further downgrades to the Irish sovereign credit ratings or outlook or the restructuring of, or inability to meet Irish sovereign liabilities could further impair the Group’s access to funding, trigger additional collateral requirements and weaken its competitive position” or in Part XIV (Capitalisation and Indebtedness) of the Prospectus under the heading “Capital Resources”.

Guarantees, indemnities and borrowings

39.                                 Save for guarantees or indemnities given by any Group Member in the ordinary course of business (including for the avoidance of doubt, indemnities given to advisers in letters of engagement, including without limitation pursuant to the Engagement Letters), the five-year profit underwriting commitment given by BoI in connection with the disposal of BOISS, any indemnities given by BoI pursuant to this Agreement, and save as disclosed in the Accounts or in Part XVIII (Additional Information) of the Prospectus under the heading “Material Contracts”, no Group Member has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party and no Group Member has any current or prospective liability, howsoever arising for any such guarantee, indemnity or similar obligation, except for any guarantees, indemnities, similar obligations or liabilities that, either singly or in the aggregate, would not, or would not reasonably be expected to be material in the context of the Transactions.

40.                                 All of the Group’s borrowing facilities referred to in the Annual Report are in full force and effect. All matters and events which could entitle the providers of facilities to refuse to make any moneys available are entirely within the control of BoI or the control of other persons over whom BoI is or their Directors are able to exercise control and management, save for in respect of facilities which are made available by the European Central Bank, the Central Bank of Ireland, BoI of England and the US Federal Reserve (each, a “Monetary Authority”), the availability of which is entirely within the discretion of the relevant Monetary Authority. There is nothing known, or which could on due and careful enquiry be known, to BoI that might cause it to believe that any drawn amounts would be subject of a request for repayment or that undrawn amounts under any facilities might not be available for drawing as and when required.

41.                                 There are no companies, undertakings, partnerships or joint ventures in existence whose results are not consolidated with the results of the Group, but whose default would affect the indebtedness or increase the contingent liabilities of the Group to an extent which would or would be reasonably likely to be, individually or in the aggregate, material in the context of the Transactions.

42.                                 The amounts borrowed by each Group Member do not exceed any limitation on its borrowing contained in such Group Member’s articles of association or other governing or constitutional document, or any debenture or other deed or document binding upon it and no Group Member has outstanding any loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in audited accounts or borrowed any money which it has not repaid, save for borrowings specified in the Accounts.

43.                                 No event or circumstance exists, has occurred or arisen or so far as BoI is aware to the best of its knowledge and belief is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, termination of or a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Member is a party or by which any such Group Member or any of its properties, revenues or assets are bound, in each case, to an extent which would, or could reasonably be expected, (singly or in aggregate) to give rise to a Material Adverse Effect.

Insolvency

44.                                 Neither BoI nor any Group Member is insolvent or unable to pay its debts or:

(a)                                  is in liquidation, in provisional liquidation, under examinership or administration or wound up or has had a receiver appointed to any part of its property;

(b)                                 is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement);

(c)                                  has an application or order been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of sub-paragraphs ý(a) or ý(b) above;

(d)                                 is otherwise unable to pay its debts when they fall due within the meaning of Section 214 of the Companies Act 1963;

(e)                                  has had an order made against it under Section 21 of the Central Bank Act, 1971; or

(f)                                    something having a substantially similar effect to (a) to (e) happens in connection with that person under the law of any jurisdiction.

45.                                 Neither BoI nor any other Group Member has taken any action (including the convening of meetings to vote on relevant resolutions), nor have any other steps been taken or legal proceedings commenced or been threatened against BoI or any Group Member, for its winding-up or dissolution (including section 48 of the Central Bank Act, 1989) or for any similar or analogous proceeding in any jurisdiction or for BoI or any Group Member to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, administrator, provisional liquidator or similar officer.

46.                                 There is not outstanding any liability, obligation or commitment of any kind on the part of the Directors, BoI or any Group Member in relation to any current or pending insolvency proceedings in relation to BoI or any Group Member.

47.                                 Since the Accounts Date, by reason of actual or anticipated financial difficulties, no Group Member has commenced discussions with the FSA, Central Bank, Bank of England, Irish Government, the European Central Bank or any other regulatory authority to obtain stand-by or emergency funding (whether by way of repo transactions or otherwise), or has commenced negotiations with its creditors or any class of its creditors with a view to rescheduling any of its indebtedness or has made or proposed any arrangement or composition with its creditors or any class of its creditors.

Tax

48.                                 Each Group Member (duly and within appropriate time limits) has made all material returns, given all material notices and supplied all information required to be supplied to all relevant tax authorities and maintained all records required to be maintained for tax purposes and all such information, returns and notices were complete and accurate in all material respects and were made on a proper basis. Each Group Member has paid or provided for all material tax required to be paid by it and any other assessment, fine or penalty levied against it to the extent that any of the foregoing is due and payable, save where the same is being contested.

49.                                 All liabilities of each Group Member for tax as determined in accordance with IFRS and measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are provided for or (as appropriate) disclosed in the Accounts.

50.                                 No Group Member is involved in any dispute or investigation with any tax authority in respect of any material issue. No enquiry been raised by any tax authority in respect of any Group Member, which could, so far as BoI is aware, give rise to a Material Adverse Effect.

51.                                 Save as fairly disclosed in Part XVI (Taxation Considerations) of the Prospectus, no Transfer Taxes, capital gains, income, withholding or other tax are payable in Ireland or the UK in connection with the execution of this Agreement, the allotment, issue and delivery of the New Stock by BoI in accordance with the terms of this Agreement.

52.                                 BoI is a chartered corporation established under the laws of Ireland and the share register of BoI is at all times kept in Ireland and outside the United Kingdom.

Competition

53.                                 Neither BoI nor any Group Member is party to any agreement, transaction, arrangement or concerted practice, or is carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust, anti-monopoly, competition, fair trading, consumer protection or similar legislation or regulation in any jurisdiction where BoI or the Group Member, as the case may be, has assets or carries on business or in respect of which any filing, registration or notification is required or is advisable pursuant to such legislation (whether or not the same has in fact been made).

Consents, authorizations and approvals

54.                                 All consents, approvals, authorizations, filings, orders, registrations, notifications, permits, certificates, licenses, concessions, permissions, clearances and qualifications (each an “Authorization”) of or with any court or governmental, supranational, regulatory, self-regulatory, taxation or stock exchange authority, agency, institution, or body including the Irish Government, the Irish Competition Authority, the Central Bank, the United Kingdom Competition Commission and the Commission of the European Union (each a “Governmental Agency”) having jurisdiction over BoI or any other Group Member or any of their properties which are necessary to conduct the business of BoI or any Group Member: (i) have been made or obtained and are in full force and effect and BoI and each Group Member is in compliance with all relevant Authorizations, other than, under certain state laws, (a) in relation to certain money transmission licenses relating to the business of FCE which is under contract for sale expected to close on or about August 1, 2011 and (b) as disclosed in Part XIV (Capitalisation and Indebtedness) of the Prospectus under the heading “Liquidity Management, Liquidity Risk and Funding Strategy”; or (ii) have been fulfilled and performed except where the failure of such Authorizations to be in full force and effect, or the failure of BoI or any other Group Member to be in compliance with them, would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

55.                                 No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any Authorization where such revocation or termination would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect or results or would result in any other material impairment of the rights of the holder of any such Authorization.

56.                                 The Transactions, the allotment, issue and delivery of the New Ordinary Stock, the issue, publication, distribution or filing (as the case may be) of the Offer Documents and any other documents in connection with the Transactions, the compliance by BoI with the provisions of this Agreement and the consummation of the Transactions will not:

(a)                                  result in a breach or violation of any applicable laws and regulations of Ireland and the United Kingdom (including FSMA, the Companies Acts, the Listing Rules, the Disclosure and Transparency Rules, the Prospectus Rules, the Transparency Regulations, the Transparency Rules, the Admission to Trading Rules, the Admission and Disclosure Standards and the CJA) or with any other applicable laws and regulations of any relevant jurisdiction;

(b)                                 save as fairly disclosed in Part II (Risk Factors) of the Prospectus under heading “Change of Control may lead to adverse consequences for the Group”, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in any third party being capable of terminating, or constitute a repayment event under, or result in the creation or imposition of any encumbrance upon any property or assets of BoI or any Group Member or any affiliate of BoI pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement, obligation, commitment, arrangement or instrument to which any Group Member is a party or by which any Group Member is bound or to which any of the property or assets of any Group Member is subject to an extent which, in any case, is material in the context of any of the Transactions or the Group

(c)                                  result in any violation of the provisions of the Bye-laws or the constitutional documents of any other Group Member which are in force at the relevant time such as to render the obligations unenforceable thereunder or any statute or to an extent which, in any case, is material in the context of any of the Transactions or the Group, any order, rule or regulation of any Governmental Agency having jurisdiction over BoI or any other Group Member or any of their properties; or

(d)                                 result in the, revocation or termination of any Authorization to an extent which, in any case, is material in the context of any of the Transactions or the Group.

Regulatory

57.                                 No Group Member nor any of its officers has failed to comply with any statutory provision (including pursuant to the Credit Institutions (Stabilisation) Act 2010 of Ireland) or any rules, regulations, directions, requirements, notices and provisions of the FSA, Central Bank or any other regulatory body applying to such Group Member in relation to its business including in respect of the maintenance of its Capital Requirement and any obligation to make a notification to the Central Bank, save in each case to an extent which would not (singly or, in the aggregate) be material in the context of the Transactions, save in each case as set out in Part XIV (Capitalisation and Indebtedness) of the Prospectus under the heading “Liquidity Management, Liquidity Risk and Funding Strategy”.

58.                                 There are no facts or circumstances known to the Directors, which would cause the UKLA or the ISE not to be satisfied that BoI’s capital adequacy is regulated by the FSA or the Central Bank, or suitably regulated by another regulatory body.

59.                                 So far as BoI is aware (i) no Group Member is the subject of any investigation, enforcement action (including to vary the terms of any permission of license) or disciplinary proceeding by the FSA, Central Bank or any other regulatory body having jurisdiction over such Group Member and; (ii) no such investigation, enforcement action or disciplinary proceeding has been threatened by any such regulatory body or is pending.

60.                                 So far as BoI is aware, neither BoI nor any Group Member is subject to any special or additional surveillance by the FSA, the Central Bank (or any other regulatory body having jurisdiction over BoI or any Group Member) or to any special reporting requirements in relation to its assets, liquidity position, funding position or otherwise and BoI is not subject to any visits, beyond customary visits, by, or has been requested or required to attend meetings with, beyond customary meetings with the FSA or the Central Bank, other than additional interaction with (i) the Central Bank in relation to BoI’s availing of emergency liquidity facilities and (b) the FSC in relation to increased asset cover requirements for intra-group exposures imposed by the FSC on BOIIOM.

61.                                 On the basis that the Irish rules on capital adequacy and eligibility to which BoI and any Group Members are subject do not change, the instruments constituting BoI’s (or any Group Member’s) Capital Requirement will not be subject to any change in their eligibility to qualify as regulatory capital for the purposes of the Capital Requirement, and nor will such instruments be subject to any change in relation to the tier of regulatory capital to which they are allocated, other than to the extent (if any) such change (either singly or in the aggregate) would not be material in the context of the Transactions.

Related party transactions

62.                                 Save as fairly disclosed in paragraph 6 of Part XVIII (Additional Information) of the Prospectus under the heading “Related Party Transactions”, BoI or any Group Member has not entered into any related party transaction (within the meaning set out in the IFRS) in the period covered by the financial information contained in the Offer Documents and up to, and including, the last Settlement Date in respect of any series of Existing Notes.

Arrangements with Directors Senior Executives and Shareholders

63.                                 Save as fairly disclosed in the Accounts and in Part XVIII (Additional Information) of the Prospectus, there are no loans made by any Group Member to, nor are there any debts owing to any Group Member from, any of the directors of any Group Member or (so far as BoI is aware) any associate of any of them save, in each case, to the extent (individually or in aggregate) that would not be and would not be reasonably likely to be, material in the context of any of the Transactions.

64.                               Save as fairly disclosed in the Accounts and in Part XVIII (Additional Information) of the Prospectus:

(a)                                  except for the Bye-laws and any service agreement with a Director, there are no existing contracts or engagements which are material in the context of any of the Transactions to which any Group Member is a party and in which any of the Directors or any associate of any of them is interested;

(b)                                 no Qualifying Stockholder has any rights, in his capacity as such, in relation to any Group Member other than as set out in the Bye-laws and pursuant to the Transactions;

(c)                                  BoI is not aware of any claim, demand or right of action against any Group Member otherwise than for accrued remuneration in accordance with their contracts of employment by any officer or employee (or former officer or employee) of the Group and/or any associate of them which, in each case, would, or could reasonably be expected to, (individually or in the aggregate) give rise to a Material Adverse Effect;

(d)                                 so far as BoI is aware, no Director nor any Senior Executive is in breach of any restrictive covenant, employment agreement or contract for service which would or might affect BoI or any other Group Member and there are no circumstances which in any such case might give rise to a claim for such a breach, which would or would be reasonably likely to be (individually or in the aggregate) material in the context of the Transactions; and

(e)                                  no Director or Senior Executive has given notice of termination of his contract of employment and so far as BoI is aware, no Director or Senior Executive has indicated an intention to resign.

65.                               For the purpose of paragraphs 63 and 64, associate has the meaning:

(a)                                  in the case of an individual, given to the “connected person” under sections 252 to 254 of the United Kingdom Companies Act 2006; and

(b)                                 in the case of a body corporate, given to “associated company” in sections 416 (et seq) of the United Kingdom Income and Corporation Taxes Act 1988.

Litigation and arbitration

66.                               Save as fairly disclosed in paragraph 9 of Part XVIII (Additional Information) of the Prospectus, under the heading “Litigation”, neither (a) BoI nor any Group Member or any Director or Senior Executive is engaged in any litigation, arbitration, prosecution or other legal proceedings (including any inquiries or investigation by any court or Governmental Agency or body, domestic or foreign), nor (b) is any such proceeding imminent or pending or threatened against BoI or any Group Member, nor (c) is there any claim or any fact likely to give rise to a claim, which in any such case may result in or has resulted in during the 12 months preceding the date of this Agreement a material adverse effect on the financial position of BoI or the Group taken as a whole or which would or might materially adversely affect, singly or in the aggregate, any of the Transactions.

67.                               No Group Member nor any of its officers or agents or employees in relation to the affairs of any Group Member has been a party to any undertaking or assurance relating to the Group and its business given to any court or governmental agency or the subject of any injunction relating to the Group and its business which is still in force and which by itself or with other proceedings (i) is or might be material in the context of the Group as a whole; and/or (ii) may have a significant effect on a Group Member’s financial position or profitability; and/or (iii) would or might be material in the context of any of the Transactions.

Employment

68.                                 No industrial action has taken place between BoI and any of its employees or former employees in the last three years nor is BoI aware that such industrial action is imminent, which, singly or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect.

Pensions

69.                                 Save as disclosed in the Accounts or fairly disclosed in Part XVIII (Additional Information) of the Prospectus, there are no material liabilities associated with or arising from any Group Member participating in, or contributing to, either currently or in the past, any retirement benefits scheme or arrangement (occupational or personal) which are not funded, insured or provided for on a generally accepted basis either through a separate trust, insurance policy or provision or balance sheet liability in the accounts of the relevant Group Member. All amounts due to the trustees of each of the pension schemes and to any insurance company in connection with any of the pension schemes have been paid or provided for on a generally accepted accounting basis (IAS19) through a balance sheet liability in the Accounts.

Insurance

70.                                 Each Group Member maintains, from well-established and reputable insurers, insurance of the type and in amounts reasonably considered by BoI and the Directors to be adequate for their business and, to the best of BoI’s knowledge, consistent with insurance coverage maintained by companies carrying on similar businesses or owning assets of a similar nature. No claim under any policy of insurance taken out in connection with the business or assets of the Group which is material in the context of the Group is outstanding and, so far as BoI is aware, there are no current circumstances likely to give rise to such a claim. Such insurances are in full force and effect and there exist no circumstances which could render any of such insurances void or voidable to an extent material in the context of the Group or any of the Transactions.

71.                                 Neither BoI nor any other Group Member has been refused any insurance coverage sought or applied for in the 12 months prior to the date of this Agreement; and neither BoI nor any other Group Member has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have, or could not reasonably be expected to have, a Material Adverse Effect. The Group has appropriate disaster recovery arrangements in place to prevent any Material Adverse Effect in the event that its premises or systems become unusable for any reason.

Real Estate

72.                                 All of the Properties referred to in paragraph 16 of Part XVIII (Additional Information) of the Prospectus under the heading “Property and environmental” owned by any Group Member or in respect of which any of them has a right of use, are in its possession, under its control or are subject to appropriate title protections, save as would not, singly or in the aggregate, or would not reasonably be expected to, give rise to a Material Adverse Effect.

Assets

73.                                 The assets owned or used by each Group Member include all rights, properties, facilities and services materially necessary for carrying on the business of that Group Member in the manner in which it is currently carried on.

Environment

74.                                 (a) Neither BoI nor any other Group Member is in violation of any federal state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including ambient air, noise, surface water, groundwater, land surface or subsurface strata) or wildlife, including laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, biological materials, wastes, toxic substances, hazardous substances, petroleum or petroleum products or nuclear or radioactive material (collectively “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) BoI and all other Group Members have all permits, licenses, authorizations and approvals for their respective businesses required under any applicable Environmental Laws and are each in compliance with their requirements, (c) there are no pending or, to the knowledge of BoI, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against BoI or any other Group Member, and (d) to the knowledge of BoI, there are no events, facts or circumstances that might reasonably be expected to form the basis of any order, decree, plan or agreement for clean-up or remediation, or any action, suit or proceeding by any private party or governmental body or agency, against or affecting BoI or any other Group Member relating to Hazardous Materials or Environmental Laws which, in any such case would be material in the context of the Group or any of the Transactions.

Intellectual property

75.                                 Each Group Member beneficially owns, or has had licensed to it or otherwise has the benefit or use under the authority of the owners or licensees thereof of, all patents (including applications), inventions, trademarks, service marks, trade names, copyrights, domain names and know-how (in each case, whether registered or not and including applications for registration) that are material to the operations of the Group taken as a whole in the manner in which it is being conducted including registered trade marks of BoI’s name (collectively the “Intellectual Property”).

76.                                 BoI is not aware of any pending, threatened or imminent action, suit, proceeding or claim by others challenging BoI’s rights in or to any Intellectual Property or any breach by BoI or any Group Member of any term under which any Intellectual Property is licensed (or pursuant to which any Group Member otherwise has the use or benefit or use of any Intellectual Property), which in any such case would be material in the context of any of the Transactions or the Group.

77.                                 The Group complies in all material respects with all applicable data protection laws and guidance from the Office of the Data Protection Commissioner, Ireland and United Kingdom Office of the Information Commissioner relevant to its processing of personal data and, to the extent it is aware of any non-compliance, having made due and careful enquiry, such non-compliance would not lead to a Material Adverse Effect. No Group Member has received any written notice from a competent authority alleging that the Group has not complied with applicable data protection legislation, where such notice has resulted or may result in any compensation being awarded or other enforcement order made against the Group which would be material in the context of any of the Transactions. No individual has claimed, and no grounds exist for an individual to claim, compensation from the Group for breaches of applicable data protection laws, the payment of which compensation would result in a Material Adverse Effect.

Information technology

78.                                 All the IT systems and business records used by any Group Member that are material to the performance of the Group (the “IT Assets”) are in all material respects suitable for the present need of the business of the Group. The IT Assets are subject to ongoing review, upgrade/development to align to current and changing business needs.

79.                                 The IT Assets are either owned by or properly licensed or leased to or provided by third party IT infrastructure service suppliers to the relevant Group Members and have in all material respects the functionality required by such Group Member for the conduct of its business.

80.                                 There have been no failures of any part of the IT Assets in the 12 months prior to the date of this Agreement that are material in the context of the Group or the Transactions and each relevant Group Member has taken precautions to preserve the availability, security and integrity of its IT Assets, including in the event of failure in the IT Assets. The IT Assets have adequate security, back-ups, and hardware support and disaster recovery.

Material Contracts

81.                                 BoI is not aware of any breach by BoI, any relevant Group Member or the relevant third party, of any term in any material contract (as described at paragraph 7 of Part XVIII (Additional Information) of the Prospectus under the heading “Material Contracts”) and there are no circumstances likely to give rise to such a breach. All such material contracts will continue in full force and effect following the Transactions and the consummation of the Transactions, the Transactions and the consummation of the transactions contemplated herein will not entitle any third parties to terminate or cancel any material contracts with BoI or any Group Member or materially affect such contracts other than as disclosed in Part II (Risk Factors) of the Prospectus under the heading “Change of control may lead to adverse consequences for the Group”.

Corruption

82.                                 Neither BoI nor any Group Member, nor, to the knowledge of BoI, any officer, agent, employee, affiliate or other person associated with or acting on behalf of BoI or any Group Member has, in connection with the business of BoI or any Group Member (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any unlawful bribe, rebate, pay-off, influence payment, kickback or other unlawful payment.

83.                                 The operations of BoI, its affiliates and the Group are and have been conducted at all times during the five years prior to the date of this Agreement in material compliance with the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving BoI, any of its affiliates or the Group with respect to a breach by BoI, any of its affiliates of the Group of Money Laundering Laws is pending or, to the best knowledge of BoI, threatened.

84.                                 Neither BoI, nor any Group Member or, to the knowledge of BoI, any Director, Senior Executive, officer, employee or affiliate of BoI, has taken any action, directly or indirectly, in violation by such persons of the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the “FCPA”) (including making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA) and the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”); and BoI, each Group member and, to the knowledge of BoI, its affiliates have conducted their businesses during the five years prior to the date of this Agreement in compliance with the FCPA and the OECD Convention and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

85.                                 Neither BoI, nor any Group Member, or, to the knowledge of BoI, any Director, Senior Executive, officer, employee or affiliate of BoI, is currently subject to any sanctions administered by the United States Department of the Treasury (“OFAC”) or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which BoI or any of its affiliates is subject (collectively, “other economic sanctions”); and BoI will not, directly or indirectly, use the proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds to any other Group Member, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.

United States

86.                                 None of BoI, any of its Affiliates or any person acting on its or their behalf (other than the Joint Bookrunners and the Dealer Managers and their respective Affiliates, as to whom BoI makes no representation) (a) has engaged or will engage in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in connection with the offering of the Securities or the Contingent Capital Notes in the United States or otherwise has offered or will offer the Securities or the Contingent Capital Notes in any manner involving a “public offering” (within the meaning of Section 4(2) of the Securities Act) or (b) has engaged or will engage in any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) in the United States with respect to the Securities or the Contingent Capital Notes.

87.                                 BoI is a “foreign issuer” (within the meaning of Regulation S).

88.                                 Notwithstanding that provisional allotment is made to all Qualifying Stockholders, the Provisional Allotment Letters will not be sent to, and Nil Paid Rights will not be credited to CREST accounts of, subject to certain exceptions, any Excluded Territories Stockholder or to their respective agents or intermediaries, except in any such case where BoI and the Joint Bookrunners agree in writing that such action would not result in a contravention of applicable registration or other legal or regulatory requirement in the relevant jurisdiction.

89.                                 BoI is not, and immediately after giving effect to the offering and sale of the Securities or the Contingent Capital Notes, and the application of the net proceeds thereof as described in the Prospectus will not be required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940, as amended.

90.                                 BoI shall use all reasonable endeavours to ensure that Securities delivered to subscribers in the United States, to the extent they are in certificated form, shall bear a legend substantially to the following effect to each of the certificates for, or other written evidence of, the Securities:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE RE-OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, US PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) EXCEPT PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES AND OF ANY OTHER JURISDICTION AND THAT, IN EACH CASE, SUCH OFFER, PLEDGE OR TRANSFER MUST AND WILL BE MADE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. THIS SECURITY MAY NOT BE DEPOSITED INTO THE COMPANY’S AMERICAN DEPOSITARY RECEIPT FACILITY UNLESS AND UNTIL AT LEAST SUCH TIME AS THIS SECURITY IS NO LONGER A “RESTRICTED SECURITY” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT. EACH HOLDER, BY ITS ACCEPTANCE OF THESE SECURITIES, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.”

91.                                 None of BoI, its Affiliates or any persons acting on its or their behalf, directly or indirectly, (other than the Joint Bookrunners and the Dealer Managers and their respective Affiliates, as to whom BoI makes no representation) (a) has made or will make offers or sales of any security, (b) has solicited or will solicit offers to buy any security or (c) otherwise has negotiated or will negotiate in respect of any security, in any case, under circumstances that would require the registration of the Securities or the Contingent Capital Notes under the Securities Act.

92.                                 For so long as any of the Securities or the Contingent Capital Notes are “restricted securities” as defined in Rule 144(a)(3) of the Securities Act, BoI will not, and will not permit any of its affiliates (as defined in Rule 144 of the Securities Act), to resell in the United States any of the Securities or the Contingent Capital Notes that have been re-acquired by them.

93.                                 BoI is not and does not intend to become a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, and BoI’s receipt and application of the proceeds from the Debt for Equity Offers, the Rights Issue, the Rump Placing, the Commission Placing and the Contingent Capital Notes Issue will not result in BoI becoming a PFIC.

94.                                 Neither BoI, nor any of its Affiliates, nor any person acting on its or their behalf will take (other than the Joint Bookrunners and the Dealer Managers and their respective Affiliates, as to whom BoI makes no representation), directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security of BoI to facilitate the sale or resale of the Securities or the Contingent Capital Notes.

95.                                 BoI has not paid or agreed to pay to any person any compensation for soliciting another to purchase any Securities or Contingent Capital Notes. None of BoI or any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than as contemplated by this Agreement or by the Debt for Equity Dealer Manager Agreement) that would give rise to a valid claim against any of them, the Joint Bookrunners or the Dealer

Managers for a brokerage commission, finder’s fee or like payment in connection with the Debt for Equity Offers, the Rights Issue, the Rump Placing, the Commission Placing and the Contingent Capital Notes Issue.

SCHEDULE 13

PLACING AND ALLOCATION COMMITMENTS

1.                                       The Joint Bookrunners and the NTMA shall in good faith agree of list of potential subscribers for the Nil Paid Rights and the Fully Paid Rights under Clauses 11 and 12 no later than forty-eight (48) hours before the commencement of any pre-marketing or other activities (the “Pre-Approved List”).

2.                                       Without prejudice to paragraph 1, if, during the course of the Bookbuilding Process, the Joint Bookrunners identify any potential subscribers of Nil Paid Rights or Fully Paid Rights who wish to participate but who are not listed on the Pre-Approved List, the Joint Bookrunners may allocate to such person, provided that the prior consent of the NTMA (such consent not to be unreasonably withheld or delayed) is obtained.

3.                                       The Joint Bookrunners may contact potential subscribers of Nil Paid Rights under Clause 11 and/or of Fully Paid Rights under Clause 12 who are not listed on the Pre-Approved List. However, save as set out in paragraph 4 below, the Joint Bookrunners may only allocate any Nil Paid Rights or Fully Paid Rights under Clauses 11 and 12 to subscribers whose name appears on the Pre-Approved List.

4.                                       No single allocation to any one placee under Clause 11 or Clause 12 may exceed four (4) per cent. of the enlarged share capital of BoI following the Rights Issue and the Debt for Equity Offer (but, for the avoidance of doubt, excluding any Conversion Stock), save that a single allocation may exceed the above four (4) per cent. threshold provided the NTMA’s consent (such consent not to be unreasonably withheld or delayed) is obtained and the free-float eligibility of BoI in respect of its listings on the Official Lists is not prejudiced.

5.                                       Each Joint Bookrunner severally agrees to update the NTMA during the course of the Bookbuilding Process, in relation to the status of its endeavours to procure the placement of the Nil Paid Rights and Fully Paid Rights and including providing the identity of the placees procured and the number of Nil Paid Rights and Fully Paid Right for which placees have been procured.

6.                                       Subject to compliance with the foregoing requirements of this Schedule 13, the Joint Bookrunners shall have absolute discretion to procure such placees of Nil Paid Rights and Fully Paid Rights as they think fit and to determine the number of Nil Paid Rights and/or Fully Paid Rights which each such placee acquires.

IN WITNESS WHEREOF this agreement has been entered into and delivered as a deed on the date which first appears on page 1 of this agreement.

PRESENT when the Official Seal

of the MINISTER FOR FINANCE was

affixed hereto and authenticated by

the signature of:

A person authorised by Section 15(1) of the Ministers and Secretaries Act 1924 to authenticate the Seal of the Minister for Finance

The Seal of the

NATIONAL PENSIONS RESERVE

FUND COMMISSION

was affixed in the presence of:

Chairman

Commissioner

The Seal of

NATIONAL TREASURY

MANAGEMENT AGENCY

was affixed in the presence of:

Chief Executive

The Seal of

THE GOVERNOR & COMPANY

OF THE BANK OF IRELAND

was affixed in the presence of:

Director/Secretary/Authorised Signatory

Director/Secretary/Authorised Signatory

Executed and delivered as a deed by

CREDIT SUISSE SECURITIES
(EUROPE) LIMITED

in the presence of:

Director

Director/Secretary

Executed and delivered as a deed by

DEUTSCHE BANK AG, LONDON BRANCH

in the presence of:

Authorised Signatory

Authorised Signatory

Present when the common seal of

J&E DAVY

was affixed to this deed and this deed was delivered

Director

Director/Secretary

UBS LIMITED

has caused this deed to be duly executed by affixing its Common Seal hereunto and delivered on the date first written above.

The Common Seal of UBS Limited was hereunto affixed in the presence of:

Authorised Signatory

Authorised Signatory

ANNEX

DRAFT CONTINGENT CAPITAL TERMSHEET

SUBJECT TO CONTRACT / CONTRACT DENIED

IT SHOULD BE NOTED THAT THIS TERMSHEET IS NOT LEGALLY BINDING, AND THAT THE FINAL TERMS AND CONDITIONS OF THE CONTINGENT CAPITAL NOTES WILL BE SET OUT IN DETAILED AND EXTENSIVE DOCUMENTATION THAT HAS NOT YET BEEN DRAFTED, NEGOTIATED OR AGREED

Contingent Tier 2 Capital Notes

Summary Terms

Feature	Terms and Conditions
Issuer	Irish Bank (“Bank”) or issuing subsidiary guaranteed by the Bank

Holder

Irish State i.e. NTMA, Minister for Finance, NPRFC or Other (“Initial Holder”) or third party investor (together with Initial Holder “Holders”) if subsequently remarketed as further described under the Remarketing Option provisions

Securities Offered	Contingent Tier 2 Capital Notes (the “Notes”)

Currency / Denomination	€ / €100,000 and integral multiples of €1,000 thereof

Maturity	Unless previously converted as further described under the Conversion provisions the Notes will mature on the 5th anniversary of their issue date

Issue Price	100%

Interest Rate	10.0% per cent. per annum, payable annually. For the avoidance of doubt there are no provisions allowing for the deferral or cancellation of the interest on the Notes

Conversion

If a Capital Deficiency Event or Non-Viability Event (each, a “Conversion Event”) occurs, the Notes shall be immediately and mandatorily converted into ordinary shares of the Bank

The Notes are not convertible into ordinary shares at the option of the Holder at any time

Capital Deficiency Event

“Capital Deficiency Event” means that

(i)                The Bank has given notice to the holders that Bank’s Capital Ratio is below 8.25% per cent. (the “Trigger Ratio”), or that

(ii)             The Central Bank of Ireland (“Competent Authority”), in its sole discretion, notifies the Bank that it has determined that the Bank’s financial and solvency condition is deteriorating in such a way that an event specified above is likely to occur in the short term

No conversion shall occur following a Capital Deficiency Event if, notwithstanding the Capital Ratio being below the Trigger Ratio, the Competent Authority, at the request of Bank, has agreed, in its absolute discretion, that a conversion shall not occur because it is satisfied that actions, circumstances or events have had, or imminently will have during the next 90 days, the effect of restoring the Capital Ratio to a level above the Trigger Ratio that the Competent Authority deems to be adequate at such time (“Grace Period”)

Capital Ratio	“Capital Ratio” means (i) prior to the CRD IV Implementation Date, the Core Tier 1 Ratio or (ii) on or after the CRD IV Implementation Date, the CET1 Ratio

Feature	Terms and Conditions

“CRD IV Implementation Date” means the first date on which the Bank is required to comply with the capital adequacy standards adopted and implemented in the European Union through the Capital Requirements Directive (“CRD”) as amended and as implemented, where necessary, in Ireland through legislation. Such date can be when the Minister of Finance chooses to transpose the requirements of CRD IV into Irish law or when the deadline for transposition has been reached, whichever is earlier

(i)                “Core Tier 1 Ratio” means, in respect of any semi-annual reporting period, the ratio (expressed as a percentage) of the Core Tier 1 Amount divided by the RWA Amount, as at the date of the financial statements contained in the relevant semi-annual financial report, as calculated by the Bank and appearing in its relevant semi-annual financial report

“Core Tier 1 Amount” means the aggregate amount of capital elements prescribed by the European Banking Authority in the “Supporting Document 2: Capital Definition Criteria” published on the 8 April 2011 and released to be the benchmark to be used in the 2011 EU-wide stress test for the purpose of computing the “Core Tier 1 including existing government support measures (CT1)”. For the avoidance of doubt, Core Tier 1 Amount includes any capital instruments injected at any time by the Initial Holder to strengthen the capital base of the Bank and deemed by the Competent Authority to be eligible to count towards Core Tier 1 Amount

(ii)             “CET1 Ratio” means, in respect of any semi-annual reporting period, the ratio (expressed as a percentage) of CET1 Amount divided by the RWA Amount, as at the date of the financial statements contained in the relevant semi-annual financial report, as calculated by the Bank and appearing in its relevant semi-annual financial report

“CET1 Amount” means, at any time, as calculated by the Bank on a consolidated basis and expressed in the Bank’s reporting currency, the sum of all amounts (whether positive or negative) of Common Equity Tier 1 Capital of the Group as at such time

“Common Equity Tier 1 Capital” means all items that constitute common equity tier 1 capital less deductions from and any other adjustments to common equity tier 1 capital, in each case within the meaning of these terms or equivalent in the CRD IV and as implemented, where necessary, in Ireland through legislation. For the avoidance of doubt, CET1 Amount includes any capital instruments injected at any time by the Initial Holder to strengthen the capital base of the Bank and deemed by the Competent Authority to be eligible to count previously towards Core Tier 1 Amount

For the avoidance of doubt the Common Equity Tier 1 Capital will be calculated taking into account the phase-in of deductions and other adjustments pursuant to CRD IV

“RWA Amount” means, as at any date, the aggregate amount of all risk-weighted assets of the Bank calculated on a consolidated basis pursuant to the Capital Requirements Directive, each applicable at such time, expressed in Bank’s reporting currency

The Bank will provide to the Competent Authority the Core Tier 1 ratio and

Feature	Terms and Conditions

subsequently CET1 Ratio on an ad-hoc or ongoing basis as requested by the Competent Authority and the Bank will publish the Core Tier 1 Ratio and subsequently a CET1 Ratio in respect of any semi-annual reporting period or as otherwise required to be publicly disclosed by the Bank

Non-Viability Event

A “Non-Viability Event” shall be deemed to occur at the earliest of the following events

(i)                The Competent Authority in its sole discretion determines that a conversion of the Notes, together with the conversion or write off of holder’s claims in respect of any Tier 1 Instruments, Tier 2 Instruments that, pursuant to their terms or by operation of laws are capable of being converted into equity or written off at that time, is required because customary measures to improve the Bank’s capital adequacy are at the time inadequate or unfeasible, an essential requirement to prevent the Bank from becoming insolvent, bankrupt, unable to pay its debt as they fall due, from ceasing to carry on its business or from failing to meet its minimum capital adequacy requirements; or

(ii)             Customary measures to improve the Bank’s capital adequacy being at the time inadequate or unfeasible, the Bank has received an irrevocable commitment of extraordinary support from the public sector (beyond customary transaction and arrangement of ordinary course) that has, or imminently will have, the effect of improving the Bank’s capital adequacy and, without which, in the determination of the Competent Authority, the Bank would have become insolvent, bankrupt, unable to pay its debt as they fall due, from ceasing to carry on its business or from failing to meet its minimum capital adequacy requirements

Conversion Price (Variable+Cap)

Following the Conversion Event the Notes will be immediately converted into a variable number of ordinary shares of the Bank determined by dividing the principal amount of each Note by the Conversion Price in effect on the relevant conversion date

“Conversion Price” means

(i)                at any time when Bank’s ordinary shares are admitted to trading on a recognized stock exchange, in respect of any conversion date, the greater of (a) the volume-weighted average market price of an ordinary share of the Bank over the 30 Business Days prior to the date of the relevant Conversion Event, (b) the nominal value of each ordinary share of the Bank, or

(ii)             at any time when Bank’s ordinary shares are not admitted to trading on a recognized stock exchange the nominal value of each ordinary share of the Bank

Any accrued interest outstanding on the conversion date shall be due and payable in cash on the conversion date

Subordinated Status of the Notes

The Notes will constitute direct, unsecured and subordinated obligations of the Bank and will rank junior to unsubordinated obligations of the Bank and pari passu without any preference among themselves and equally with all other dated subordinated obligations of the Bank which qualify as Tier 2 capital for regulatory purposes and will rank senior to other obligations of the Bank expressed to rank junior to the Notes (if any)

Feature	Terms and Conditions
Listing	Application will be made for the Notes to be admitted to trading on the regulated market of the Irish Stock Exchange and to listing on the Irish Official List

Anti-Dilution	The Notes will be subject to standard anti-dilution adjustments Substitution of shares in case of a takeover

Remarketing Option

For as long as the Initial Holder is holding 100% of the Notes, in order to facilitate the sale to third party investors, the Holder may, at any time, but with becoming effective only from the date of such sale being completed and settled

(i)                Increase the Interest Rate on the Notes to start accrue from that date at the new increased level determined by a Remarketing Agent(1) and

(ii)             Demand that Bank provide sufficient disclosure to allow for the Securities to be listed on the Irish Stock Exchange and to be sold to third party investors, if necessary as determined by the Holder

The new Interest Rate will not be higher than 18.0% per cent. per annum

The Bank will have the option prior to the sale being completed and settled by the Holder to source third party investors at a potentially lower interest rate so long as it has sourced sufficient acquirers of the Notes for an amount equal to the principal amount paid by the Initial Holder in consideration for the Notes

Documentation / Approvals	Subject to documentation including undertakings, indemnities and disclosures in a form acceptable to the Initial Holder

Conditions

Subject to conditions to be specified by the Initial Holder, including without limitation, (i) regulatory approvals, (ii) corporate approvals, (iii) EU State Aid approval and (iv) commercial conduct and behavioural requirements and conditions, if necessary

Costs / Expenses	All costs and expenses of the issuance of the Notes to be paid by the Bank on closing

Governing Law	Irish

Other

Should the Bank as a consequence of the accounting treatment of the Notes recognize on issue or subsequently any upfront gain and/or other fair value movements in the Bank’s shareholder’s funds, the Competent Authority will require prior approval for any distributions proposed by the Bank during the lifetime of the Notes in respect of these profits and / or movements in the Bank’s shareholder’s funds

These Summary Terms do not constitute an offer to sell or purchase securities, and is non-binding and subject to contract and other consents and approvals. It is a summary of key terms only. Other terms to be included as specified by the Initial Holder

(1) Remarketing Agent will be any independent investment bank/banks chosen by the Initial Holder.